As filed with the Securities and Exchange Commission on February 9, 2024
Registration No. 333-276479
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
VOLATO GROUP, INC.
(Exact name of Registrant as specified in its charter)
Delaware	4522	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1954 Airport Road, Suite 124
Chamblee, Georgia 30341
Telephone: 844-399-8998
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Jennifer Liotta
General Counsel
1954 Airport Road, Suite 124
Chamblee, Georgia 30341
Telephone: 844-399-8998
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Reid Avett
Womble Bond Dickinson (US) LLP
2001 K Street, NW
Suite 400 South
Washington, DC 20006
Telephone: 202-857-4425
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or re-vised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2024
PRELIMINARY PROSPECTUS
VOLATO GROUP, INC.

Up to 8,092,122 Shares of Common Stock
Up to 15,226,000 Warrants and
Up to 15,226,000 Shares of Common Stock Issuable Upon Exercise of the Warrants
Offered by the Selling Stockholders
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus, or any of their pledgees, donees, transferees, assignees and successors-in-interest and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) and private warrants (the “Private Warrants” and together with the Public Warrants (as defined herein), the “Warrants”) after the date of this prospectus (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock which consists of (i) 6,883,579 shares of Common Stock that were converted from Class B shares (the “Founder Shares”) that were converted at the time of the Merger (as defined herein) for a price of less than $0.01 per share; (ii) 15,226,000 shares of Common Stock underlying Private Warrants for no additional consideration; (iii) 213,273 shares of Common Stock issued to LSH Partners Securities LLC (“LSHP”) pursuant to the Letter Agreement dated July 26, 2023, as amended on November 30, 2023 for a price of $3.52 per share; (iv) 284,363 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth”) pursuant to the Engagement Letter dated October 16, 2023 as amended on December 1 2023 for a price of $3.52 per share; and (v) 710,907 shares of Common Stock issued to BTIG, LLC (“BTIG”) pursuant to the Letter Agreement dated November 28, 2022, as amended on December 1, 2023 for a price of $3.52 per share, and of up to 15,226,000 Private Warrants which were originally issued for a price of $1.00 per Private Warrant.
This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
We will not receive any proceeds from the sale of shares of Common Stock or Private Warrants by the Selling Stockholders pursuant to this prospectus, except from the exercise of Private Warrants. However, we will pay the expenses, other than underwriting discounts or selling commissions incurred by the Selling Stockholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Stockholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
The Common Stock and Warrants are listed on the NYSE American under the symbols “SOAR” and “SOAR.WS”, respectively. On February 1, 2024, the closing price of the Common Stock was $2.28 per share and the closing price of the Warrants was $0.15 per warrant.
The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Stockholders represent approximately 52.4% of the shares of Common Stock outstanding as of February 1, 2024 (assuming the issuance of all 15,226,000 shares of Common Stock issuable upon exercise of the Private Warrants). The sale of all such shares, or the perception that these sales could occur, could result in a significant decline in the public trading price of the shares of Common Stock. Additionally, certain Selling Stockholders, including holders of Founder Shares and shares of Common Stock issuable upon exercise of the Private Warrants, may experience a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Common Stock is below $10.00 per share, while the public stockholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.
Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Common Stock. If the trading price of the Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of the Common Stock is above the exercise price thereof. As of February 1, 2024, the closing price of the Common Stock as reported on NYSE American was $2.28 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Any amounts to be received upon the exercise of Warrants was not factored into the Company’s anticipated capital resources, and as such would have limited impact on the future liquidity of the Company and its ability to fund operations. See “Risk Factors—There is no guarantee that the exercise price of the Warrants will be less than the trading price of the Common Stock, and they may expire worthless; however, the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.”
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is  , 2024.

i

INTRODUCTORY NOTE
On December 1, 2023, Volato, Inc., a Georgia corporation (“Volato”), PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the previously announced Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato was effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.” (“Volato Group”).
In connection with the Closing, and pursuant to the terms of the Business Combination Agreement: (i) each share of common stock of Volato (“Volato Common Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive 1.01508 shares of Common Stock of Volato Group, (ii) each share of preferred stock of Volato (“Volato Preferred Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive 1.01508 shares of Common Stock, (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Closing was converted into Volato Common Stock, (iv) each share of Volato Common Stock and Volato Preferred Stock held in the treasury of Volato immediately prior to the Closing was cancelled and no payment or distribution was made in respect thereof, (v) each outstanding unexercised option to purchase shares of Volato Common Stock was converted into an option to acquire shares of Common Stock (“Options”), (vi) each share of Class A common stock of PACI (“PACI Class A Common Stock”) issued and outstanding immediately prior to the Closing and not redeemed remained outstanding and is now a share of Common Stock and (vii) each share of Class B common stock of PACI (“PACI Class B Common Stock”) issued and outstanding immediately prior to the Closing remained outstanding and is now a share of Common Stock.
Immediately prior to the Closing, Volato closed an additional financing through the sale of 1,035,387 shares of its Series A-1 Preferred Stock, raising an aggregate of $10,353,870 (the “Series A-1 Financing”) which, at the Closing converted into Common Stock, as described above.

FREQUENTLY USED TERMS
Unless the context otherwise requires, as used in this prospectus:
•	“2021 Plan” means the Volato, Inc. 2021 Equity Incentive Plan;
•	“2023 Plan” means the Volato Group, Inc. 2023 Stock Incentive Plan;
•	“ASC” means Accounting Standards Codification;
•	“Board” means the board of directors of Volato Group;
•	“Business Combination” has the meaning ascribed to it in “Introductory Note;”
•	“Bylaws” means the Amended and Restated Bylaws of Volato Group;
•	“Certificate of Incorporation” is the Second Amended and Restated Certificate of Incorporation of Volato Group;
•	“Closing” has the meaning ascribed to it in “Introductory Note;”
•	“Closing Date” has the meaning ascribed to it in “Introductory Note;”
•	“Common Stock” has the meaning ascribed to it in “Introductory Note;”
•	“DGCL” means the General Corporation Law of the State of Delaware;
•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•	“Founder Shares” means shares of PACI Class B Common Stock that were converted into shares of Common Stock at the time of the Merger;
•	“IRC” means IRC of 1986, as amended;
•	“IRS” means the Internal Revenue Service;
•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;
•
“Lock-Up Agreements” means the lock-up agreement between Volato Group and each of Michael W. Zarlenga, Lisa Suennen, Steven P. Mullins, John C. Backus, Jr., Coleman Andrews, Thanasis Delistathis, Mark D. Lerdal, Argand Group, Athollo Rocket Holdings, LLC, Bruddy, LLC, Dega Family Holding, LLC, Hoop Capital LLC, Liotta Family Office, LLC, PDK Capital, LLC, and The Bailey Financial Group, LLC, each dated as of the Closing Date.

•
“Merger” means, collectively the transactions pursuant to which Merger Sub merged with and into the Company and PACI acquired the business of the Company and 100% of the outstanding equity and equity equivalents of the Company, including options, warrants, or other securities which grant holders the right to acquire, or convert other securities into, equity securities of the Company, with the Company continuing as the surviving corporation in the Merger and, after giving effect to the Merger, became a wholly-owned Subsidiary of PACI.

•	“Merger Agreement” has the meaning ascribed to it in “Introductory Note;”
•	“Merger Sub” has the meaning ascribed to it in “Introductory Note;”
•	“NYSE American” means the NYSE American, LLC;
•	“Options” has the meaning ascribed to it in “Introductory Note;”
•	“Private Warrants” means the certain warrants that are “Private Placement Warrants” as defined in the Registration Rights Agreement.
•
“Registration Rights Agreement” means the Amended and Restated Registration Rights and Stockholder Rights Agreement among PACI and certain funds and accounts related to Blackrock, Inc., dated December 1, 2023.

•	“Registration Statement” means the registration statement on Form S-1 of which this prospectus is a part;
•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;
•	“Selling Stockholders” means the stockholders listed in the Selling Stockholders table on page 109 of this prospectus, and their respective permitted transferees;
•	“Stockholder” means a holder of Common Stock; and
•	“Volato Group” has the meaning ascribed to it in “Introductory Note;”

ABOUT THIS PROSPECTUS
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus, or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock which consists of (i) 6,883,579 shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) that were converted from Class B shares (the “Founder Shares”) that were converted at the time of the Merger (as defined herein) for a price of less than $0.01 per share; (ii) 15,226,000 shares of Common Stock underlying private warrants (the “Private Warrants”) for no additional consideration; (iii) 213,273 shares of Common Stock to be issued to LSH Partners Securities LLC (“LSHP”) pursuant to the Letter Agreement dated July 26, 2023, as amended on November 30, 2023 for a price of $3.52 per share; (iv) 284,363 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth”) pursuant to the Engagement Letter dated October 16, 2023 as amended on December 1 2023 for a price of $3.52 per share; and (v) 710,907 shares of Common Stock issued to BTIG, LLC (“BTIG”) pursuant to the Letter Agreement dated November 28, 2022, as amended on December 1, 2023 for a price of $3.52 per share, and of up to 15,226,000 Private Warrants which were originally issued for a price of $1.00 per Private Warrant. More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement or post-effective amendment that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.
A prospectus supplement or post-effective amendment may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•	our ability to successfully implement our growth strategies;
•	our ability to expand existing products and service offerings or launch new products and service offerings;
•	our ability to achieve or maintain profitability in the future;
•	geopolitical events and general economic conditions;
•	our ability to grow complementary products and service offerings;
•	our ability to adequately integrate past and future acquisitions into our business;
•	our ability to respond to decreases in demand for private aviation services and changes in customer preferences;
•	our ability to operate in a competitive market;
•	our ability to retain or attract key employees or other highly qualified personnel;
•	our ability to obtain or maintain adequate insurance coverage;
•	our ability to build and maintain strong brand identity for our products and services and expand our customer base;
•	our ability to respond to a failure in our technology to operate our business;
•	our ability to obtain financing or access capital markets in the future;
•	our ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events;
•	our ability to respond to losses and adverse publicity stemming from accidents involving our aircraft;
•	our ability to respond to existing or new adverse regulations or interpretations thereof;
•	our ability to successfully defend litigation or investigations;
•	the impact of changes in U.S. tax laws;
•	our ability to recognize the anticipated benefits of the Business Combination;
•	our public securities’ potential liquidity and trading; and
•	other factors detailed under the section entitled “Risk Factors”.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.
Our Business
Volato, Inc. was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.” Volato’s mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel, using the right aircraft for the mission, and developing proprietary technology designed to make the travel experience more seamless.
Our revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products, charter flights and aircraft management services. Our aircraft ownership program is an asset-lite model whereby we sell each fleet aircraft to a limited liability company (LLC), which sells LLC membership interests to third party owners and leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. We operate the aircraft on behalf of the special purpose entity and enter into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. We offer these programs on a fleet of 24 HondaJets, and a managed fleet of 6 aircraft. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
Since Volato’s inception, the Company has been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently. The following are financial highlights through September 30, 2023 and for fiscal year 2022:
Financial highlights for the year-to-date results through September 30, 2023 include:
•
Revenue decreased by $18.9 million, or 31%, compared to the nine months ended September 30, 2022. Revenue from aircraft management and chartered flight services increased by $17.1 million, or 90.0%, while revenue from Plane Co membership interest sales and whole aircraft sales decreased by $36.1 million, or 86%, during the nine months September 30, 2023;

•	We had 8,759 total flight hours for the nine months ended September 30, 2023, representing over 100% year-over-year growth;
•
We incurred a net loss of $29.2 million for the nine months ended September 30, 2023, representing a $22.9 million increase in loss over the prior year related to lower sales of Plane Co membership interest sales, as described above, and increased costs related to rapid scaling of the business; and

•	Adjusted EBITDA decreased by $21.3 million for the nine months ended September 30, 2023, to adjusted negative EBITDA of $27.1 million.
Financial highlights for 2022 include:
•	We generated revenue of $95.7 million, representing 9,058% year-over-year growth, including growth from Plane Co membership interest sales and acquisitions consummated during 2022;
•	We had 6,986 total flight hours representing over 1000%, year-over-year growth;
•	Adjusted EBITDA decreased by $7.0 million in 2022, to adjusted negative EBITDA of $8.4 million;
•	We incurred a net loss of $9.4 million, representing a $7.9 million increase in loss over the prior year.
See “— Non-GAAP Financial Measures” below for a definition of Adjusted EBITDA, information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Risk Factor Summary
Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination and may harm our business. Such risks include, but are not limited to, the following:
Risks Related to Our Business and Industry
•	We have a limited operating history and history of net losses and may continue to experience net losses in the future.
•	We may not be able to successfully implement our growth strategies.
•
If we are not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.

•	We are exposed to the risk of a decrease in demand for private aviation services.
•
If our aircraft call on airports located in countries or territories that are involved in war or other conflict, or are the subject of sanctions or embargoes imposed by the U.S., the European Union, the United Nations, or other governmental authorities, it could lead to monetary fines or other penalties, seizure or damage of our aircraft, or other loss or damage, and may adversely affect our reputation, hurt the market for our securities, and decrease demand for our aviation services.

•	The duration and severity of a pandemic or similar public health threats that we may face in the future could result in adverse effects on our business operations and our financial results.
•	The private aviation industry is subject to competition.
•	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.
•	Our ability to obtain additional financing on terms we deem attractive or access the capital markets may be limited under certain circumstances.
•	The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.
•
The supply of pilots to the aviation industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations, and financial condition.

•	We may be subject to unionization, work stoppages, slowdowns or increased labor costs, and the unionization of our employees could result in increased labor costs.
•	Significant reliance on HondaJet and GulfStream aircraft and parts poses risks to our business and prospects.
•	We are exposed to operational disruptions due to maintenance.
•	Federal, state, and local tax rules can adversely impact our results of operations and financial position.
•	We may not realize the tax benefits from our aircraft ownership program.
•	Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.
•
Some of our business may become dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

•	If we face problems with any of our third-party service providers, our operations could be adversely affected.

•
Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.

•
If our efforts to continue to build our strong brand identity and achieve high member satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.

•
Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition, and results of operations.

•
Our business is affected by factors beyond our control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations, and financial condition.

•	Our business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
•	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
•	We could suffer losses and adverse publicity stemming from any accident involving aircraft models operated by third parties.
•
A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.

•
We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.

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System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

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We will rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we currently rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.

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If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense and our business may be adversely affected.

•	Any damage to our reputation or brand image could adversely affect our business or financial results.
•	As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.
•	We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
•	Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
•	Our financial forecasts may not prove accurate.
•	Our operations in the private aviation sector may be subject to risks associated with protests targeting private aviation services.

Risks Related to Legal and Regulatory Matters
•	We are subject to significant governmental regulation.
•	Revocation of licenses and permits.
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Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

•	We may become involved in litigation that may materially adversely affect us.
•	We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations, and financial condition.
•	We may incur substantial maintenance costs as part of our leased aircraft return obligations.
•	We are subject to certain risks as a result of our participation in governmental programs under the CARES Act.
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We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

•	We face a concentration of credit risk.
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Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.

•	The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations, and financial condition.
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Our obligations in connection with our contractual obligations, including long-term leases and debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.

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Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Risks Related to Being a Public Company
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If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.

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Sales of Common Stock, or the perception of such sales, by us or the Selling Stockholders pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline and certain Selling Stockholders still may receive significant proceeds.

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There is no guarantee that the exercise price of the Warrants will be less than the trading price of the Common Stock on the NYSE American, and they may expire worthless; however, the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.

•	We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.
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Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our Stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

•	Past performance by our management team may not be indicative of future performance of an investment in us.

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Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock at a price greater than what you paid for it.

•	The market price of the Common Stock may be volatile, which could cause the value of your investment to decline.
•	Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.
•	We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition, and operating results.
•	The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.
•	In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.
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We have no operating history as a publicly traded company, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.

•	We may be subject to securities litigation, which is expensive and could divert our management’s attention.
•	Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
•	An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.
•	Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.
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If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”); reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements.
In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the public company effective dates.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of PACI’s initial public offering of units, which closed on December 3, 2021 (the “PACI IPO”). We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including (i) if we become a large accelerated filer under applicable SEC rules; (ii) our annual gross revenue exceeds $1.235 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period.
Additionally, we are a “smaller reporting company” as defined in the rules promulgated under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company only so long as (i) the market value of the Common Stock held by non-affiliates is less than $250 million, calculated as of the end of the most recently completed second financial quarter or (ii) our annual revenue is less than $100 million in our previous financial year and during such completed financial year and the market value of the Common Stock held by non-affiliates is less than $700 million.
Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Common Stock. If the trading price of the Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of the Common Stock is above the exercise price thereof. As of February 1, 2024, the closing price of the Common Stock as reported on NYSE American was $2.28 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Any amounts to be received upon the exercise of Warrants was not factored into the Company’s anticipated capital resources, and as such would have limited impact on the future liquidity of the Company and its ability to fund operations. See “Risk Factors—There is no guarantee that the exercise price of the Warrants will be less than the trading price of the Common Stock, and they may expire worthless; however, the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.”

THE OFFERING
Issuer
Volato Group, Inc.
Securities that may be offered and sold from time to time
Up to 8,092,122 Shares of Common Stock, up to 15,226,000 Warrants and up to 15,226,000,000 Shares of Common Stock Issuable Upon Exercise of the Warrants from time to time by the Selling Stockholders Offered by the Selling Stockholders
Shares of Common Stock Outstanding
28,043,086
Use of proceeds
All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales, except from the exercise of the Private Warrants. See “Use of Proceeds.”
Exercise price of Private Warrants
$11.50 per share, subject to adjust as described herein.
Lock-Up Restrictions
Certain shares of Common Stock and Private Warrants are subject to lock-up restrictions. See “Certain Relationships and Related Party Transactions – Lock-Up Agreements.”
Market for the Common Stock and Private Warrants
The Common Stock and Public Warrants are listed on NYSE American under the symbols “SOAR” and “SOAR.WS,” respectively. We have applied to list the Private Warrants on NYSE American.
Risk Factors
Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of Common Stock outstanding does not include:
•	2,350,960 shares of shares of Common Stock issuable upon the exercise of stock options outstanding as of December 1, 2023; and
•	5,608,690 shares of Common Stock reserved for issuance with respect to future grants under our 2023 Plan.

RISK FACTORS
Unless the context otherwise requires, all references in this subsection to “we” and “our” refers to the business the business of Volato Group and our consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Volato, in which event the market price of the Common Stock of Volato Group could decline, and you could lose part or all of your investment.
Risks Related to Our Business and Industry
We have a limited operating history and history of net losses, and may continue to experience net losses in the future.
You should consider our business and prospects in light of the risks, expenses, and difficulties encountered by companies in their early stage of development. We were formed as a Georgia corporation and launched our business on January 7, 2021. Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects.
While we seek to differentiate our private aviation services by using a cost-effective fleet and offering different products to meet customers’ individual needs, including (i) our ownership program, (ii) our potential jet card customers’ ability to purchase a block of flight hours, and (iii) deposit program products, we may not be successful in attracting or retaining customers. Ours Jet Share customers’ ability to earn charter income on unused hours may not be realized by our customers to the extent anticipated, or at all. Even if these benefits are realized as anticipated, our competitors may offer directly competing services or other features that customers find more attractive.
We have experienced significant net losses since our inception and, given our limited operating history and the significant operating and capital expenditures associated with our business plan, it may experience continuing net losses in the future and may never become profitable (as determined by U.S. Generally Accepted Accounting Principles or otherwise). If we achieve profitability, we cannot be certain that it will be able to sustain or increase profitability. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of customers that utilize our service. Accomplishing these objectives may require significant capital investments. We cannot assure you that we will be able to achieve these objectives.
We may not be able to successfully implement our growth strategies.
Our growth strategies include, among other things, attracting new customers and retaining existing customers, expanding our addressable market by opening up private aviation to customers that have not historically used private aviation services, expanding into new markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. For example, our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of pilots and other employees. These difficulties may result in the erosion of our brand image, divert the attention of our management and key employees, and impact our financial and operational results.
Our strategies for growth are dependent on, among other things, our ability to expand existing products and services and launch new products and services. Although we may devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.
If we are not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.
Our growth will depend in part on our ability to successfully enter new markets and offer new services and products. Significant changes to our existing geographic coverage or the introduction of new and unproven markets may require us to obtain and maintain applicable permits, authorizations, or other regulatory approvals. Developing and launching new or expanded locations involves significant risks and uncertainties, including risks related to the reception of such locations by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such new locations or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast customer demand), and negative publicity in the event such new or enhanced locations are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives may result in operational challenges affecting our business. In addition, developing and launching new or expanded locations may involve significant upfront investment, such as additional marketing and terminal build out, and such expenditures may not generate return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain customers. If these new or expanded locations are unsuccessful or fail to attract a sufficient number of customers to be profitable, or we are unable to bring new or expanded locations to market efficiently, our business, financial condition, and results of operations could be adversely affected.
We are exposed to the risk of a decrease in demand for private aviation services.
Our business is concentrated on private aviation services, which are vulnerable to changes in consumer preferences, discretionary spending, and other market changes impacting luxury goods and discretionary purchases. The occurrence of geopolitical events such as war, including the current conflict in Ukraine, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have a significant adverse effect on our business. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability such as the business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. These changes could result in reduced consumer demand for air transportation, including our private aviation services, or could shift demand from our private aviation services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from private aviation services, our business, financial condition, and results of operations could be adversely affected.
Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and there may not be sufficient remedies available to us from our third-party service providers, to cover all losses that may result from these interruptions, outages, or degradation.
If our aircraft call on airports located in countries or territories that are involved in war or other conflict, or are the subject of sanctions or embargoes imposed by the U.S., the European Union, the United Nations, or other governmental authorities, it could lead to monetary fines or other penalties, seizure or damage of our aircraft, or other loss or damage, and may adversely affect our reputation, hurt the market for our securities, and decrease demand for our aviation services.
Although no aircraft operated by us have called on airports located in countries or territories involved in war or other conflict or that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S., the European Union, the United Nations, or other governmental authorities (“Conflict Jurisdictions”) in violation of applicable sanctions or embargo laws in 2021, 2022, or 2023, and we endeavor to take precautions designed to mitigate such risk, it is possible that, in the future, our aircraft may call on airports located in Conflict Jurisdictions inadvertently or without our consent. If these activities occur or result in a violation of law, we could be subject to monetary fines, penalties, sanctions, seizure or damage to our aircraft, or other loss or damage, and our reputation and the market for the Common Stock of Volato Group could be adversely affected.
Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and these sanctions and embargo laws and regulations may be amended or expanded over time. Current or future counterparts may be affiliated with persons or entities that are or may be in the future the subject of sanctions or embargoes imposed by the U.S., the EU, or other international bodies. If we determine that these sanctions require us to terminate existing or future contracts to which we or our subsidiaries are a party or if we are found to be in violation of applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

Although we believe that we have complied with all applicable sanctions and embargo laws and regulations, and intend to maintain compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of the laws may be unclear and may be subject to changing interpretations. Any violation could result in fines, penalties, or other sanctions that could negatively impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. The determination by these investors not to invest in, or to divest from, our securities may adversely affect the price at which our securities trade and the volume of trading. Additionally, some investors may decide to divest their interest, or not to invest, in us simply because we do business with companies that do business in sanctioned countries or territories. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our aircraft, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as lawfully entering into charters with individuals or entities that are not controlled by the governments of countries or territories that are the subject of certain U.S. sanctions or embargo laws, or engaging in operations associated with those countries or territories pursuant to contracts with third parties that are unrelated to those countries or territories or entities controlled by their governments. Investor perception of the value of the Common Stock of Volato Group may be adversely affected by the consequences of war, the effects of terrorism, civil unrest, and governmental actions in the countries or territories that we operate in.
The duration and severity of a pandemic or similar public health threats that we may face in the future could result in adverse effects on our business operations and our financial results.
The COVID-19 pandemic, along with the measures governments and private organizations worldwide implemented in an attempt to contain the spread of this pandemic, resulted in a severe decline in demand for air travel. Measures such as travel restrictions, “shelter in place” and quarantine orders, limitations on public gatherings, cancellation of public events, and many other restrictions resulted in a precipitous decline in demand for business and leisure travel generally during the calendar year 2020 and 2021.
An outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand or travel behavior, or causes government or private organizations to implement travel restrictions or other measures to contain the spread of the disease or public health threat could adversely impact our business, financial condition, and operating results.
The private aviation industry is subject to competition.
Many of the markets in which we operate are competitive as a result of, among other things, the expansion of existing private aircraft operators, expanding private aircraft ownership, and alternatives such as luxury commercial airline service as well as commercial carriers. We compete against several private aviation operators with different business models, and local and regional private charter operators. Although our business model significantly differs from commercial air carriers, we also compete with commercial air carriers who have larger operations and service areas and fixed routes, as well as access to financial resources not available to us. Factors that affect competition in the private aviation industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency, and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition, and results of operations.
We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.
We have financed our operations and capital expenditures primarily through private financing rounds, and through financing of aircraft pre-delivery payment obligations. In the future, we could be required to raise capital through public or private financing or other arrangements. This financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on commercially acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our ability to obtain additional financing on terms we deem attractive or access the capital markets may be limited under certain circumstances.
Our operations are capital intensive, and we require sufficient liquidity levels for our operations and strategic growth plans. We have significant debt obligations and may seek to incur additional indebtedness in the future to fund working capital requirements, debt service obligations, capital expenditures, and strategic initiatives. Numerous factors may affect our ability to obtain financing or access the capital markets in the future on terms attractive to us, including our liquidity, operating cash flows, and the timing of capital requirements, credit status and any credit ratings assigned to us, market conditions in the private aviation industry, U.S. and global economic conditions, and conditions in the capital markets generally, and the availability of our assets as collateral for future financings. We can provide no assurance that external financing will be available to us in the future on terms that we deem attractive, or at all, to fund the capital needs for our business. If we are unable to source additional financing on terms we deem attractive, or at all, our business, results of operations, and financial condition could be materially adversely affected, and we may be unable to execute our strategic goals.
The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.
We believe that the future success of Volato Group will depend in large part on our ability to retain or attract highly qualified management and technical and other personnel, particularly pilots and mechanics. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations, and financial condition.
The supply of pilots to the aviation industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations, and financial condition.
Our pilots are subject to stringent pilot qualification, including minimum flight time hour requirements, and training standards (“FAA Qualification Standards”). The existence of these requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. Additionally, our pilots are subject to strict rest and duty rules to minimize pilot fatigue. This limits the number of types of operations that our pilots can fly. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected. A shortage of pilots would require us to further increase our labor costs, which would result in a material reduction in our results of operations. These requirements also impact pilot scheduling, work hours, and the number of pilots required to be employed for our operations.
In addition, our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors, and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.
We may be subject to unionization, work stoppages, slowdowns or increased labor costs, and the unionization of our employees could result in increased labor costs.
Our business is labor-intensive and while our employees are not currently represented by labor unions, we may, in the future, experience union organizing activities by our employees. These union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase our operating expenses and adversely affect our business, financial condition, results of operations, and competitive position. Any of the different crafts or classes of our crewmembers could unionize at any time, which would require us to negotiate in good faith with the crewmember group’s certified representative concerning a collective bargaining agreement. In addition, we may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to our operations and could harm our business.
Significant reliance on HondaJet and GulfStream aircraft and parts poses risks to our business and prospects.
As part of our business strategy, we have historically flown HondaJet aircraft and are expanding to fly Gulfstream aircraft. If either Honda Aircraft Company or Gulfstream fails to adequately fulfill our obligations towards us or experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of their supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect our revenue and results of operations and could jeopardize our ability to meet the demands of our customers. Although we could choose to operate aircraft of other manufacturers, such a change would involve substantial expense to us and could disrupt our business activities. Additionally, the issuance of Federal Aviation Administration (FAA) or manufacturer directives restricting or prohibiting the use of either HondaJet or Gulfstream aircraft would have a material adverse effect on our business, results of operations, and financial condition.
We are exposed to operational disruptions due to maintenance.
Our fleet requires regular maintenance work, which may cause operational disruption. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized, which could have an adverse impact on our business, financial condition, and results of operations. On occasion, airframe manufacturers or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, delivery of components and parts could take a significant period of time, which could result in delays in our ability to maintain and repair our aircraft. Any delays may pose a risk to our business, financial condition, and results of operations. These risks include the potential need to fly our customers on other operators’ equipment at our expense, which can result in additional costs that may be unpredictable.
Federal, state, and local tax rules can adversely impact our results of operations and financial position.
We are subject to federal, state, and local taxes in the United States. Significant judgment is required in sourcing revenue among various jurisdictions, and in determining the provision for income taxes. We believe our income tax estimates are reasonable, but such estimates assume no changes in current tax rates. In addition, if the Internal Revenue Service or other taxing authority disagrees with a tax position we have taken, as to sourcing, tax rates, or otherwise, and upon final adjudication, we are required to change our position, we could incur additional tax liability, including interest and penalties. These costs and expenses could have a material adverse impact on our financial condition, results of operations, and cash flows. Additionally, the taxability of our offerings is subject to various interpretations within the taxing jurisdictions in which we operate. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of our tax code to our offerings. A conflicting position taken by a state or local taxation authority on the taxability of our offerings could result in additional tax liabilities and could negatively impact our competitive position in that jurisdiction. If we fail to comply with applicable tax laws and regulations, we could suffer civil or criminal penalties in addition to the delinquent tax assessment. To the extent our offerings are or may be determined to be taxable in a given jurisdiction, the jurisdiction may still increase the tax rate assessed on such offerings. The property and gross receipts taxation of a mobile asset business such as aviation also varies widely among U.S. jurisdictions. Volato Group seeks to directly or indirectly pass-through such taxes to our customers. In the event we are not able to pass-through any such taxes, our results of operations, financial condition, and cash flows could be adversely impacted.
We may not realize the tax benefits from our aircraft ownership program.
We offer a Part 135 aircraft ownership program in which owners, through an LLC treated as a partnership for U.S. federal income tax purposes, can receive a revenue share of income from charter flights made by the aircraft as well as deductions for depreciation, including bonus depreciation under Section 168(k) of the IRC. If the aircraft is “listed property” within the meaning of Section 280F of the IRC, the LLC must maintain records to establish that the aircraft is predominantly used in a qualified business use to be eligible for bonus depreciation. We and the LLCs believe our position that the aircraft is not listed property is reasonable. However, the Internal Revenue Service may disagree with this position. If so, the LLC owners will not be able to claim a deduction for bonus depreciation unless the LLC is able to provide adequate substantiation demonstrating that the aircraft is predominantly used in a qualified business use.
In addition, the bonus depreciation deduction provided by Section 168(k) of the IRC for aircraft placed in service after September 27, 2017, and before December 31, 2022 (December 31, 2023, with respect to certain long production property, including certain transportation property) is equal to 100% of the aircraft’s adjusted basis. With respect to aircraft placed in service thereafter, the bonus depreciation deduction phases down 20% per year, thus reducing the tax benefits of participating in our aircraft ownership program. This could result in lower participation in our aircraft ownership programs. Further, Congress could enact legislation that would more quickly eliminate bonus depreciation and the associated tax benefits.
Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.
Fuel is essential to the operation of our aircraft and to our ability to carry out our transport services. Fuel costs are a key component of our pricing of our charter services. We pass on fuel costs to our customers either directly or indirectly, and so we do not maintain hedging arrangements for the price of fuel. However, increased fuel costs may affect the demand for our charter service. Increases in fuel costs, including as a result of the current conflict in Ukraine and the measures governments and private organizations worldwide have implemented in response thereto, may have a material adverse effect on our business, financial condition, and results of operations.
Some of our business may become dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.
While we operate a significant portion of the flights for our customers, we are subject to the risk of not being able to support the charter demand from our customers. We offer unlimited guaranteed charter hour booking, with certain conditions, to those customers who are “owners”, meaning those customers are members of entities that own and lease HondaJet fleet aircraft to us. We are subject to variable and potentially surging demand from owners under these agreements, which could require us to find third-party operators to perform an unknown percentage of these flights. We face the risk of paying high prices for third-party operator flights, as we do not have third-party operator contracts in place. We face the risk that we may not be able to find third-party operators to perform services as needed. Our potential inability to meet customer charter demand could have a material adverse effect on our business. To the extent that we cannot find a third-party operator to provide a flight at the same rate we were charging the owner, we may actually lose money on these third-party flights.
For the year ended December 31, 2022, approximately 1.0% of our flights were fulfilled by third-party aircraft operators on our behalf. We face the risk that this percentage may increase at any time. In addition, where we do rely on third-party operators due to our reliance on third-parties to supplement our capabilities, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed herein, such as the impact of adverse economic conditions and the inability of third-parties to hire or retain skilled personnel, including pilots and mechanics. As the private aviation market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.
If we face problems with any of our third-party service providers, our operations could be adversely affected.
Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. We have entered into agreements with Honda Aircraft Company and third-party contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities, and technology services, and expect to enter into additional similar agreements in the future. In particular, we rely on Honda Aircraft Company and third-party providers for the procurement of replacement parts or to provide component exchange or repair services for our aircraft fleet. Our agreements with Honda Aircraft Company and other service providers are subject to termination after notice. If our third-party service providers terminate their contracts with us, or do not provide timely or consistently high-quality service, we may not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which would have a material adverse effect on our business, financial condition, and results of operations.
Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.
Hazards are inherent in the aviation industry and may result in the loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. We carry insurance for aviation hull, aviation liability, premises, hangar keepers, war risk, general liability, workers’ compensation, and other insurance customary in the industry in which we operate. We do not currently maintain cyber insurance. There can be no assurance that insurance we carry will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable costs. Further, we expect our insurance costs to increase as we add locations, increase our fleet and passenger volumes, and expand into new markets. We also anticipate that recent events, such as the conflict in Ukraine and related international sanctions, will lead to industry-wide increases in aviation insurance costs due to the impact of those recent events on the aviation industry. While insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that our existing insurance carriers are unable or unwilling to provide us with sufficient insurance coverage, and if insurance coverage is not available from another source, our insurance costs may increase, and we may result in being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which will have a material adverse effect on our business, financial condition, and results of operations.
If our efforts to continue to build our strong brand identity and achieve high member satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.
We must continue to build and maintain a strong brand identity for our products and services, which have expanded over time. We believe that a strong brand identity will continue to be important in attracting customers. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract customers will be adversely affected. From time to time, our customers may express dissatisfaction with our products and services, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted, and our ability to attract and retain customers may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand, and to the extent it is not successful, our business in new markets would be adversely impacted.
Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition, and results of operations.
Through our marketing, advertising, and communications with our customers, we set the tone for the brand as aspirational but also within reach. We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our services, including our ability to provide high-quality customer support, helps us attract and retain customers. Customers depend on our team to resolve any issues relating to our products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.
Our business is affected by factors beyond our control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations, and financial condition.
Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. The future expansion of our business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there have been proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect our business. Further, implementation of the Next Generation Air Transport System by the FAA would result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs.
Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms, or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security, or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations, and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations, and financial condition.
Our business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.
Our customer base is currently concentrated in the southeastern, southwestern, and southcentral regions of the United States. As a result, our business, financial condition, and results of operations are susceptible to regional economic downturns and other regional factors, including natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints, and regulatory conditions or other circumstances in each of these metropolitan areas. A significant service interruption or disruption at a terminal where we have a significant flight volume could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, results of operations, and financial condition. In addition, any changes to local laws or regulations within these key metropolitan areas that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business, financial condition, and operating results.
The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures, and collisions, which may result in loss of life, personal injury, or damage to property and equipment. We may experience accidents in the future. These risks could endanger the safety of our customers, our personnel, third parties, equipment, cargo and other property (both Volato Group’s and that of third parties), as well as the environment. If any of these events were to occur, we could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of our fleet and suspension or revocation of our operating authorities), and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft we operate or charter, we could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of our insurance coverage available in the event of these losses would be adequate to cover the losses, or that we would not be forced to bear substantial losses from such events, regardless of our insurance coverage. Moreover, any aircraft accident or incident, even if fully insured, could create a public perception that it is less safe or reliable than other private aircraft operators, which could cause our customers to lose confidence in it and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving us or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by our customers.
We incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs, and (iii) our fleet of aircraft. We cannot guarantee that these costs will not increase. Likewise, we cannot guarantee that our efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition, and results of operations. Failure to comply with regulatory requirements related to the maintenance of our aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the United States and potentially other countries.

We could suffer losses and adverse publicity stemming from any accident involving aircraft models operated by third parties.
Aircraft models that we operate have experienced accidents while operated by third parties. If there is an accident involving aircraft models operated by us or third-party operators, it is unlikely but possible that the FAA could obligate us to ground our aircraft until the cause of the accident is determined and rectified. In that event, we might lose revenues and we might lose customers. It is also possible that the FAA or other regulatory body in another country could ground the aircraft and restrict us from operating that make and model of aircraft within our jurisdiction. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Accidents or safety issues related to aircraft models that we operate could have a material adverse effect on our business, financial condition, and results of operations.
A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.
Our business and the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services, and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our products and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition, and results of operations could suffer.
We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.
We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit, and store personal and financial information, and proprietary information of our business, and also allow us to coordinate our business across our operation bases. Information technology systems also allow us to communicate with our employees and externally with customers, suppliers, partners, and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, the networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information and our customers’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions, or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations, or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of an attack or other unauthorized access or damage to our information technology systems and networks.
In December 2022, one of our charter sales representative’s email account passwords was compromised. The compromised account was used by an unknown party to send fraudulent wire transfer information to a broker client, who then sent $22,666 to the incorrect account. After this incident, we implemented a policy to enforce Multi-Factor Authentication (MFA) across all employee accounts. We also began the process of implementing a warning banner on emails from our charter salespeople, pointing out that we never send wire transfer instructions via email. We only request funds via secure links for each transaction.
Within one month of the December 2022 incident, another incident of email account compromise occurred in our charter sales department, despite that user having MFA enabled. The compromised account was used by an unknown party to send fraudulent wire transfer information to a broker client, who then sent $8,202 to the incorrect account. After this latest incident, we purchased an upgraded authentication system for high-risk users that disallows account login from other countries, and employs other methodologies to identify and prevent suspicious login attempts. We also completed the roll-out of our charter sales email warning banners. Since December 2022, we had implemented a number of additional email and log-in security measures, including password requirements, IP address security rules, and internal training on phishing attacks.

System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.
Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available from our third-party service providers, to cover all of the losses that may result from interruptions, outages, or degradation.
We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts on on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in negative publicity, customer dissatisfaction, or the loss of customers.
We will rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we currently rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.
We contemplated our platform’s mobile applications will rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We additionally rely on such third-party marketplaces for access to certain third-party applications that we use to provide our services. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.
We rely upon certain third-party software and integrations with certain third-party applications to provide our platform and products and services. As our products expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and we may not be able to maintain or modify our platform, including our mobile and web-based applications and our flight management system, to ensure our compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our products or services with their own products or services, or exert strong business influence on our ability to, and the terms on which we may, operate our platform and provide our products and services to customers. In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us, or give preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect our business, financial condition, and results of operations.
If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense and our business may be adversely affected.
We believe that our intellectual property plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected, and our ability to compete effectively may be impaired. Volato Group protects its intellectual property through a combination of trademark, copyright, contracts, and policies. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy or reverse engineer aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.
Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new products or services, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making the Common Stock of Volato Group products or services available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.
Any damage to our reputation or brand image could adversely affect our business or financial results.
Maintaining a good reputation globally is important to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social, and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third parties. In addition, we operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors, or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.
As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.
We have, and intend to continue, exploring potential strategic acquisitions of assets and businesses, including partnerships or joint ventures with third parties. Our management has limited experience with acquiring and integrating acquired strategic assets and companies into our business, and there is no assurance that any future acquisitions will be successful. We may not be successful in identifying appropriate targets for transactions. In addition, we may not be able to continue the operational success of acquired businesses or successfully finance or integrate any assets or businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership, or joint venture may reduce our cash reserves, may negatively affect our earnings and financial performance, and, to the extent financed with the proceeds of debt, may increase our indebtedness, and, to the extent acquired or financed through equity issuance, dilute our current investors. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.
Acquisition transactions involve risks, including, but not limited to:
•	insufficient revenue to offset liabilities assumed;
•	inability to obtain any required third-party approvals;
•	requirements to enter into restrictive covenants in connection with obtaining third-party consents;
•	inadequate return of capital;

•	regulatory or compliance issues, including securing and maintaining regulatory approvals;
•	unidentified issues not discovered in due diligence;
•	integrating the operations or (as applicable) separately maintaining the operations;
•	financial reporting;
•	managing geographically dispersed operations;
•	potential unknown risks associated with an acquisition;
•	unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;
•	the potential loss of key employees, customers or partners of an acquired business; or
•	the tax effects of any acquisitions.
We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise, and other climate-related events, could affect our operations, infrastructure, and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our operating locations are susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate the physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
In addition, climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs.
Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
The terrorist attacks of September 11, 2001, and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation, and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.
Our financial forecasts may not prove accurate.
Our internally prepared forecasts were based on numerous variables and assumptions known to us at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond our control. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our businesses (including our ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Our operations in the private aviation sector may be subject to risks associated with protests targeting private aviation services.
Our operations in the private aviation sector may be subject to risks associated with protests or vandalism targeting private aviation services. These protests or vandalism can lead to disruptions, damage, or loss of our aircraft, impacting our ability to conduct operations smoothly which may negatively impact our results of operations and financial condition. While, to date, our aircraft have not been affected by protests targeting private aviation, unforeseen circumstances could lead to our aircraft becoming involved in such events. Should our aircraft be affected by protests or related activities, it could result in operational disruptions, damage, or loss, and may adversely affect our reputation, hurt the market for our securities, and decrease demand for our aviation services.
Risks Related to Legal and Regulatory Matters
We are subject to significant governmental regulation.
All interstate air carriers, including us, are subject to regulation by the Department of Transportation (the “DOT”), the FAA, and other governmental agencies, including the Department of Homeland Security, the Transportation Security Administration (“TSA”), and Customs and Border Protection. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations, and certification requirements or that the cost of continued compliance will not have a material adverse effect on our operations. We incur substantial costs in complying with the laws, rules, and regulations to which we are subject. A decision by the FAA to ground, or require time-consuming inspections of or maintenance on, all or any of our aircraft for any reason may have a material adverse effect on our operations. Changes to TSA rules that may result in additional screening or required TSA screening for private flights may have a material adverse change on our operations.
In addition, we are also subject to restrictions imposed by federal law on foreign ownership of U.S. air carriers and oversight by the DOT in maintaining our status as a U.S. Citizen, as that term is defined by the DOT. The restrictions imposed by federal law currently require that no more than 25% of the Common Stock of Volato Group be voted, directly or indirectly, by persons who are not U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers, and at least two-thirds of the members of our Board be U.S. Citizens. Additionally, we must be under the actual control of U.S. citizens. A failure to comply with or changes to these restrictions may materially adversely affect our business. These restrictions may limit our ability to accept investment from one or more non-U.S. citizens.
Revocation of licenses and permits.
Our business requires a variety of federal, state, and local permits and licenses. Our business depends on the maintenance of these permits and licenses, which may be prohibited or restricted. Our business is subject to regulations and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or if changes in applicable regulations or requirements occur.
Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.
The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage, and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules, and regulations relating to data security. Interpretation of these laws, rules, and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.
In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”), and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how these laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including but not limited to employment, commercial, product liability, class action, whistleblower, and other litigation and claims, and governmental and other regulatory investigations and proceedings.

These matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, and require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations, and financial condition.
We assess contingencies to determine the degree of probability and range of possible loss for potential accrual in our financial statements. We would accrue an estimated loss contingency in our financial statements if it were probable that a liability had been incurred and the amount of the loss could be reasonably estimated. Due to the unpredictable nature of litigation, assessing contingencies is highly subjective and requires judgments about future events. The amount of actual losses may differ from our current assessment. As a result of the costs and expenses of defending ourselves against lawsuits or claims, and risks and consequences of legal actions, regardless of merit, our results of operations and financial position could be adversely affected or cause variability in our results compared to expectations.
We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations, and financial condition.
We are subject to increasingly stringent federal, state, local, and foreign laws, regulations, and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water discharges) to surface and subsurface waters, safe drinking water, and the use, management, disposal, and release of, and exposure to, hazardous substances, oils, and waste materials. We are or may be subject to new or proposed laws and regulations that may have a direct effect (or indirect effect through our third-party specialists or airport facilities at which we operate) on our operations. In addition, U.S. airport authorities are exploring ways to limit de-icing fluid discharges. Any changes to existing laws and regulations or the adoption of new laws and regulations could have an adverse impact on our business, results of operations, and financial condition.
Similarly, we are subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint, and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.
We may incur substantial maintenance costs as part of our leased aircraft return obligations.
Our aircraft lease agreements may contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. Our leased aircraft are maintained under maintenance contracts with relevant suppliers for the leased aircraft. Upon return of a leased aircraft, there is a risk that a maintenance issue will be identified that was not addressed under the applicable maintenance agreements. Any unexpected increase in maintenance return costs may negatively impact our financial position and results of operations.
We are subject to certain risks as a result of our participation in governmental programs under the CARES Act.
Our subsidiary Gulf Coast Aviation, Inc. applied for a loan (the “PPP Loan”) under the Paycheck Protection Program (“PPP”) and received a total of $390,552. Of this amount, $385,540 was awarded prior to our acquisition of such business in March 2022. The PPP Loan is subject to the terms and conditions applicable to loans administered by the U.S. Small Business Administration (“SBA”) under the CARES Act, which is subject to revisions and changes by the SBA and Congress. We believe that we satisfied all eligibility criteria for the PPP Loan, and that Gulf Coast Aviation’s receipt of the PPP Loan was consistent with the broad objectives of the PPP of the CARES Act. The PPP Loan was forgiven by the SBA in October 2022. If, despite our good-faith belief that Gulf Coast Aviation satisfied all eligibility requirements for the PPP Loan, Gulf Coast Aviation is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan, or it is otherwise determined that Gulf Coast Aviation was ineligible to receive the PPP Loan, we could be subject to civil, criminal, and administrative penalties or adverse publicity. Any such events could consume significant financial and management resources and could have a material adverse effect on our business, results of operations, and financial condition.

We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.
In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity.
We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows, and an uncertain economic environment, as well as other uncertainties.
We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. The value of our aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft. An impairment loss could have a material adverse effect on our financial condition and results of operations.
We face a concentration of credit risk.
We maintain our cash and cash equivalent balances at financial or other intermediary institutions. The combined account balances at each institution typically exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage of $250,000 per depositor, and, as a result, we face a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. As of December 31, 2021, substantially all of our cash and cash equivalent balances held at financial institutions exceeded FDIC insured limits. Any event that would cause a material portion of our cash and cash equivalents at financial institutions to be uninsured by the FDIC could have a material adverse effect on our financial condition and results of operations.
Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.
In recent years, governments, customers, suppliers, employees, and other of our stakeholders have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy, such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations, or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations by our third-party aircraft operators. Other laws or pressure from our stakeholders may adversely affect our business and financial results by requiring, or otherwise causing, us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. This activity may also impact us indirectly by increasing our operating costs. More stringent environmental laws, regulations, or enforcement policies, as well as motivation to maintain our reputation with our key stakeholders, could have a material adverse effect on our business, financial condition, and results of operations.
The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations, and financial condition.
Our owned and leased fleet is comprised of a limited number of aircraft types, including primarily the HondaJet HA-420. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types we operate will have a material adverse effect on our business, results of operations, and financial condition.
Our obligations in connection with our contractual obligations, including long-term leases and debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.
We have significant long-term lease and debt financing obligations, and we may incur additional obligations as we expand our aircraft fleet and operations. As of December 31, 2022, all of our aircraft are wholly or majority-owned by third parties and leased to us.

On October 5, 2022, we entered into a Pre-Delivery Payment Agreement (“PDP Agreement”) with a Shearwater Global Capital entity for the financing of PDP Agreement payments on four Gulfstream G280s under four separate purchase agreements executed in March 2022 (“G280 Purchase Agreements”). The PDP Agreement is secured by all of our rights in the G280 Purchase Agreements, all of the reserves under the PDP Agreement, each of the Aircraft, and all present or future additions, attachments, or accessories thereto and replacements thereof, all engines and avionics, all tools, manuals, service records, software, and similar information and materials related to each G280, all payments, amounts, refunds, rebates, and all other amounts of any kind whatsoever relating to any or all of the Purchase Agreements and/or any or all of the aircraft, and the products, proceeds, rents, and profits therefrom or thereof. The PDP Agreement provides for a Twelve and Half Percent (12.5%) interest rate on all PDP Agreement promissory notes (“PDP Notes”) issued by the lender for payments made under the PDP Agreement, for an aggregate principal balance of up to $40.5 million. As of July 21, 2023, there is a balance of $13 million in PDP Notes, with $2.0 million in letters of credit with Chase Bank that are secured with $2.1 million in restricted cash (interest-bearing). Additionally, the Company issued a promissory note to Dennis Liotta in the original principal amount of $1.0 million with a maturity date of March 31, 2024, and an interest rate of Ten Percent (10%).
The ability to timely pay our existing or future contractual obligations, including our long-term lease obligations and required payments under the PDP Notes, will depend on the results of our operations, cash flow, liquidity, and ability to secure additional financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic and political conditions, the availability and cost of financing, and other factors that may be beyond our control. If our liquidity is materially diminished, our cash flow available to fund our working capital requirements, debt service obligations, capital expenditures, and strategic initiatives may be materially and adversely affected, or we may not be able to realize the benefits of, or otherwise maintain, certain relationships with our business partners. We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make expenditures in pursuit of our strategic initiatives. The amount of our contractual obligations and timing of required payments could have a material adverse effect on our business, results of operations, and financial condition.
Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.
Our financing agreements, including those in connection with the PDP Notes and other financing agreements that we may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in our financing agreements are subject to important exceptions, qualifications, and cure rights, including, under limited circumstances, the requirement to provide additional collateral or prepay or redeem certain obligations. In addition, certain of our financing agreements are or may be cross-collateralized, such that an event of default or acceleration of indebtedness under one agreement could result in an event of default under other financing agreements. If we fail to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our aircraft or other assets used in our business. The acceleration of significant indebtedness or actions to repossess or foreclose on collateral may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.
Risks Related to Being a Public Company
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.
As a public company, we are required to comply with the Sarbanes-Oxley Act, which requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We continue to refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in filings with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.
We will continue to refine our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have been engaging, and will continue to engage, in a process to document and evaluate our internal control over financial reporting. This process is both costly and challenging, and requires us to dedicate significant internal resources. We may also engage outside consultants and hire new employees with the requisite skillset and experience. We are developing a plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of the Common Stock. In addition, we could be subject to sanctions or investigations by NYSE American, the SEC and other regulatory authorities.
Sales of Common Stock, or the perception of such sales, by us or the Selling Stockholders pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline and certain Selling Stockholders still may receive significant proceeds.
The sale of Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Although certain parties named in the Selling Stockholders table herein will be prohibited from transferring any Common Stock (subject to certain exceptions) pursuant to the Lock-Up Agreements (as defined herein), the Common Stock may be sold after the expiration or early termination or release of the respective applicable lock-up provisions.
Following the expiration of the applicable lock-ups described above and as restrictions on resale end and registration statements are available for use, the market price of our Common Stock could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock.
The Founder Shares were purchased for a price of less than $0.01 per share and BTIG, Roth and LSPH purchased shares for a price equal to $3.52 per share of Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Stockholders represent approximately 52.4% of the shares of Common Stock outstanding as of February 1, 2024 (assuming the issuance of all 15,226,000 shares of Common Stock issuable upon exercise of the Private Warrants). The sale of all such shares, or the perception that these sales could occur, could result in a significant decline in the public trading price of the shares of Common Stock. Additionally, certain Selling Stockholders, including holders of Founder Shares and shares of Common Stock issuable upon exercise of the Private Warrants, may experience a positive rate of return on the sale of their shares covered by this prospectus, while the public stockholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

There is no guarantee that the exercise price of the Warrants will be less than the trading price of the Common Stock on the NYSE American, and they may expire worthless; however, the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.
Each Warrant entitles the holder thereof to purchase one share of the Common Stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Common Stock. If the trading price of the Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants the higher the price of the Common Stock is above the exercise price thereof. As of February 1, 2024, the closing price of the Common Stock as reported on the NYSE American was $2.28 per share, which is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities is dependent on the trading price of the Common Stock rising above the $11.50 exercise price of the Warrants. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.
The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants (as defined herein) or Private Warrants, as applicable, to make any change that adversely affects the interests of the registered holders of the Public Warrants or Private Warrants, as applicable. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants, respectively, approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Public Warrants, respectively, is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Warrant.
We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.
We expect our expenditures to continue to be significant in the foreseeable future as we expand our business. Our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated, as we look to expand the size of our business, both in terms of fleet size and geographic scope. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we may have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as planned, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain additional borrowing capacity under a credit facility. The sale of additional equity or equity-linked securities could dilute our Stockholders. Moreover, the net proceeds received by us from an offering of equity securities could be reduced if the price of the Common Stock is negatively impacted by a sale of a large number of the shares of Common Stock registered by the Registration Statement. The incurrence of indebtedness would result in increased debt service obligations and could subject us to operating and financing covenants that would restrict our operations or our ability to pay dividends to our Stockholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.
Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our Stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws, any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confer jurisdiction to the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzberg, et al. v. Sciabacucchi which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.
Past performance by our management team may not be indicative of future performance of an investment in us.
Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of the future success of our business and operations. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of our future performance, of an investment in us, or the returns the Common Stock will, or is likely to, generate going forward.
Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock at a price greater than what you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made by the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness Volato Group or our subsidiaries incur. As a result, you may not receive any return on an investment in Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.
The market price of the Common Stock may be volatile, which could cause the value of your investment to decline.
The market price of the Common Stock has been and may continue to be volatile and subject to wide fluctuations depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in the Common Stock. Factors affecting the trading price of the Common Stock may include:
•	market conditions in our industry or the broader stock market;
•	actual or anticipated fluctuations in our financial and operating results;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;
•	changes in financial estimates prepared by and recommendations provided by securities analysts concerning us or the market in general;
•	the perceived success of the Business Combination;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	announced or completed acquisitions of businesses, commercial relationships, products, services or technologies by us or our competitors;
•	changes in laws and regulations affecting our business;
•	changes in accounting standards, policies, guidelines, interpretations or principles;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	sales, or anticipated sales, of large blocks of the Common Stock;
•	any major change in the composition of the Board or our management;
•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and
•	other risk factors listed under this “Risk Factors” section.
Broad market and industry factors may materially harm the market price of the Common Stock, regardless of our actual operating performance. The stock markets have, from time to time, experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the market price of the Common Stock or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers and other parties.
Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.
Although we have expended a significant amount of time, money, and effort on preparing to be a public company, our management team has limited experience managing a publicly traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls, and enterprise risk management. As a result, our management team may not successfully or efficiently manage our new and additional roles and responsibilities. Our transition to a public company is subject to significant regulatory oversight, reporting obligations under U.S. securities laws, and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to management and the achievement of our growth strategy and operational goals. Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in our reported financial and other information and materially adversely affect our business, financial condition, and results of operation, as well as severely negatively affect the price of the Common Stock of Volato Group.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition, and operating results.
We will face increased legal, accounting, administrative, and other costs and expenses as a public company that we do not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”), and the securities exchanges and the listing standards of the NYSE American, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we have created new board committees, entered into new insurance policies, and adopted new internal controls and disclosure controls and procedures.
Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies material weaknesses in our internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of us, and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers.
In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract our management, and impact the manner in which we operate our business in ways we do not currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.
The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and any rules promulgated thereunder, as well as the rules of the NYSE American. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, our management’s attention may be diverted from other business concerns.
These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our Board. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition, or results of operations.
In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.
As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from the day-to-day business.
We have no operating history as a publicly traded company, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of our future results.
The historical financial information included in this prospectus from our operation as a private company does not necessarily reflect the results of operations and financial position we would have achieved as a publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because our historical financial information does not reflect changes that we expect to experience in the future as a result of becoming a publicly traded company, including changes in the financing, insurance, cash management, operations, cost structure, and personnel needs of our business. As a publicly traded company, we may be unable to purchase goods, services, and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as a private company prior to the Business Combination, and our results of operations may be adversely affected.
We also face additional costs and demands on our time associated with being a publicly traded company, including costs and demands related to corporate governance, investor and public relations, and public reporting. Shareholder activism, the current political and social environment, and the high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. For additional information about our past financial performance, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.
We may be subject to securities litigation, which is expensive and could divert our management’s attention.
The per share price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.
Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public security offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors, and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although PACI performed a due diligence review and investigation of Volato in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because PACI’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor that may have been uncovered by a third-party investigation.
If we became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that it “had, after reasonable investigation, reasonable grounds to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”
The amount of due diligence conducted by PACI and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Volato. Accordingly, it is possible that defects in our business operations or problems with our management that would have been discovered if we had conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of our common stock.

In addition, because we did not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we had become a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. The lack of a liquid market for our common stock will adversely affect the stock price.
An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.
The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop, or if developed, it may not be sustained. We may be unable to sell our securities unless a market can be established and sustained.
Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.
The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Certain Volato stockholders, including certain existing stockholders of certain classes of Volato stock holding greater than 250,000 shares of our share capital as well as the officers and directors and certain additional management personnel of PACI and Volato, entered into a lock-up agreement (the “Stockholder Lock-up Agreement”) with PACI. Holders of Series A-1 stock, Series A-2 stock, and Series A-3 stock held by any stockholder will not be locked up. Under the terms of the Stockholder Lock-up Agreement, such stockholders, will each agree, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Effective Time, and (ii) the date specified in a written waiver of the provisions of the Stockholder Lock-up Agreement duly executed by Sponsor and PACI, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares (whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise), publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other transactions through non-US broker dealers or foreign regulated brokers. As used herein, “Lock-up Shares” means, in the case of Volato stockholders, those shares of Class A Common Stock of Volato Group received by such Volato stockholder as merger consideration in the Transactions and beneficially owned by such Volato stockholder as specified on the signature block of the Stockholder Lock-up Agreement.
In the future, Volato Group may also issue our securities in connection with investments or acquisitions. The number of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.
If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us and our businesses. If equity research analysts do not commence coverage of us, the trading price for our common stock could be negatively impacted. To the extent equity research analysts do provide research coverage of our Common Stock, we will not have any control over the content and opinions included in their reports. The trading price of our Common Stock could decline if one or more equity research analysts downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations. If any equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause the price and trading volume of our Common Stock to decline.

USE OF PROCEEDS
All of the shares of Common Stock and Private Warrants offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales, other than in connection with a cash exercise of the Private Warrants.
We will receive up to an aggregate of approximately $175.1 million from the exercise of the Private Warrants, assuming the exercise in full of all of such warrants for cash. Each Private Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. We believe the likelihood that the holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Common Stock. If the trading price of the Common Stock is less than the exercise price thereof, we believe the holders are unlikely to exercise their Private Warrants. Conversely, the holders are more likely to exercise their Private Warrants the higher the price of the Common Stock is above the exercise price thereof. As of February 1, 2024, the closing price of the Common Stock as reported on NYSE American was $2.28 per share, which is below the $11.50 exercise price of the Private Warrants. For so long as the Private Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. See “Risk Factors—There is no guarantee that the exercise price of the Warrants will be less than the trading price of the Common Stock, and they may expire worthless; however, the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Private Warrants approve of such amendment.”
The Selling Stockholders will pay any underwriting discounts or selling commissions attributable to the securities covered by this prospectus. We will bear the costs and expenses incurred in effecting the registration of the securities covered by this prospectus, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, printing expenses, our internal expenses (including all salaries and expenses of our officers and employees), the fees and expenses incurred in connection with listing the shares of Common Stock and Private Warrants on NYSE American, Financial Industry Regulatory Authority fees, and fees and disbursements of our counsel and for our independent certified public accountants.
MARKET INFORMATION AND DIVIDEND POLICY
Market Information
The Common Stock and Public Warrants are listed on NYSE American under the symbols “SOAR” and “SOAR.WS”, respectively. On February 1, 2024, the closing price of the Common Stock was $2.28 per share and the closing price of the Warrants was $0.15 per warrant. As of February 1, 2024, there were approximately 379 holders of record of Common Stock. Such number does not include beneficial owners holding shares of the Common Stock through nominees.
We have applied to list the Private Warrants on NYSE American.
Dividend Policy
Neither PACI nor we have paid any cash dividends on the PACI Common Stock or the Common Stock, respectively. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Our ability to pay dividends on the Common Stock could be restricted by the terms of any agreement governing other indebtedness we may incur. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.
Securities Authorized for Issuance Under Equity Compensation Plans
The 2023 Plan was approved at the November 28, 2023 special meeting of PACI stockholders held, in part, to ask such stockholders to vote on a proposal to approve the Business Combination (the “PACI Special Meeting”). In accordance with the 2023 Plan, we have reserved 5,608,690 shares of Common Stock for issuance pursuant to future awards under the 2023 Plan and 2,350,960 shares of Common Stock for issuance pursuant to outstanding option awards under the 2021 Plan. On February 5, 2024, we filed a registration on Form S-8 (File No. 333-276874) to register the shares pursuant to future awards under the 2023 Plan and the shares of Common Stock for issuance pursuant to outstanding option awards under the 2021 Plan. See “Executive Compensation.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unless the context otherwise requires, all references in this section to the “Combined Company” refer to Volato Group, Inc., or PACI, and its wholly-owned subsidiaries after giving effect to the Transactions.
Recent Developments
In October and November 2023, Volato raised an additional $12.2 million of equity capital, respectively, which was on the same terms as the prior issuance of the $10 million Volato Series A-1 Preferred Shares in July 2023. The pro forma condensed combined financial information as of and for the nine months ended September 30, 2023, has been adjusted for the relevant transaction. On November 28, 2023, in conjunction with the Business Combination, PACI and Volato entered into an Equity Prepaid Forward Transaction with Vellar Opportunities Fund Master, Ltd. (“Vellar”). The accounting for the forward purchase agreement derivative liability, and the final fair value, are still under evaluation and have not been included in the proforma financials.
Introduction
The following unaudited pro forma condensed combined financial statements of PACI present the combination of the historical financial information of PACI and Volato adjusted to give effect for the Business Combination between PACI and Volato. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of PACI and the historical balance sheet of Volato, on a pro forma basis as if the Business Combination had been consummated on September 30, 2023. Including the $12.2 million of capital raised in October and November 2023.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical statements of operations of PACI and Volato for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of PACI and Volato for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the historical unaudited financial statements of PACI as of and for the nine months ended September 30, 2023 and the related notes thereto, included in the Form 10-Q filed with the SEC on November 14, 2023;

•
the historical unaudited financial statements of Volato as of and for the nine months ended September 30, 2023 and the related notes thereto, included in the Form 8-K filed with the SEC on December 7, 2023;

•	the historical audited financial statements of PACI as of and for the year ended December 31, 2022 and the related notes thereto, included in the Form S-4 filed with the SEC on November 3, 2023;
•	the historical audited financial statements of Volato as of and for the year ended December 31, 2022 and the related notes thereto, included in the Form S-4 filed with the SEC on November 3, 2023; and
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what PACI’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
Description of Transaction
The Business Combination between PACI and Volato is expected to be accounted for as a reverse recapitalization with Volato as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato.
Forward Purchase Agreement
On November 28, 2023, PACI, Volato and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). For purposes of the Forward Purchase Agreement, PACI is referred to as the “Counterparty” prior to the closing of PACI’s previously announced Business Combination with Volato (the “Closing”), while Volato is referred to as the “Counterparty” after the Closing. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.
Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase prior to the Closing up to 2.0 million shares (the “Maximum Number of Shares”) of PACI from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.
The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in the Pricing Date Notice and (ii) the redemption price paid by PACI on the Closing Date to holders of its common stock who exercised their redemption rights in connection with the Business Combination (the “Initial Price”).
The Counterparty will pay to the Seller the Prepayment Amount required under the Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in PACI’s initial public offering and the sale of private placement units (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.
From time to time and on any date following the Business Combination (any such date, an “OET Date”), the Seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The Reset Price will initially be the Initial Price, but is subject to reduction upon a Dilutive Offering Reset.
The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the Closing Date, (b) the date specified by Seller in a written notice to be delivered to the Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, or (y) a Registration Failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective).
On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date (as defined in the Forward Purchase Agreement), if the Valuation Date is determined by Seller in its sole discretion as described in clause (c) of the foregoing paragraph, Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) the closing price of the Shares on the business day immediately preceding the Valuation Date.
In all other cases, Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date, which are registered for resale under an effective Registration Statement or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act, multiplied by the VWAP Price over the Valuation Period less (2) the Settlement Amount Adjustment.
The Settlement Amount Adjustment is equal to the product of (1) (a) the Maximum Number of Shares less (b) any Terminated Shares as of the Valuation Date, multiplied by (2) $1.50.

Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination. Such waiver may reduce the number of shares of PACI Class A Common Stock redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. Similarly, Seller has agreed not to vote the shares it purchases pursuant to the Forward Purchase Agreement in favor of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.
The shares purchased by Seller pursuant to the Forward Purchase Agreement has the impact of reducing the number of redemptions in connection with the shareholder vote to approve the Business Combination, which could alter the perception of the potential strength of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands)
	Volato (Historical)	Volato Post 9/30/2023 Funding	PROOF (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,912	$12,153	$490	$69,831	A	$19,439
				(1,951)	B
				(18,772)	H
				(50,224)	K
Accounts receivable	2,020					2,020
Deposits on aircraft	28,783					28,783
Prepaid expenses and other current assets	5,149		123	(1,394)	G	(1,394)	G
Total current assets	43,864	12,153	613	(2,510)		54,120

Non-current assets:
Cash and marketable securities held in Trust Account			69,831	(69,831)	A	—
Forward purchase agreement				18,772	H	18,772
Equity method investment	154					154
Restricted cash	2,243					2,243
Goodwill	634					634
Deposits	3,000					3,000
Other deposits	71					71
Intangibles	1,406					1,406
Right of use asset	1,355					1,355
Property and equipment, net	1,007					1,007
Total non-current assets	9,870	—	69,831	(51,059)		28,642
TOTAL ASSETS	$53,734	$12,153	$70,444	$(53,569)		$82,762

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$10,639		$$1,288	$(1,248)	B	$10,679
Excise tax payable	2,210			(2,210)	L	—
Loan - related party	1,000					1,000
Accrued interest	60					60
Deposits	6,316					6,316
Operating lease liability	315					315
Other loans	22					22
Income taxes payable			2,028			2,028
Total current liabilities	18,352		5,526	(3,458)		20,420

Non-current liabilities:
Deferred taxes	305		62			367
Operating lease liability	1,050					1,050
Long term notes payable	18,397					18,397
Total non-current liabilities	19,752		62	—		19,814
Total liabilities	38,104		5,588	(3,458)		40,234

	Volato (Historical)	Volato Post 9/30/2023 Funding	PROOF (Historical)	Pro Forma Adjustments		Pro Forma Combined
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption			69,209	(69,209)	C	—
Preferred Seed Stock	4,585			(4,585)	E	—
Preferred Series A-1	12,050			(12,050)	E	—
Preferred Series A-2	19,906			(19,906)	E	—
Preferred Series A-3	18,456			(18,456)	E	—
Stockholders’ equity (deficit):
Common stock	7	1		6	C	22
				2	F
				6	I
Class A common stock			—
Class B common stock			—			—
Preferred stock	—			—		—
Additional paid-in capital	681	12,152	—	69,203	C	82,546
				(4,353)	D
				(703)	B
				(2)	F
				(1,394)	G
				(6)	I
				(15)	J
				54,997	E
				(50,224)	K
				2,210	L
Stock subscription receivable	(15)			15	J
Retained earnings (Accumulated deficit)	(40,040)		(4,353)	4,353	D	(40,040)
Total equity	(39,367)	12,153	(4,353)	74,095		42,528
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$53,734	$12,153	$70,444	$(53,569)		$82,762

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share data)
	Volato (Historical)	PROOF (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$41,861	$—	$—		$41,861
Cost of revenue	52,687	—	—		52,687
Gross loss	(10,826)	—	—		(10,826)

Operating costs and expenses:
General and administrative expenses	17,397	3,512			20,909
Total operating costs and expenses	17,397	3,512	—		20,909
Loss from operations	(28,223)	(3,512)	—		(31,735)

Other income (expense):
Gain from sale of Part 135 Certificate	387				387
Gain from sale of equity method investment	883				883
Income from equity method investments	22				22
Interest income	34	6,406	(6,406)	AA	34
Interest expense	(2,461)		591	BB	(1,870)
Other income	158				158
Total other income (expense)	(977)	6,406	(5,815)		(386)
Net income (loss) before income tax provision	(29,200)	2,894	(5,815)		(32,121)
Income tax provision		(1,318)	1,318	AA	—
Net income (loss)	$(29,200)	$1,576	$(4,497)		$(32,121)
	Volato (Historical)	PROOF (Historical)	Pro forma Combined
Weighted average shares outstanding - Common stock	7,234,827	—	28,043,449
Basic and diluted net loss per share - Common stock	$(4.04)	$—	$(1.15)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	17,215,294	—
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	$—	$0.07	—
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	6,900,000	—
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	$—	$0.07	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)
	Volato (Historical)	PROOF (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$96,706	$—	$—		$96,706
Cost of revenue	94,281	—	—		94,281
Gross profit	2,425	—	—		2,425

Operating costs and expenses:
General and administrative expenses	11,609	1,737	5,000	BB	18,346
Total operating costs and expenses	11,609	1,737	5,000		18,346
Loss from operations	(9,184)	(1,737)	(5,000)		(15,921)

Other income (expense):
Interest income	2	4,061	(4,061)	AA	2
Gain from deconsolidation of investments	581				581
Loss from equity method investments	(45)				(45)
Interest expense	(868)		249	CC	(619)
Other income	60				60
Total other income (expense)	(270)	4,061	(3,812)		(21)
Net income (loss) before income tax provision	(9,454)	2,324	(8,812)		(15,942)
Income tax provision	55	(773)	773	AA	55
Net income attributed to controlling shareholder	(9,399)	1,551	(8,039)		(15,887)
Less: net income (loss) attributable to non-controlling interests	(33)				(33)
Net income (loss)	$(9,366)	$1,551	$(8,039)		$(15,854)
	Volato (Historical)	PROOF (Historical)	Assuming Pro forma Combined
Weighted average shares outstanding - Common stock	7,120,208	—	28,043,449
Basic and diluted net loss per share - Common stock	$(1.32)	$—	$(0.57)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	27,600,000	—
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	$—	$0.05	$—
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	6,900,000	—
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	$—	$0.05	$—

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Transaction
PACI has entered into the Business Combination Agreement with Volato and certain other entities. The base purchase price is $190 million, subject to certain adjustments, which will be paid in Class A Common Stock of PACI. The number of shares of Class A Common Stock to be issued by PACI for each outstanding share of Volato common stock on an as-converted basis is subject to an exchange ratio. The exchange ratio is determined by dividing (i) the sum of (a) the base purchase price, (b) the exercise value of Volato’s outstanding in-the-money options, and (c) the aggregate amount of Series A Preferred Stock issued in the Private Financing by (ii) the sum of (x) the total number of shares of Volato common stock outstanding on an as converted basis) divided by 10 and (y) the number of shares of Volato common stock issuable upon the exercise of Volato’s outstanding in-the-money options.
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of PACI and Volato include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of PACI upon consummation of the Business Combination described herein.
In October and November 2023, Volato raised an additional $12.2 million in cash of equity capital and was on the same terms as the prior issuance of the $10 million Volato Series A-1 Preferred Shares.
The pro forma condensed combined financial information as of and for the nine months ended September 30, 2023, and for the year ended December 31, 2022, have been adjusted for these material transactions.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical periods presented.
Note 3 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023, are as follows, after giving effect to the Volato capital raises on December 1, 2023 of $12.2 million.
(A)
Reflects the reclassification of $69.8 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

(B)	Reflects the payment of approximately $2.0 million of transaction costs.
(C)	Reflects the reclassification of approximately $69.2 million of Class A Common Stock subject to possible redemption to permanent equity.
(D)	Reflects the reclassification of PACI’s historical retained earnings.
(E)	Represents mezzanine classified Preferred Stock converted to Volato common stock.
(F)	Represents the issuance of 19.4 million shares of PACI’s Class A Common Stock to Volato equity holders as consideration for the reverse recapitalization and change in par value.
(G)	Reflects the closing of deferred offering costs to additional paid in capital.
(H)
Represents the recognition of the cash payments to the Seller of $18.8 million and the forward purchase agreement asset with regard to 1.7 million shares. The fair value of the forward purchase agreement asset is comprised of the Prepayment Amount and is reduced by the economics of the downside provided to the Sellers and the estimated consideration payment at the Cash Settlement Payment Date.

The forward purchase agreement asset will be remeasured at fair value with changes in earnings in the future periods. The accounting for the forward purchase agreement asset and the final fair value, are still under evaluation and may be subject to change.

The difference between the Prepayment Amount and fair value of the forward purchase agreement asset is recognized through accumulated losses as one-time charge reflecting the cost of entering into the forward purchase agreement.
(I)	Represents the conversion of approximately 6.9 million Class B Common Stock shares to Class A Common Stock related to the Sponsor, PROOF.vc SPV and Blackrock.
(J)	Represents the reclassification of the equity contribution receivable.
(K)	Reflects actual redemptions.
(L)	Reflects the reversal of excise tax as shares issued shares exceed shares redeemed during the tax year.
Note 4 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 are as follows:
(AA)	Reflects the elimination of interest income in the Trust Account
(BB)	Reflects the elimination of the interest expense related to the Volato Convertible Notes, which were converted to shares of Volato’s common stock as part of the Series A closing on July 21, 2023.
Note 5 — Transaction Accounting Adjustments to the PACI and Volato Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
(AA)	Reflects the elimination of interest income in the Trust Account.
(BB)
Reflects transaction costs, including (i) legal, (ii) accounting, (iii) consulting and (iv) other fees, incurred by PACI to complete the merger. Below are further details regarding the transaction costs.

Fairness Opinion	$1,400,000
Legal	$3,000,000
Accounting/Audit	$250,000
Other	$350,000
Total	$5,000,000
(CC)
Reflects the elimination of $249,000 of historical interest expense incurred on Volato’s Convertible Notes, which were converted to shares of Volato’s common stock at the Series A closing on July 21, 2023.

BUSINESS
Overview
We are a private aviation company founded in January 2021. That year, we entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. The HondaJet is manufactured by Honda Aircraft Company (“Honda”). We took delivery of three HondaJets in 2021. In 2022, we continued to build our fleet of HondaJets. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. This acquisition added personnel and facilities to support managed aircraft, sales, maintenance, and other operational functions. Also in March 2022, we placed orders for four Gulfstream G280s for delivery in 2024. In August of 2022, we launched the Volato Stretch jet card, a differentiated jet card product that provides flight credits for customer itinerary flexibility. In December of 2022, we signed a letter of intent for a multi-year fleet purchase of HondaJets with Honda. In January 2023, we launched our automated dynamic pricing tool for the general charter market. In March of 2023, we introduced the Insider Program, a deposit program for our charter services featuring HondaJet pricing caps in certain geographical areas. In May 2023, we and Honda executed a firm order for 23 HondaJets to be delivered in 2023 through 2025.
Our Mission
Our mission is to empower people to live their best lives while creating more time for the rest of their lives by providing convenient and high-quality travel services. Through our focus on the development of proprietary technology and evolution of aircraft ownership and use models, combined with our commitment to an exceptional customer experience using the “Right Aircraft for the Mission,” we are able to achieve a more efficient private jet experience, without sacrificing luxury.
Our Core Values
We are creating a culture of service, not just limited to interactions with our customers. Our senior leadership team has implemented a structured management training program based on the Scaling Up framework and informed by our core values. Our culture focuses on five core values:
1.	Improve yourself and those around you. Embrace opportunities to teach and discover. Lead with encouragement and praise.
2.	Listen with intent. Be engaged and curious while seeking to understand others.
3.	Have positive interactions. Strengthen relationships by being humble and approachable
4.	Be transparent. Foster an environment of trust and lasting relationships.
5.	Contribute and commit. Embrace the conflict of ideas. Participate and then fully support the decision.
The Private Aviation Industry: Our Opportunity
The private aviation industry is large, resilient and growing. In 2022, private aviation was a $29.0 billion-dollar market globally, and was forecasted to grow to $38.0 billion in 20294. Private aviation has traditionally served high net worth individuals and corporate customers, flying on a combination of owned and chartered aircraft. In the United States, the market for private aircraft sales and charter totaled $25.1 billion in 20215. However, aircraft sales and private charter services are distinct markets, and our programs are designed to address both. We sell aircraft to participants in our aircraft ownership program, and those aircraft are leased back to our air carrier subsidiary for providing charter to both owners and the general charter market. In this way, we build our fleet, and owners enjoy charter access to that fleet, rather than just the owners’ individual aircraft. These are standard features of a functional aircraft program. Uniquely, our aircraft ownership program provides revenue share and guaranteed availability to owners, coupled with higher utilization and efficiency rates.
[4]	https://www.fortunebusinessinsights.com/industry-reports/business-jet-market-101585
[5]	https://www.statista.com/statistics/1171101/charter-market-size-united-states/

The following factors are driving growth across the private aviation industry:
•
The number of high-net-worth potential customers is growing. This growth has resulted in an increased demand for exclusive and personalized travel experiences. According to the Global Wealth Report conducted by Credit Suisse, as of the end of 2021 there were 24.48 million U.S. millionaires. This number is expected to rise by 13% to 27.66 by 2026[6]. According to Forbes, the number of U.S. billionaires rose from 724 in 2021[7] to 735 in 2023[8].

•
The market of potential private flyers is under-penetrated. According to the New York Times, referencing a study from McKinsey & Company, there are 100,000 regular private jet fliers in the United States, out of some 1.5 million people who could afford to charter a plane[9]. The private jet market remains under-penetrated. We believe factors like a superior owner and customer experience will add to the well-recognized benefits of increased productivity and convenience that private flying offers, in drawing new demand.

•
Highly regulated industry creates barriers to entry. The private aviation market is complex and highly regulated, presenting barriers to scaling, therefore reducing competition, and decreasing price sensitivity. The industry is also subject to significant regulatory oversight by numerous federal agencies. However, Volato’s business model fits well within this regulatory environment.

•
Commercial airline service is declining. North American passenger satisfaction with regards to commercial aviation is in decline across all three segments—first/business, premium economy, and economy/basic economy—down more than 29 points from 2021 to 791 (on a 1,000-point scale)1011. Passengers are responding negatively to increases in cost, flight crew performance, passenger loads, delays, and communication.

•
The COVID-19 pandemic increased exposure to private aviation. This led to more people experimenting with private aviation, increasing engagement with the category. This was fueled by lack of access to commercial travel, increased passenger sensitivity to traveling with unknown passengers, mask mandates, and general delays. We expect interest in private aviation to continue to grow, with changes in how people work and live in a post-COVID pandemic environment bolstering foundational demand.

•
New business models are introducing more people to the benefits of flying private. Semi-private carriers are introducing a new category of fliers to the benefits of private travel. These carriers provide access to smaller airports, offer reduced travel time, avoid checkpoints, and enable a less stressful customer experience[12].

•
Static industry with little innovation presents opportunities. A lack of innovation in the industry has contributed to low asset utilization, poor operational and commercial technology, high operational complexity, and antiquated commercial practices, all which stifle efficiency and scalability. This leads to a lack of downward pressure on prices. Through Volato’s unique business model, Volato believes there are significant opportunities to take advantage of the growth in the market and its current lack of innovation, low customer satisfaction and underutilization. Volato believes it has the understanding, knowledge, experience, and capability to effectively address these market opportunities.

Our Solution
We are committed to prioritizing the satisfaction of our customers in an efficient and sustainable manner. We strive to achieve this by utilizing innovative business models and technology to deliver a service that maximizes fleet utilization and profitability and improves customer satisfaction.
[6]	Credit Suisse Global Wealth Report 2022, Page 40, Table 1 (https://www.credituisse.com/media/assets/corporate/docs/aboutus/ research/publications/global-wealth-report-2022-en.pdf)
[7]	Forbes’ 35th Annual World’s Billionaires List: Facts And Figures 2021 (https://www.forbes.com/sites/kerryadolan/2021/04/06/forbes-35thnnual-worlds-billionaires-list-facts-and-f
[8]
Forbes Billionaires 2023: The Richest People In The World dated August 9, 2023 (https://www.forbes.com/sites/chasewithorn/2023/04/04/ forbes-37th-annual-worlds-billionaires-list-facts-and-figures-2023)

[9]	www.nytimes.com/2021/10/01/your-money/private-jets-demand.html
[10]	https://www.jdpower.com/business/press-releases/2021-north-america-airline-satisfaction-study
[11]	https://www.jdpower.com/business/press-releases/2023-north-america-airline-satisfaction-study
[12]	https://www.forbes.com/sites/suzannerowankelleher/2022/08/01/amid-airport-chaos-semi-private-jet-travel-emerges-ashegoldilocks- option/?sh=5abb9e8a11c7

Our private aviation offerings are designed with the goal of delivering exceptional value to our customers. We achieve this by employing a strategy with objective and measurable performance metrics.
One of our key strategies is the “Right Plane for Right Mission” approach. We have developed a core fleet of HondaJets that covers what management believes is the majority of private aviation missions in the markets in which we serve. These missions generally involve up to four passengers and distances of less than 1,000 nautical miles. We believe the HondaJet provides a best-in-class cabin experience, while also maintaining competitive operating costs. We also place great importance on developing strong, positive relationships with Honda.
The following are certain benefits of the HondaJet that we believe makes it the ideal aircraft for our fleet:
•
The HondaJet is a revolutionary aircraft that combines superior performance, comfort, and efficiency. Its innovative design features include a unique over-the-wing engine mount, natural laminar flow wing, and advanced flight deck technology.

•
The HondaJet’s compact size and superior performance make it ideal for business and personal travel, with a range of up to 1,400 nautical miles and a top speed of 422 knots. Its spacious cabin comfortably seats up to six passengers and offers a range of amenities, including a fully enclosed lavatory and Wi-Fi connectivity.

•
The HondaJet’s advanced safety features include an all-glass cockpit with state-of-the-art avionics, automatic stability augmentation system, and enhanced flight vision system, making it one of the safest and most advanced light jets on the market

We believe in maintaining an alignment of economic interests with our aircraft owners. Through our program’s unique revenue sharing feature, we empower aircraft owners to share in eligible revenue generated from charter flights on their aircraft while maintaining preferred-rate access for their own flights on our fleet. This, together with our proprietary software, allows us the flexibility needed to maximize fleet utilization.
To further maximize fleet utilization, we have developed a suite of products that target underserved market segments. This commercial approach to fleet utilization allows us to offer a more comprehensive range of services to our customers, while also increasing our profitability.
Our business model has three main components: 1) our unique aircraft sale and ownership program, 2) our aircraft management services, and 3) our revenue from charter flights which includes owner flights, deposit product flights, and wholesale/retail charter flights. The aircraft ownership program is an asset-lite model whereby we sell each fleet aircraft to a limited liability company. The LLC, owned by third-party owners, leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. Each program participant separately contracts with us for charter on our HondaJet fleet on preferred terms, generally including a set monthly management fee and preferred charter rates. For our second business model component, we provide aircraft management services to existing aircraft owners and help them monetize their aircraft through third-party charter activities. Finally, our commercial services generate demand for both the aircraft ownership program fleet and managed aircraft fleet through the operation of retail deposit programs and retail charter as well as wholesale charter through brokers.

Volato Aircraft Ownership Program – An Innovative Approach to Shared Aircraft Ownership
Traditional fractional private aviation programs have typically been operated under 14 C.F.R. Subpart 91K, where fractional owners receive a block of entitled hours relative to the size of their fractional interest in the aircraft. An industry standard assumes 800 occupied flight hours is equal to a full interest, meaning a 1/8th share would be recommended for an owner looking at 100 hours of annual usage.
We believe there are several disadvantages with this traditional model that can negatively impact the fractional owner:
•
Does not provide the primary benefits of full aircraft ownership. Key benefits of owning an aircraft are the same basic “bundle of rights” that come along with ownership of any property, including the rights of possession, control, and enjoyment. In a traditional fractional model, the owner must sacrifice both control over how much it flies as well as enjoyment of revenue generated from the asset.

•
Hard for customers to forecast flight usage needs across multi-year programs. Entitled hour programs require fractional owners to commit to an annual usage level for the length of the program. It is challenging for owners to forecast this accurately resulting in either owners overflying and requiring additional hours that may not be available or only available at substantially increased prices, or under flying and the program being more expensive than originally forecast.

•
Depreciation only applicable for percentage of flights deemed business use. Many traditional fractional program owners who use their program for a mix of business and leisure travel are often disappointed to learn they may only be eligible for bonus depreciation on the percentage of their total usage that is deemed business use, and the leisure portion is not eligible. Additionally, if an aircraft owner’s use is primarily personal, no depreciation is available.

•
Lack of transparency into aircraft flight operations. In the traditional program, fractional owners are often not provided detail into their aircraft’s flight operations, and it is generally not transparent how the aircraft is used or monetized outside of the fractional owner’s usage or if any of the owner benefit from that associated revenue generation.

•
Fractional Owners traditionally accept operational control of their flights and the liability and risk associated with operational control. Traditional fractional ownership programs require their owners to execute an acknowledgement of operational control, where the fractional owner agrees to accept liability and risk associated with their flights operated under 14 C.F.R. Part 91(K).

Our solution provides an innovative and more financially viable model. Our program is a more versatile and operationally efficient version of aircraft ownership that provides key benefits of full aircraft ownership to the program participants. The program was designed to be more financially efficient by focusing on maximizing aircraft flight utilization while better aligning the interests of aircraft owners and us. The program participants are building our fleet, secured on a long-term basis at a lower cost of capital than leasing or acquiring aircraft, with lower risk, as we only pay revenue share based on usage rather than a flat monthly rate. Our revenue share payments to the LLCs that own the aircraft may reduce the pressure fractional owners often feel to fly a certain number of hours in a contract year. As a result, we may generate additional capacity on the fleet for non-owner flights.
•
Fractional owners participate in aircraft revenue share. Our program participants enjoy a revenue share from eligible Volato revenue flights. The revenue share is a set contracted amount per eligible occupied revenue-generating flight hour and is calculated and remitted monthly to each aircraft holding SPE, which then distributes on a pro-rata basis to its members, the aircraft owners.

•
Unlimited flight hours regardless of fractional size. By decoupling ownership and usage, and removing the concept of entitled hours, our HondaJet fractional owners can fly unlimited hours under the terms of the owner’s individual contracts with our air carrier subsidiary. A 1/16th owner can fly as much or as little as they wish and is not limited by the size of their share.

•
Favorable tax treatment for owners. Due to the unique nature of our aircraft ownership structure, our owners may be eligible for depreciation of their aircraft asset through their respective Plane Co LLC interests.

•	Our unique program benefits influence purchase decision. Traditional programs with entitled flight hours require customers to factor in anticipated flight hours into their fractional program purchase decisions. In contrast, we believe our owners are basing their purchase decisions based on anticipated flight usage and their personal financial situation. Our owners may buy a larger share based on their individual tax profile and depreciation benefits, or the larger revenue share they wish to receive as owners of larger shares enjoy preferential hourly rates and receive a larger revenue share based on the percentage of the owned aircraft.
•
Transparency into Flight Operations. Our software innovations allow for more transparency into its flight operations by providing program participants detailed information on their aircraft’s commercial activities and maintenance status.

•
Transfer of Operational Control and Management. Under 14 C.F.R. Part 135, we assume operational control of aircraft we operate by way of a lease, which transfers responsibility for aircraft management and liability arising from the operation of the aircraft by us. In contrast, under Part 91K fractional programs, the owners retain operational control of the aircraft and have potential liability exposure related to the aircraft operations.

Our Current Fleet
Together with the benefits of HondaJets, we are focused on bringing efficiencies to the private aviation market, eliminating unnecessary and expensive unused capacity from private flights.
The traditional route to cost reduction in private aviation has been either single-pilot operations or deploying turboprop aircraft instead of jets. These methods are logical; single-pilot operations save on personnel costs, and turboprop aircraft are cheaper to operate. However, both measures have inherent downsides. Single-pilot operations have safety implications due to increased pilot workload, while turboprops are generally slower and noisier than jet aircraft.
Recognizing the gap in the market for an economically efficient but uncompromised private jet experience, we have not adopted these conventional cost-cutting measures. Instead, we are focusing on building a fleet of jet aircraft that meets the needs of our customers and is properly gauged for the majority of private aviation flights in the markets we serve.
The above concepts were central when considering and selecting aircraft for our fleet and unique business model. Our fleet is primarily composed of the HondaJet HA-420, a jet in the Very Light Jet market segment, that is best suited for flights of four or fewer passengers and under three hours or 1,000 nautical miles. Compared to the Phenom 300, we believe the HondaJet offers multiple advantages:
•
Superior Operating Efficiency. The HondaJet’s design and performance profile mean it is not just less expensive to operate but also matches the fuel economy of a turboprop, maintaining the speed and quietness of a jet without incurring extra fuel costs. This efficient operation enables us to offer cost savings to customers while preserving the jet experience.

•
Superior Cabin Experience. The over-the-wing engine mount design of the HondaJet decreases cabin noise, thus enhancing passenger comfort. Despite its smaller size, it provides a comfortable cabin and a larger luggage compartment compared to other jets in its category.

•
No Compromise. While the HondaJet HA-420 is rated for single-pilot operations, all of our HondaJet commercial passenger flights are operated with two pilots. This staffing includes safety and service benefits for our customers, while offering a more cost-effective solution.

Aircraft Ownership Program Revenue Streams
Our Aircraft Ownership Program has 3 revenue streams that are long-term (5-year contract), recurring in nature and predictable, which together provide a high level of revenue visibility for the business.
•
Aircraft Sales Revenue. We sell aircraft to the LLCs, and the aircraft are subject to a 5-year leaseback to us. We believe that if we deliver on our brand and product promise then we should see a substantial renewal rate by program participants when the lease expires.

•
Monthly Management Fee. Program participants under our traditional pricing structure pay a set monthly management fee, which is subject to an annual increase. Holders of smaller sizes (i.e., 1/8th and 1/16th) pay a premium. Program participants under our low-use pricing structure do not pay a monthly management fee but pay a premium for their usage. This revenue is included in “aircraft management revenue” in our MD&A.

•
Charter Flight Revenue. Program participants may book flights on the HondaJet fleet at preferential hourly rates. Repositioning fees are waived for owner flights departing within an estimated two-hour flight time from select our bases. Fuel is separately charged to the owner at our blended cost. The total flight charge is invoiced after the flight is completed and the revenue is included in “charter flight revenue” as in our MD&A.

Commercial Strategy – Optimizing Fleet Utilization
We are developing commercial capabilities in the light jet market segment with our HondaJet fleet through a multi-channel, segmented product and pricing approach.
Under our ownership program, owners have guaranteed availability to our aircraft on an unlimited basis. When owners are not flying, we have an opportunity to sell capacity that would otherwise remain unused as charter flights (“Charter”), which is a non-guaranteed availability offering. At all times, we maintain operational control over our aircraft (i.e., we assign aircraft to and accept flights at our discretion), without requiring any aircraft owner approval. This provides us the ability to schedule flights efficiently.
We take advantage of this Charter opportunity with dynamic pricing offered through a variety of options available simultaneously to our flight deposit program and general retail and wholesale customers. We use a proprietary pricing tool to adjust pricing for any given flight based on factors such as forecasted demand, available aircraft, and booking date. In contrast, it is typical in private aviation for pricing to be set at fixed hourly rates that do not vary.
Through inventory management and pricing practices, we can offer Charter customers access to our fleet, depending upon demand and other criteria we set. While we do not guarantee availability for any Charter customer at any time, we also do not require any long-term commitment or block access to our fleet during peak demand periods.
Revenue Streams from Fleet Optimization
All of the revenue described below in revenue streams from fleet optimization is included in “charter flight revenue” in Volato Group’s MD&A.
Deposit Products
We have created a complementary set of products with differentiable attributes beyond price. For the HondaJet floating fleet, our service network for all Charter services is presently focused on domestic operations with limited access to Mexico, Canada, and the Caribbean. Pricing for flight services on all Charter quotes, though determined dynamically, is fixed at the time of quoting.
Volato Insider
We introduced a deposit-based program in March 2023 to reduce the inefficiencies of booking and paying on a trip-by-trip basis while rewarding larger deposit customers with capped rates for HondaJet flights in certain geographical zones. Deposit customers pay the lower of the then-current general charter rate or the capped rate. Larger deposits in the program receive capped pricing in larger geographical zones. Insider deposit customers have preferred access for charter requests over general charter, and the program is fully refundable for any unused balances during the term of the agreement, but are not refundable after the term of the agreement, except any incentive credits customers may have received.
Volato Stretch Jet Card
Launched in 2022, the Volato Stretch jet card is designed for price-conscious customers with high schedule flexibility. We may make changes to itineraries under this program and compensates customers for eligible changes with non-cash credits towards future flights. Unused balances may be refunded during the term of the agreement, but are not refundable after the term of the agreement; incentive credits are not refundable.

Charter
Charter currently comprises approximately 40% of our revenue flight hours. However, our strategy is to build our deposit program customer base, and reduce general Charter. General Charter helps us increase our fleet utilization by filling in capacity remaining after aircraft ownership program or deposit program customer flights. To improve our general Charter capabilities, we are working on proprietary software to improve our quoting, pricing, and scheduling processes. These capabilities are designed to improve the customer booking experience and increase the speed of transactions.
Volato Aircraft Management Services
Volato Aircraft Management Services (the “Volato AMS”) is a full-service management and charter operator line of business within Volato Group. Under Volato AMS, owner aircraft are managed by and leased to Volato Group for both owner flights and third-party charter flights under our FAA Air Carrier Certificate, or managed by us for the owner’s exclusive use. The benefits to the wider organization of the Volato AMS division include having additional aircraft which can be used by us for occasional charter capacity and for last-minute relief flights when our charter fleet planes become unavailable for scheduled flights. Some aircraft also provide additional capabilities such as larger cabin and range. By increasing the total aircraft available to us for Charter, Volato AMS also helps unlock economies of scale to the benefit of Volato Group and its aircraft ownership program participants.
The Volato AMS managed fleet includes a range of different aircraft that were primarily inherited as part of the Gulf Coast Aviation acquisition in March 2021. Going forward the key focus is airframes which are part of our core fleet, currently HondaJets.
Volato AMS currently manages six aircraft on the FAA Air Carrier Certificate and one airplane is managed solely for owner use and is not on the Certificate.
Revenue Streams for Volato AMS
The two sources of revenue are aircraft management fees and Charter revenue sharing. Aircraft management fees which are included in aircraft management revenue in our MD&A are paid by aircraft owners to Volato AMS and include all operating expenses for the aircraft: maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft Charter marketing. Volato AMS typically receives 15% of the revenue per Charter trip and revenue from these charter trips are included in “charter flight revenue” in our MD&A.
Software Strategy
Following a thorough examination of off-the-shelf flight management systems, we identified that none could fully meet our current and projected needs. Consequently, in September 2022, we made the decision to develop a custom flight management and marketing platform to meet our specific requirements.
Our cloud-based software, Mission Control, is a modern, API-first solution for the management of our business. Mission Control provides a wide range of features, including Avinode data integration and synchronization, an internal/external-facing Charter pricing tool, and a Broker Rewards program, a voluntary program through which we pay a commission to third-party individual Charter brokers for eligible flights purchased through the brokers. Our software also offers an Empty Leg Marketing module, which provides daily deals to customers, increasing their opportunities to save on Charter flights.
Mission Control's reporting dashboards provide real-time insights into daily Charter sales, fleet performance, and select key performance indicators (“KPIs”). The platform's crew and aircraft scheduling tools enable the management of aircraft ownership, monthly flight hours, and owner flight activity. The fleet map feature provides an interactive display of our entire fleet, allowing us to track aircraft locations in real-time via an ADS-B data provider.
Our Aircraft Owner Database feature includes a customer relations management tool, meet and greet alerts, an auto-generated weekly email newsletter, and automated billing and invoicing functionality. The platform's Customer Flight Reviews feature, which includes Net Promotor Score metrics, allows us to collect valuable feedback from customers and make informed business decisions.
Our software solution improves transparency, operational efficiency, scalability, and customer satisfaction. Additionally, it enhances our financial performance, by streamlining our flight management processes and reducing manual workloads.

Real-time updates to KPI dashboards and alert notifications, delivered over multiple communication channels and through multiple visualizations enable swift decision-making and greater oversight across our operations.

Figure: Flight reviews are output to a Microsoft Teams channel that is open to the entire company.	Figure: Aggregate NPS scores displayed in our proprietary Volato MissionControl application.
One of our core aims is to improve customer satisfaction by enabling real-time interactions across our entire enterprise. Our platform enables greater transparency and visibility for our customers with the opportunity to follow their journey and receive updates at every stage. This enables us to reduce customer complaints, boost retention rates, and enhance our reputation in the market.

Figure: Enhancing transparency by sending an automated weekly email to aircraft ownership program participants about their asset’s performance over time.

Figure: Volato Mission Control Aircraft Dashboard
Additionally, our proprietary software solutions enhances marketing capabilities by exposing features of the platform to potential customers, including charter brokers and retail customers which we believe will increase charter sales and create greater brand exposure.

Figure: Our proprietary instant-pricing system and e-signature platform reduces overhead while providing customers with improved service.

Currently, our reservation/flight operation team enters flight reservations, schedules, invoices, and quotes into a third-party system. This data is, in turn, imported into Volato Mission Control in near-real time.

Figure: Mission Control Flight Scheduling
With Mission Control, we have access to a sophisticated tool for managing our business, providing real-time access to essential data, streamlining operations, and enhancing the customer experience. Our software is designed to drive our productivity, resulting in reduced costs, and increased operational efficiency and revenue.
Social Impact Initiatives
As a growing company, we have an opportunity to build an aviation company for tomorrow. Our business model, fleet, people, and culture have all been influenced by our awareness of our social impact and place as a good corporate citizen in our community.
We prioritize environmental responsibility and operate a fleet of efficient aircraft. Lower fuel burn and operating costs are a key selection criterion in evaluating prospective airframes for our fleet. Aircraft that match these criteria, in addition to being financially efficient, reduce the carbon footprint. We believe that sustainability is a critical aspect of our business and offset 100% of the CO2 generated by our HondaJet core fleet’s flight operations (which excludes any HondaJets that are managed by us) through our participation in the 4AIR offset program by purchasing carbon offsets for all fuel used by the fleet; however, we cannot provide assurance that such 4AIR offset program will achieve its stated goal. Although we do not perform any independent monitoring, 4AIR’s carbon offset program is quantified and verified by several leading carbon offset registries which issue serial numbers to us for each retirement of the carbon offset. Through this offset program, we are actively taking steps to reduce our impact on the environment.
We also strongly believe in creating a diverse, equitable, and inclusive workplace that values and celebrates all employees. We recognize the importance of promoting diversity in the aviation industry, and as of 15 April 2023, we actively support organizations such as Women in Aviation, the Organization of Black Aerospace Professionals, National Gay Pilots Association, Latino Pilots Association, Professional Asian Pilots Association, and the U.S. Military.
We invest in our employees and provide a range of competitive benefits. We offer comprehensive healthcare including dental and vision, a matching 401k program, paid time off, life insurance, and short-term disability. We invest in our team through training and mentorship.
Our commitment to sustainability and diversity is just one aspect of our overall mission to provide the best possible experience for our customers. By prioritizing the needs of our employees, we are able to create a positive and welcoming environment that translates into an exceptional aviation experience for all our clients. We are dedicated to setting high standards and providing our customers with a truly exceptional experience.
Flight Operations
Within our organization, we have a dedicated Flight Operations team that is responsible for the safety and efficiency of our aviation operations. This team is comprised of various sub-teams, including our Safety team, Operations Control Center (OCC), Experience Concierge (EC), maintenance team, aircraft management team, and training team.
Our safety team is tasked with implementing and maintaining our safety standards in all aspects of our operations. They continuously monitor and evaluate our safety protocols, with an emphasis on applying industry best practices and regulatory compliance.
The OCC team is responsible for overseeing and managing our daily operations. They monitor flights, manage schedules, and make real-time decisions to support flight operations.
Our EC team focuses on providing our aircraft ownership program, jet card, and charter deposit program customers with a first-class travel experience. They work closely with these customers to understand their needs and preferences, and EC’s goal is to deliver seamless and enjoyable travel experiences. Volato’s hospitality-oriented Experience Concierge account management team is central to our focus on Customer Experience (CX). This is the reason why our HondaJet fleet aircraft have the tail signifier of “CX”.
The maintenance team is responsible for maintaining the airworthiness of our aircraft. They conduct regular inspections, repairs, and maintenance to keep our aircraft in condition and meeting required safety standards. They also work with our maintenance program vendors to schedule third-party maintenance.
Our aircraft management team is responsible for overseeing the overall management and operations of our aircraft fleet. They work closely with our maintenance team to keep our aircraft ready to operate on schedule.
Finally, our training team is responsible for training our pilots and other staff members. They also continuously monitor and evaluate our training programs.
Our Flight Operations staff is located in numerous states in the U.S., including locations in all continental time zones. While many of our employees work remote-first, we have concentrated groups of personnel in the Houston, Texas and Saint Augustine, Florida areas. Our pilots are not “home-based” like traditional airlines/fractional jet operators, allowing them to work from any U.S. state and travel to their assigned aircraft at the start of their scheduled work rotation. This approach provides significant advantages over legacy physical operations centers, as it allows us to operate more efficiently and effectively and increase recruiting opportunities, while also reducing our environmental footprint.
Air Carrier Operations
We provide our passenger air carrier services through G C Aviation, Inc. d/b/a Volato, a wholly-owned subsidiary and Part 135 certificate entity. G C Aviation is our exclusive Part 135 operator and provides flight services, aircraft management, private aircraft charter services, and maintenance support.
Safety
At Volato Group, we pride ourselves on our commitment to safety. We believe that safety is not only a fundamental aspect of our organizational culture, but also a cornerstone of the aviation industry. As such, we view compliance with the FAA regulations as merely the baseline for our safety commitment.
To further reinforce our dedication to safety, we have gone above and beyond the minimum FAA requirements by establishing higher safety standards across a range of critical areas such as pilot experience, certification, training, and safety programs. We have implemented Safety Management Systems (SMS) for our air carrier subsidiary that surpasses the FAA regulatory requirements.
Our SMS is a valuable tool for identifying potential hazards, assessing and mitigating risks associated with those hazards, collecting safety data and, most importantly, acting on that data to improve operations. The SMS is managed by our Director of Safety.

One of the key components of our SMS is the Flight Risk Assessment Tool (FRAT), which is used on every flight operated by Volato Group to quantify the flight’s level of risk. Every flight has some level of risk, so the FRAT is important to help distinguish, in advance, between a lower-risk flight and a higher-risk flight. Once identified, higher-risk flights can be assessed for potential mitigation.
Aside from our internal safety management efforts, we are also proud voluntary participants in audits from various third-party safety organizations, including ARGUS and IS-BAO. These audits provide us with an opportunity to have external experts review and enhance to the continuous improvement of our SMS.
We believe that our commitment to safety is the cornerstone of our organizational culture. Through our Safety Management Systems and voluntary participation in third-party safety audits, we remain committed to all aspects of safety across our operation.
Volato’s Pilots
All of our commercial passenger flights are operated with two trained and qualified pilots. Our pilot requirements exceed the FAA’s requirements and training criteria outlined in the Federal Aviation Regulations. Each of our pilots is required to hold an appropriate FAA-required FAA pilot certificate and FAA medical certificate, as well as the necessary type rating for the aircraft they will be flying.
In addition to meeting these essential requirements, our pilot selection process also includes a comprehensive screening process that considers a candidate's professional background, customer service skills, and safety record. This process includes both technical and customer service interviews, allowing us to identify candidates who possess the necessary skills and traits to provide our customers with a superior travel experience.
Once selected, our pilots undergo mandatory advanced aircraft ground and flight training in a full-motion simulator, as well as recurrent training on the relevant aircraft. Through this comprehensive training regimen, our pilots are prepared to handle a challenging situation that may arise during a flight.
Aircraft Maintenance and Repairs
As an aviation company, safety is our utmost priority. We have established a maintenance program that covers all types of maintenance and repairs that occur on different schedules. This includes line maintenance, which involves scheduled maintenance inspections, routine repairs, and unscheduled items as needed. Additionally, we perform scheduled airframe maintenance inspections and engine overhauls at appropriate intervals for any given airframe or engine. Our fleet maintenance is scheduled to prioritize the least disruption and downtime, ending mission proximity to service center, and compliance with maintenance program requirements. We also conduct unscheduled and “airplane on ground” (“AOG”) repairs as necessary, and as soon as possible, to return the aircraft to service in a timely fashion.
We have two maintenance facilities, one located in St. Augustine, FL and one in Houston, TX. We use third-party maintenance providers to perform substantially all scheduled maintenance work.
Key Vendors
We have contracts with airframe manufacturers to provide parts and maintenance labor for our aircraft at pre-negotiated pricing and rates. Additionally, we have agreements with select airframe and engine manufacturers whereby they provide maintenance services for various aircraft on our certificate. These services are primarily focused on scheduled airframe maintenance inspections, engine inspections, and engine overhauls, in exchange for an hourly rate per flight hour or engine cycle charge.
Furthermore, we have pricing agreements with various fuel providers across the United States, which provide us with pre-negotiated pricing for fuel, as well as handling and facility fees at each location.
We have entered into agreements with a well-known third-party supplier for factory-authorized pilot training, which includes fixed price training slots throughout the year for both initial and recurrent pilot training.
Government Regulation
Primary Domestic Regulators
The subsequent paragraphs provide a brief overview of the roles of some of the most notable domestic regulators relevant to our business operations. It is important to note that this summary is not intended to be comprehensive, as it does not encompass every regulator or rule governed by these regulators.

The Department of Transportation (“DOT”) serves as the primary regulator of economic matters within the aviation industry. Specifically, with respect to our business operations, DOT oversees our subsidiary that operates as an air taxi under Part 298 (14 C.F.R. Part 298, referred to herein as “Part 298”). This includes the economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements applicable to such business.
Furthermore, DOT regulates our advertising and service offering under Part 295 (14 C.F.R. Part 295, referred to herein as “Part 295”). As a statutorily-defined “ticket agent” and “air charter broker” under Part 295, we are subject to DOT jurisdiction in offering and selling our charter programs and in arranging flights on behalf of our customers. In all aspects of our business operations that fall under DOT's purview, we are obligated to comply with its statutory and regulatory authorities to prevent and redress “unfair” or “deceptive” practices. We are also subject to DOT's consumer protection regulations, which cover various areas, such as data reporting, recordkeeping, advertising, ticket sales, and ensuring equal access to air transportation for disabled passengers.
Additionally, DOT enforces U.S. laws governing the citizenship of air carriers. This includes requirements that air carriers be under the actual control by U.S. citizens and satisfying certain other criteria, including having a U.S. citizen as our president/chief executive officer and at least two-thirds of our Board, and other managing officers must be U.S. citizens, and that at least seventy-five percent of our voting stock must be owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is limited as well.
The FAA is the primary governing body responsible for overseeing safety matters in the aviation industry. Its regulatory framework encompasses various facets of civil aviation, including the design and manufacture of aircraft and their components, inspection, maintenance, repair and registration of aircraft, as well as the training, licensing, and performance of duties by pilots, flight attendants, and maintenance technicians. The FAA also regulates safety-sensitive personnel for prohibited drug use or alcohol consumption, and oversees the design, construction, and maintenance of runways and airport facilities. Furthermore, the FAA is tasked with managing air traffic control systems and the complex air traffic at busy airport facilities. It certifies and monitors air carriers, establishes Safety Management Systems, promotes voluntary data disclosure systems that aid in enhancing safety, and oversees and controls the operations of air carriers by their accountable managers, directors of operations, and directors of maintenance, among other key personnel.
The FAA's regulatory framework is comprised of several parts found in Title 14 of the U.S. Code of Federal Regulations. For instance, Part 91 contains the general rules for flight safety, while Part 135 contains additional rules that apply to commercial on-demand operations. In the event of a security threat, environmental risk, or other emergency, the FAA holds the power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as demonstrated on September 11, 2001.
As an agency of the Department of Homeland Security (“DHS”), the U.S. Transportation Security Administration (“TSA”) is the primary regulatory body responsible for security matters in the aviation industry. The TSA's oversight extends to standard security programs in use by U.S. airports and air carriers, which cover areas such as flight crew training, passenger identity and screening, security watchlists, and cooperation in threat assessments and responses.
U.S. Customs and Border Protection (“CBP”), also an agency of DHS, plays a crucial role as the primary regulator of customs, immigration, and public health matters affecting the aviation industry. Whenever our air carrier operations involve international flight segments, we are required to provide CBP with advanced disclosure of passenger information, facilitate the inspection of baggage, including prohibited substances or invasive species of plants or animals, and ensure proper disposal of any foreign-originating refuse on the aircraft.
The Environmental Protection Agency (“EPA”) is the primary federal environmental regulator, responsible for promulgating new rules relating to greenhouse emissions from carbon fuels used in aircraft engines in January 2021. These rules are expected to bring about changes in future aircraft engine designs and approvals, leading to a turnover in which engines may remain in use in the coming years. However, this area of regulation remains subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it difficult to predict how these developments might impact our business in the future.
The vast majority of airports where we operate are owned and operated by state and local government entities, which have the right to impose safety, security, and other regulations as long as they do not conflict with federal law.

Airport authorities also have extensive property rights, enabling them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property may be less favorable than customary for real estate transactions outside of an airport environment.
These regulatory authorities possess the power to suspend or revoke our certifications or authorizations, impose monetary fines and other civil penalties, and refer cases for criminal prosecution, which could halt our business and flight operations. These actions may occur with or without an opportunity for us to present our defense before action is taken by the regulator. Even if our position is potentially reasonable, we may not prevail in an appeal because of the regulators' significant discretion and the deference given to their interpretation of the facts and law during the appeal process.
National Transportation Safety Board (“NTSB”) is an independent agency that is responsible for oversight of aircraft accident investigations. NTSB regulations that govern accident notification are contained in 14 CFR Part 830. NTSB has the authority to issue subpoenas in conjunction with accident investigations. NTSB may elect to delegate accident investigation duties to the FAA.
Privacy and Data Protection
Compliance with laws governing the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals is important for our business. As our technology platform is an integral part of our operations, adherence to federal, state, local, municipal, and foreign laws and regulations, as well as industry standards, is necessary to enhance the user experience of our mobile application and marketing site relevant for our business.
We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information. We also rely on third parties to manage certain aspects of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. The collection, storage, processing, sharing, use, retention, and security of this information are governed by various laws and regulations.
The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Compliance with the CCPA is necessary for businesses to provide certain disclosures to California residents, respond to their requests for disclosures regarding their personal information, and offer them the right to opt out of sales of personal information. The CCPA also provides for severe statutory damages for noncompliance and private rights of action for certain breaches of personal information resulting from a covered business's failure to implement reasonable security procedures and practices. Furthermore, the California Privacy Rights Act, which took effect on January 1, 2023, expands California residents' rights under the CCPA.
Given that we collect personal information from California residents through the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, we believe that we are subject to compliance with California's privacy laws.
Employees
Our employees are central to our and our customers’ success. As of December 31, 2023, we have 229 employees, including 116 pilots and no part-time employees. In addition, we engage a number of contractors and consultants to supplement our workforce. All full-time employees are located within the United States and fulfill a range of roles, including non-exempt and exempt positions in corporate functions, pilots, and maintenance personnel.
To date, Volato Group and our affiliates have not experienced any work stoppages. Furthermore, none of our employees are currently represented by a labor organization or subject to collective bargaining agreements. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards.
Facilities
We are a remote-first company, founded during the COVID-19 crisis. Our physical operations are located primarily at three locations: St. Augustine, Florida; Houston, Texas; and Atlanta, Georgia. All our facilities are located on land that is leased from third parties. We believe that these facilities meet our current and future anticipated needs. In addition, primarily for aircraft ownership program participants flight pricing, we designate a few other physical locations as operational bases, which may or may not have personnel or facilities, but which our owners are not charged repositioning fees to fly from.
Due to operating a floating fleet, our core fleet of charter aircraft do not return to our facilities or a designated airport each night, but over-night throughout the country based on their flight schedule. Our managed aircraft, which are operated primarily for the benefit of the aircraft owners, typically return to a single, “home” airport, but will occasionally overnight at other airports.
Intellectual Property
Safeguarding our proprietary technology and other intellectual property is important for our business. We employ a combination of strategies, including trademarks, contractual commitments and security procedures to protect our intellectual property. We require our employees and relevant consultants to sign confidentiality agreements and certain third parties to sign nondisclosure agreements. We routinely evaluate our technology development initiatives and branding strategy to identify potential new intellectual property. We have pending U.S. and certain foreign trademark applications, including the “Volato” word mark and Dragonfly design mark.
Presently, we own the Internet domain “flyvolato.com.” The regulation of domain names in the United States is subject to change, and regulatory authorities may create additional top-level domains, appoint additional domain name registrars, or change the prerequisites for holding domain names. As a result, we may not be able to acquire or maintain all domain names that incorporate the name “Volato” or are otherwise relevant to or descriptive of our business.
Although software can be protected by copyright law, we have chosen to rely primarily on trade secret law to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright law requires registration to bring a claim for infringement and to obtain certain types of remedies. However, even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.
It is important to note that intellectual property laws, contractual commitments, and security procedures provide only limited protection, and our intellectual property rights may be challenged, invalidated, circumvented, infringed upon, or misappropriated. Furthermore, trade secrets, know-how, and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors, and may no longer provide protection for the related intellectual property.
Additionally, intellectual property laws vary from country to country, and we have not sought trademark registrations in every foreign jurisdiction in which we have or may operate. As a result, we may be unable to protect certain aspects of our brands or other intellectual property in other jurisdictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 8 and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.
Overview of Our Business
Our mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless.
Our revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products and charter flights and aircraft management services. Our aircraft ownership program is an asset-lite model whereby we sell each fleet aircraft to a limited liability company (LLC), which sells LLC membership interests to third-party owners and leases the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. We operate the aircraft on behalf of the special purpose entity and enter into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.
Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. We offer these programs on a fleet of 18 HondaJets and a managed fleet of 6 aircraft. For additional details about these revenue streams, please see the section above titled “Aircraft Ownership Program Revenue Streams”. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.
•
Since inception, we have been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.

Financial highlights for the year-to-date results through September 30, 2023 include:
•
Revenue decreased by $18.9 million, or 31%, compared to the nine months ended September 30, 2022. Revenue from aircraft management and chartered flight services increased by $17.1 million, or 90.0%, while revenue from Plane Co membership interest sales and whole aircraft sales decreased by $36.1 million, or 86%, during the nine months September 30, 2023;

•	We had 8,759 total flight hours for the nine months ended September 30, 2023, representing over 100% year-over-year growth;
•
We incurred a net loss of $29.2 million for the nine months ended September 30, 2023, representing a $22.9 million increase in loss over the prior year related to lower sales of Plane Co membership interest sales, as described above, and increased costs related to rapid scaling of the business; and

•	Adjusted EBITDA decreased by $21.3 million for the nine months ended September 30, 2023, to adjusted negative EBITDA of $27.1 million.
Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Market Competition
We compete for market share in the highly fragmented private aviation industry. The top 10 largest operators control approximately 25% of the total flight hours operated in the United States. For example, there are over

400 light jet operators (excludes air ambulance) offering Part 135 charter services in our primary network service area, flying approximately 293,000 flight hours. The breadth of operators and the product options (fractional, deposit/card programs, charter) makes the industry highly competitive.
Costs and Expense Management
In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a rapidly growing private aviation company. We will continue to invest in the technology and systems required to increase our fleet availability and utilization. The Company currently enrolls our fleet of HondaJet aircraft, and most of our managed aircraft, in OEM maintenance programs. These programs provide known hourly maintenance rates for our airplanes based on utilization levels and enable our maintenance expenses to be predictable. There is an opportunity to move to different tiers of these programs and increase the amount of maintenance we perform in-house to potentially increase aircraft availability. Substantial increases to the scope of Volato-performed maintenance would likely require material investments in personnel, equipment, facilities, and training. We will continue to evaluate these opportunities to improve our cost structure going forward.
We believe that pricing and data analytics are critical to our long-term ability to deliver high utilization rates on our aircraft. We plan to continue to develop new and unique products designed to leverage our yield management expertise. These new products have and will continue to require new technology systems and the resulting investment. We believe these investments will lead to increased financial performance by increasing total contribution margin from flight operations.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels can be greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors. Our experience operating light jets leads us to believe that operating the most efficient fleet in each class of airplanes (i.e., light, mid, super mid, large cabin), will prove beneficial in an economic downturn.
Pilot Availability and Attrition
The competition for pilots has intensified in recent years. We have relied on increasing pilot pay and benefits to continue to attract qualified applicants including equity compensation. While we have been able to attract and retain the appropriate number of pilots to date, there is no guarantee that we will be able to continue to do so without further increasing our cost structure.
Sales of a Substantial Number of Our Securities
Subject to any lockup or other transfer restrictions, the Selling Securityholders will be able to sell all of their shares of Common Stock for so long as the registration statement of which this prospectus forms a part is available for use. As of February 1, 2024, the securities being offered in this prospectus represent 52.4% of the issued and outstanding Common Stock, and the sale of such securities by the Selling Securityholders, or the perception that those sales might occur, could increase the volatility of the market price of the Common Stock or result in a decline in the public trading price of the Common Stock. A decline in the market price of our securities could both adversely affect securityholders’ ability to sell securities and the Company’s ability to issue additional securities to raise additional capital. See “Risk Factors—Sales of Common Stock, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline and certain Selling Securityholders still may receive significant proceeds.”
Business Impact of COVID-19 and other pandemics
The global spread of COVID-19 has negatively affected the global economy, disrupted global supply chains, and created significant volatility and disruption of financial markets. Although unpredictable, the impact of this pandemic and other similar pandemics can impact the business, employees, suppliers, and customers in a variety of ways.
Seasonality
Our results of operations for any specific period are not necessarily indicative of those for an entire year since the private aviation industry is subject to seasonal fluctuations and general economic conditions.

Non-GAAP Financial Measures
In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.
These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest income (expense), (ii) income tax expenses (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure:
	Three Months Ended		Nine Months Ended September 30th September 30,
Adjusted EBITDA	2023	2022	2023	2022
Net loss	$(11,825,496)	$(4,850,742)	$(29,199,850)	$(6,273,146)
Interest income	(20,202)	—	(34,173)	—
Interest expense	825,118	206,338	2,461,189	453,002
Income tax benefit	—	—	—	(80,000)
Depreciation	105,862	30,087	207,890	121,195
Acquisition, integration, and capital raise related expenses(1)	—	323	—	20,791
Other items not indicative of our ongoing operating performance(2)	—	—	(507,000)	—
Adjusted EBITDA	$(10,914,718)	$(4,613,994)	$(27,071,944)	$(5,758,158)
(1)	Acquisition expenses associated with Gulf Coast Aviation.
(2)	Represents gain on sale of Fly Dreams certificate and fuel credit from litigation settlement.
Results of Operations
Comparison of Three Months Ended September 30, 2023 and 2022
The following table sets forth our results of operations for the three months ended September 30, 2023 and 2022:
	Three Months Ended 30-Sep		Change In
	2023	2022	$	%
Revenue	$13,180,950	$14,075,955	$(895,005)	-6%
Costs and Expense
Cost of revenue	17,392,738	15,407,413	1,985,325	13%
Salaries and benefits	3,261,365	1,794,532	1,466,833	82%
Advertising expenses	805,784	93,959	711,825	758%
Professional fees	555,117	355,171	199,946	56%
General and administrative	2,092,845	1,111,929	980,916	88%
Depreciation	105,862	30,087	75,775	252%
Total cost and expense	24,213,711	18,793,091	5,420,620	29%

	Three Months Ended 30-Sep		Change In
	2023	2022	$	%
Loss from operation	(11,032,761)	(4,717,136)	(6,315,625)	134%
Gain from sale of Part 135 Certificate	—	—
Gain from sale of equity method investment	—	(3,019)	3,019	-100%
Gain from deconsolidation of investments	—	—
Income (loss) from equity-method investments	—	—
Other income	12,181	75,751	(63,570)	-84%
Interest income on restricted cash	20,202	—
Provision for income tax benefit	—	—
Interest expense	(825,118)	(206,338)	(618,780)	300%
Net (Loss) Income	$(11,825,496)	$(4,850,742)	$(6,974,754)	144%
Revenue
Revenue decreased by $0.90 million, or 6%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Three Months Ended September 30,		Change In
	2023	2022	$	%
Charter flight revenue	$7,140,663	$4,207,404	$2,933,259	70%
Aircraft management	6,040,287	4,178,551	1,861,736	45%
Aircraft sales	—	5,690,000	(5,690,000)	-100%
Total	$13,180,950	$14,075,955	$(895,005)	-6%
The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales of $5.7 million, or 100%, partially offset by an increase in charter flight revenue of $2.9 million, or 70% and aircraft management revenue of $1.9 million, or 45% during the three months ended September 30, 2023. The decrease in aircraft sales primarily reflected the timing of aircraft delivery. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with us taking delivery of its first two Elite II model aircraft in fourth quarter 2022 and two additional HondaJet Elite IIs in the fourth quarter 2023. The increase in aircraft management and charter flight revenue is the result of an increase in the number of aircraft to 29 during the three months ended September 30, 2023 compared to the same period last year.
Costs and Expenses
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: charter flights, aircraft management, and aircraft sales. Charter flight cost of revenue includes all of the variable costs related to flight operations of our HondaJet floating fleet including fuel, maintenance, owner revenue share and landing and other airport fees. The aircraft management cost of revenue includes all costs incurred by Volato AMS (both fixed and variable) and the fixed costs related to our HondaJet floating fleet comprised primarily of the cost of flight crews. In the context of aircraft sales revenue, the cost of sales is Volato’s purchase price of the aircraft.
Cost of revenue increased by $2.0 million, or 13%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Aircraft sales cost of revenue decreased by $5.0 million due to the decrease in aircraft sales. Management fee cost of revenue increased by $4.0 million or 56% and charter flight cost of revenue increased by $3.0 million 90% in line with the increase in revenue for these revenue streams during this time period.

	Three Months Ended September 30,		Change In
	2023	2022	$	%
Charter flight cost of revenue	6,240,847	3,280,223	2,960,624	90%
Aircraft management cost of revenue	11,151,891	7,127,190	4,024,701	56%
Aircraft sales cost of revenue	—	5,000,000	(5,000,000)	-100%
Total	17,392,738	15,407,413	1,985,325	13%
Other Operating Expenses
Salaries and Benefits
Salary and benefits expenses increased by $1.5 million, or 82%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in salaries and benefits expenses was primarily attributable to an increase in payroll expense for both flight and business operations consistent with headcount growth as a result of growth in our operations.
Advertising Expenses
Advertising expenses increased by $0.7 million, or 758%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts as the company is expanding its customer base and name recognition.
Professional Fees
Professional fees increased by $0.2 million, or 56%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The increase in professional fees was primarily attributable to an increase in accounting fees related to the rapid scaling of the business and preparation to become a public company.
General and Administrative
General and administrative expenses increased by $1.0 million, or 88%, for the three months ended September 30, 2023 compared to the three months ended September30, 2022. The increase in general and administrative expenses was primarily attributable to an increase in all team training, travel expenses due to headcount growth and software expenses.
Depreciation
Depreciation and amortization expenses were primarily attributable to an increase in capital expenditure related to capitalization of software and development costs resulting in an increase of depreciation expense of $0.08 million.
Gain from sale of equity method investment
There was no gain from sale of equity method investment as Volato did not resell any fractional shares in the three months ending September 30, 2023.
Interest Expense
Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $0.6 million or 300%, during the three months ended September 30, 2023 as compared to the three months ended September 30, 2022 primarily as a result of convertible note issuances and increase in the Shearwater debt facility.

Comparison of Nine Months ended September 30, 2023 and 2022
The following table sets forth our results of operations for the nine months ended September 30, 2023 and 2022:
	Nine Months Ended September 30,		Change In
	2023	2022	$	%
Revenue	$41,860,775	$60,791,225	$(18,930,450)	-31%
Costs and Expense
Cost of revenue	52,687,408	59,779,367	(7,091,959)	-12%
Salaries and benefits	8,895,324	3,856,023	5,039,301	131%
Advertising expenses	1,383,118	229,788	1,153,330	502%
Professional fees	1,435,605	862,189	573,416	67%
General and administrative	5,474,167	2,524,307	2,949,860	117%
Depreciation	207,890	121,195	86,695	72%
Total cost and expense	70,083,512	67,372,869	2,710,643	4%
Loss from operation	(28,222,737)	(6,581,644)	(21,641,093)	329%
Gain from sale of Part 135 Certificate	387,000	—	387,000	100%
Gain from sale of equity method investment	883,165	—	883,165	100%
Gain from deconsolidation of investments	—	580,802	(580,802)	-100%
Income (loss) from equity-method investments	21,982	(37,301)	59,283	-159%
Other income	157,756	105,399	52,357	50%
Interest income on restricted cash	34,173	—	34,173	100%
Provision for income tax benefit	—	(80,000)	80,000	-100%
Net income attributable to non-controlling interest	—	(32,600)	32,600	-100%
Interest expense	(2,461,189)	(453,002)	(2,008,187)	443%
Net (Loss) Income	$(29,199,850)	$(6,273,146)	(22,926,704)	365%
Revenue
Revenue decreased by $18.9 million, or 31%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):
	Nine Months Ended September 30,		Change In
	2023	2022	$	%
Charter flight revenue	$21,137,860	$10,063,760	$11,074,100	110%
Aircraft management	15,012,914	8,962,495	6,050,419	68%
Aircraft sales	5,710,000	41,765,000	(36,055,000)	-86%
Total	$41,860,774	$60,791,255	$(18,930,481)	-31%
The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales by $36.1 million, or 86%, partially offset by an increase in charter flight revenue of $11.1 million, or 110% and aircraft management revenue of $6.1 million , or 68%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in aircraft sales primarily reflected the timing of aircraft delivery. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We expect the next delivery of the HondaJet Elite IIs in fourth quarter 2023. The increase in aircraft management and charter flight revenue is the result of an increase in the number of aircraft to 19 during the nine months ended September 30, 2023.
Costs and Expenses
Cost of Revenue
Cost of revenue comprises expenses tied to the associated revenue streams: charter flights, aircraft management, and aircraft sales. Charter flight cost of revenue includes all of the variable costs related to flight operations of our HondaJet floating fleet including fuel, maintenance, owner revenue share and landing and other airport fees.

The aircraft management cost of revenue includes all costs incurred by Volato AMS (both fixed and variable) and the fixed costs related to our HondaJet floating fleet comprised primarily of the cost of flight crews. In the context of aircraft sales revenue, the cost of sales is our purchase price of the aircraft.
Cost of revenue decreased by $7.1 million, or 12%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Aircraft sales cost of revenue decreased by $31.4 million or 85% due to the decrease in aircraft sales. The increase in charter flight cost of revenue of $12.7 million or 155% and management cost of revenue of $11.6 million or 79% is in line with the increase in revenue for these revenue streams during this time period.
	Nine Months Ended September 30,		Change In
	2023	2022	$	%
Charter flight cost of revenue	20,853,977	8,191,396	12,662,581	155%
Aircraft management cost of revenue	26,393,450	14,753,271	11,640,180	79%
Aircraft sales cost of revenue	5,440,000	36,834,700	(31,394,700)	-85%
Total	52,687,428	59,779,367	(7,091,940)	-12%
Other Operating Expenses
Salaries and Benefits
Salary and benefits expenses increased by $5.0 million, or 132%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in salaries and benefits expenses was primarily attributable to an increase in growth in headcount for both flight and business operations.
Advertising Expenses
Advertising expenses increased by $1.2 million, or 502%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts to build a strong customer base by creating name recognition.
Professional Fees
Professional fees increased by $0.6 million, or 67%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in professional fees was primarily attributable to an increase in accounting and legal fees related to the rapid scaling of the business and anticipation of becoming a publicly traded company.
General and Administrative
General and administrative expenses increased by $2.9 million, or 117%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in general and administrative expenses was primarily attributable to an increase in pilot training and travel expenses due to headcount growth.
Depreciation
Depreciation expenses increased by $0.1 million, or 72%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase in depreciation and amortization expenses was primarily attributable to an increase in capital expenditures related to internal use software development.
Gain from sale of Part 135 Certificate
During the nine months ended September 30, 2023, the Company sold the Fly Dreams certificate with a carrying balance of $200,000 for a selling price of $600,000, resulting in a gain of $400,000. All aircraft have been moved on to the Part 135 certificate acquired with the purchase of Gulf Coast Aviation.
Gain from sale of equity method investment
During the nine months ended September 30, 2023, the Company sold the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC resulting in a gain of approximately $900,000.

Income (loss) from equity-method investments
Gain on equity method investment is related Volato’s minority interest in the Plane Co’s (Volato 158, LLC & Volato 239, LLC)). As of September 30, 2023, Volato owned 3.125% in Volato 158, LLC.
Interest Expense
Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $2.0 million, or 443%, during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 primarily as a result of convertible note issuances, an increase in the Shearwater debt facility, and fees related to Dennis Liotta line of credit conversion.
Comparison of Year Ended December 31, 2022 and 2021
The following table sets forth our results of operations for the years ended December 31, 2022 and 2021 (in thousands, except percentages):
	Year Ended December 31,		Change In
	2022	2021	$	%
Revenue	$96,706	$1,056	$95,650	9,058%
Costs and expenses
Cost of revenue	94,280	853	93,427	10,953%
Salaries and benefits	5,878	862	5,016	582%
Advertising expenses	405	388	17	4%
Professional fees	1,168	336	832	248%
General and administrative	3,998	786	3,212	409%
Depreciation	161	26	135	519%
Total cost and expenses	105,890	3,251	102,639	3,157%
Loss from operations	(9,184)	(2,195)	(6,989)	318%
Gain from deconsolidation of investments	581	758	(177)	(23%)
Loss from equity method investments	(45)	(12)	(33)	275%
Other income	60	—	60	100%
Interest income	2	—	2	100%
Provision for income tax benefit	55	—	(55)	100%
Net loss attributable to non-controlling interest	33	34	(1)	(4%)
Interest expense	(868)	(58)	(810)	1,397%
Net Loss	$(9,367)	$(1,473)	$(7,894)	536%
Revenue
Revenue increased by $95.7 million, or 9,058%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in revenue was primarily attributable to an increase in aircraft sales to JetShare owners during the year. Additionally, flight revenue was driven by additional owner flying and changes to our commercial strategy for charter and deposit product flights. The increase in aircraft management revenue primarily resulted from our acquisition of GCA.
	Year Ended December 31,		Change In
	2022	2021	$	%
Charter flight revenue	$16,027	$856	$15,171	1,772%
Aircraft management	12,984	200	12,784	6,392%
Aircraft sales	67,695	—	67,695	100%
Total	$96,706	$1,056	$95,650	9,058%
The increase in revenue was primarily attributable to an increase in revenue from Plane Co membership interest and whole aircraft sales by $67.7 million, or 100%, in addition to an increase in revenue from aircraft management revenue of $12.8 million, or 6,395%, and charter flight revenue of $15.2 million, or 1,772% during the year ended December 31, 2022.

Costs and Expenses
Cost of Revenue
The cost of sales comprises expenses tied to the associated revenue streams, charter flights, aircraft management, and aircraft sales. These expenses include direct costs incurred to support flight services and operational efficiency. They encompass aircraft lease expenses, fuel costs, crew travel expenses, compensation and benefits for employees directly involved in flight operations, as well as crew and pilot-related costs. Additionally, they encompass specific aircraft operating expenses such as maintenance, fuel, landing fees, and parking fees. In the context of aircraft sales revenue, the cost of sales encompasses the cost of the aircraft itself.
Cost of revenue increased by $93.4 million, or 10,953%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Aircraft sales cost of revenue increased by $58.9 million due to the increase in aircraft sales. The increase in charter flight cost of revenue ($11.8 million) and aircraft management cost of revenue ($22.7 million) is in line with the increase in revenue for these revenue streams during this time period.
	Year Ended December 31,		Change In
	2022	2021	$	%
Charter flight cost of revenue	$12,519	$726	$11,793	1,624%
Aircraft management cost of revenue	22,851	127	22,724	17,893%
Aircraft sales cost of revenue	58,910	—	58,910	100%
Total	$94,280	$853	$93,427	10,953%
Other Operating Expenses
Salaries and Benefits
Salaries and benefits expenses increased by $5.0 million, or 582%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in salaries and benefits expenses was primarily attributable to an increase in payroll expense for both flight and business operations consistent with headcount growth because of the increase in operations.
Advertising Expenses
Advertising expenses increased by $17,000, or 4%, for the year ended December 31, 2022 compared to year ended December 31, 2021. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts to support Volato’s growth.
Professional Fees
Professional fees increased by $832,000, or 248%, for the year ended December 31, 2022 compared to year ended December 31, 2021. The increase in professional fees was primarily attributable to an increase in accounting and legal fees related to the rapid scaling of the business.
General and Administrative
General and administrative expenses increased by $3.2 million, or 409%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in general and administrative expenses was primarily attributable to an increase in pilot training and travel expenses due to headcount growth.
Depreciation
Depreciation expenses increased by $135,000, or 519%, for the year ended December 31, 2022 compared to year ended December 31, 2021. This increase in depreciation and amortization expenses was primarily attributable to an increase in intangible amortization expense related to capital expenditures.
Gain from deconsolidation of investments
During the year ended December 31, 2022, the Company sold its remaining membership interest in two Plane Co entities for $6.6 million, resulting in a gain on deconsolidation of $600,000. During the year ended December 31, 2021, the Company sold membership interest in one Plane Co entity for $5.4 million, resulting in a gain on deconsolidation of $800,000.

Loss from equity-method investments
Loss on equity method investment is related Volato’s minority interest in the Plane Co’s. As of December 31, 2022, Volato owned 3.125% in Volato 158, LLC and 18.75% in Volato 239, LLC. The interest in Volato 239, LLC was subsequently sold during the nine months ended September 30, 2023.
Interest Expense
Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $810,000, or 1,397%, during the year ended December 31, 2022 as compared to the year ended December 31, 2021 primarily as a result of a convertible note issuance and default penalty interest in 2022.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. In July 2023, the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively (equal to 208,091 and 182,814 shares of Common Stock, respectively), at a purchase price of $10 per share on the same terms as the issuance of the $10 million of Series A-1 Preferred Stock. Subsequent to September 30, 2023, the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock which, at the time of the Business Combination, converted into shares of the Company’s Class A Common Stock.
During the nine months ended September 30, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no amounts available for future borrowings under our credit facilities. In the third quarter of 2023, we had approximately $41.8 million in revenue, giving us an annualized run rate of revenue of approximately $55.7 million.
As of September 30, 2023, we had $10.2 million of cash and restricted cash.
We additionally manage liquidity through the sale of aircraft interest which provides up front deposits from our customers.
Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.
We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing stockholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, together with our results of operations including our planned sale of aircraft interests during the calendar year ending December 31, 2024, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.
The reason for the difference between management’s forecast of 2023 revenues of approximately $136.8 million disclosed in connection with the Business Combination in its Registration Statement on Form S-4 and the current run rate of approximately $55.7 million stems from aircraft delivery delays by OEMs and our limited ability to purchase used inventory, due to both the unavailability of such used inventory and our ability to finance such purchase. It is our expectation that the aircraft delivery delays will not continue and that the aircraft that we have contracted to purchase will be delivered at the agreed-upon delivery times. We continue to coordinate closely with the OEMs so that we can respond appropriately if further delays occur.
Warrants
We believe the likelihood that warrant holders will exercise either the public warrants or private warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe holders of the warrants will be unlikely to exercise them. On February 1, 2024, the last reported sales price of our Common Stock was $2.28 per share and the last reported sales price of our public warrants was $0.15 per warrant. We have applied to list the private warrants with the NYSE American and, accordingly, there is no publicly available price per warrant for the private warrants. Any amounts to be received upon the exercise of warrants was not factored into our capital resources, and as such would have limited impact on the future liquidity of the Company and its ability to fund operations.
Additional sales and resales of our Common Stock pursuant to this prospectus may hinder our ability to raise capital
In connection with the Business Combination, holders of 6,423,200 shares of our Common Stock, or approximately 99.7% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $10.78 per share, for an aggregate redemption amount of $69,275,051. Pursuant to its Forward Purchase Agreement, Vellar purchased 1,767,390 shares of our Common Stock from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Please refer to the section titled “Forward Purchase Agreement” on page 33 of this prospectus for further details on our arrangement with Vellar. The 23,318,122 shares of Common Stock being offered for resale pursuant to this prospectus by the selling stockholders would represent approximately 52.4% of shares outstanding of the Company as of February 1, 2024 (assuming the issuance of all 15,226,000 shares of Common Stock issuable upon exercise of the private warrants) and the selling stockholders will be able to sell all of the shares being offered for resale pursuant to this prospectus for so long as the registration statement of which this prospectus forms a part is available for use. The sale of shares of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of Common Stock by selling stockholders pursuant to this prospectus which could result in a significant decline in the trading price of our Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.

Cash Flows
The following table summarizes our cash flows for the nine months ended September 30, 2023, and 2022 and the years ended December 31, 2022 and 2021 (in thousands):
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(24,119,519)	$(10,719,747)	$(21,432,330)	$(3,608,314)
Net cash provided by (used in) investing activities	1,436,680	5,176,262	5,145,056	(11,814,626)
Net cash provided by financing activities	24,958,269	8,591,860	22,557,773	17,031,124
Net Increase (Decrease) In Cash and Cash Equivalents	$2,275,430	$3,048,375	$6,270,499	$1,608,184
Cash Flow from Operating Activities
Net cash used in operating activities for the nine months ended September 30, 2023 was $24.1 million. The cash outflow from operating activities consisted of our net loss of $29.2 million, non-cash items of $0.6 million, and an increase in net operating assets and liabilities of $5.7 million. The increase in net operating assets and liabilities was primarily as a result of an increase in accounts payable and accrued liabilities of $7.6 million, an increase in customer deposits of $4.2 million, an increase in accrued interest of $1.0 million, partially offset by an increase of prepaid and other current assets and deposits of $2.7 million and a decrease in deposits on aircraft of $4.0 million.
Net cash used in operating activities for the year ended December 31, 2022 was $21.4 million. In 2022, the cash inflow from operating activities consisted of our net loss including recognition of non-cash items of $400,000 and a decrease in net operating assets and liabilities of $11.7 million, primarily as a result of a $11.3 million increase in deposits on aircraft.
Net cash used in operating activities for the nine months ended September 30, 2022 was $10.7 million. Cash outflow from operating activities consisted of our net loss of $6.3 million, non-cash items of $0.5 million and a decrease in net operating assets and liabilities of $4.0 million. The decrease in net operating assets and liabilities was primarily as a result of a decrease in deposits on aircraft of $7.8 million and an increase of prepaid and other current assets and deposits of $1.5 million, partially offset by an increase in customer deposits of $4.2 million and an increase in accounts payable and accrued liabilities of $1.3 million.
Net cash used in operating activities for the year ended December 31, 2021 was $3.6 million. In 2021, the cash outflow from operating activities consists of our net loss, net of non-cash items of $700,000 and a decrease in net operating assets and liabilities of $1.4 million, primarily as a result of $1.5 million reduction in deposits, and a $800,000 reduction related to the gain of the sale of equity method of investments.
Cash Flow from Investing Activities
Net cash provided by investing activities for the nine months ended September 30, 2023 was $1.4 million. In the nine months ended September 30, 2023, the cash inflow from investing activities was attributable to proceeds from sale of interest in an equity-method investment of $4.2 million, and proceeds from sale of the Part 135 certificate of $0.4 million, partially offset by payments for purchase of equity-interest in equity-method investment of $2.3 million and capital expenditures of $0.8 million.
Net cash provided by investing activities for the year ended December 31, 2022 was $5.1 million. In 2022, the cash inflow from investing activities was primarily attributable to $6.6 million from the sale of equity method investments net of $1.9 million paid for the acquisition of GCA. In addition, we used $300,000 for capital expenditures.
Net cash provided by investing activities for the nine months ended September 30, 2022 was $5.2 million. In the nine months ended September 30, 2022, the cash inflow from investing activities was attributable to proceeds from sale of interest in an equity-method investment of $6.6 million, offset by $1.2 million paid for the acquisition of GCA, net of cash acquired.
Net cash used in investing activities for the year ended December 31, 2021, was $11.8 million. In 2021, the cash inflow from investing activities was primarily attributable to $2.9 million from the sale of equity method investments. In addition, we used $14.7 million for capital expenditures.

Cash Flow from Financing Activities
Net cash provided by financing activities for nine months ended September 30, 2023 was $25.0 million. In the nine months ended September 30, 2023, the cash inflow from financing activities was primarily attributable to proceeds from issuance of convertible notes of $12.7 million, issuance of Series A preferred stock of $12.1 million, and proceeds from credit facilities of $1.0 million, partially offset by repayments of loans of $0.8 million.
Net cash provided in financing activities for December 31, 2022 was $22.6 million. In 2022, the cash inflow from financing activities was primarily attributable to $18.9 million of proceeds related to the issuance of convertible notes and $3.7 million of proceeds, net of repayments related to long-term debt.
Net cash provided by financing activities for the nine months ended September 30, 2022 was $8.6 million. In the nine months ended September 30, 2022, the cash inflow from financing activities was primarily attributable to proceeds from issuance of convertible notes of $9.4 million, and proceeds from credit facilities of $5.0 million, partially offset by $5.8 million for repayments of our credit facilities.
Net cash provided by financing activities for December 31, 2021 was $17 million. In 2021, the cash inflow from financing activities was primarily attributable to $5.3 million and $4.4 million in net proceeds from the contributions of LLC members and sale of Series Seed preferred stock, respectively. In addition, the Company received $7.3 million of proceeds, net of repayments related to long-term debt.
Sources of Liquidity
To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, loans and convertible notes.
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
On March 15, 2023, the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.
During the year ended December 31, 2022 and nine months ended September 30, 2023, we issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes are due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the nine months ended September 30, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) are due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a four percent (4%) coupon per annum effective July 1, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
In July 2023, the Company issued Series A-1 Preferred Stock and raised aggregate amount of $10,000,000 and converted its convertible notes for shares of Series A-2 and A-3 Preferred Stock.
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million were funded and paid through September 30, 2023, through a credit facility from SAC leasing G 280 for $13.5 million and $9.0 million through cash deposits. The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $27.5 million.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) PROOF Acquisition Sponsor I, LLC (“PASI”), and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”).
During the nine months ended September 30, 2023 the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively (equal to 208,091 and 182,814 shares of Common Stock, respectively), at a purchase price of $10 per share on the same terms as the issuance of the $10 million of Series A-1 Preferred Stock.
For further information on the credit facilities and promissory notes, see Note 7 “Revolving Loan and Promissory Note – Related Party”, Note 8 “Unsecured Convertible Notes”, and Note 9 “Long Term Note Payable and Credit Facility” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/ prospectus.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases for certain controlled aircraft and the Notes. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million was funded and paid through September 30, 2023. Additionally, we have committed to acquire 23 Honda HA-420 aircraft for a total consideration of $161.1 million, with expected deliveries between the fourth quarter of 2023 and fourth quarter of 2025, of which $1.5 million was funded and paid through September 30, 2023.
We took delivery of one Honda HA-420 aircraft during the nine months ended September 30, 2023 for a purchase price of $5.5 million of which $250,000 was previously paid as a deposit on aircraft.
Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 14 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Agreement with LSH
Effective as of November 30, 2023, Volato Group entered into an amendment to the letter agreement dated July 26, 2023 (the “Original LSHP Letter Agreement”) with LSHP pursuant to which LSHP agreed to provide an opinion to a special committee of the Board of PACI, in connection with the Business Combination (the “Amended LSHP Letter Agreement”).
Pursuant to the Amended LSHP Letter Agreement, the parties agreed to revise the Original LSHP Letter Agreement to provide that Volato Group will pay LSHP a fee through the issuance of a combination of Common Stock and warrants in the following amounts: (i) $750,000 payable upon consummation of the Business Combination in shares of Common Stock, which shall be listed on the NYSE American, and (ii) 100,000 warrants to purchase Common Stock at an exercise price of $11.50 per warrant, issued under that certain Warrant Agreement, dated November 30, 3021, between Volato Group and Continental Stock Transfer & Trust Company, as warrant agent. The number of shares of Common Stock owed to LSHP under (i) shall be equal to the greater of (A) 75,000 shares of Common Stock and (B) the quotient obtained by dividing (x) $750,000 by (y) the VWAP of the Common Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Amended LSHP Letter Agreement) registering the resale of Common Stock, provided that clause (y) shall not be less than $2.00.
Agreement with BTIG
On December 1, 2023, Volato entered into amendment to the letter agreement dated November 28, 2022 (the “Original BTIG Letter Agreement”) with BTIG, pursuant to which BTIG has agreed to act as a financial advisor to Volato in connection with the transaction between Volato and PACI (the “Amended BTIG Letter Agreement”).
Pursuant to the Amended BTIG Letter Agreement, the Parties agreed to revise the Original BTIG Letter Agreement to provide that Volato will have the option to pay BTIG its success fee equivalent of $2,500,000 in shares of Common Stock. The number of shares of Stock to be delivered to BTIG shall be equal to the greater of (i) 250,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $2,500,000 by (y) the VWAP of the Common Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Amended BTIG Letter Agreement) registering the resale of Common Stock, provided that clause (y) shall not be less than $2.00.
Agreement with Roth Capital
On October 16, 2023, Volato entered into an engagement agreement (the “Roth Agreement”) to engage Roth Capital as its capital markets advisor. Roth Capital is a full-service investment bank that provides strategic and financial advisory services to emerging growth companies and their investors. Volato selected Roth Capital as its capital market advisor based on its qualifications, expertise and reputation, its knowledge of, and involvement in, transactions similar to the Business Combination and its capabilities with PIPEs, Pre-PIPES and similar financings. Roth Capital was engaged for a fee of $1 million for assisting with raising up to $15 million in new capital, $1.25 million for assisting with raising between $15 to $20 million, $1.5 million for assisting with raising between $20 to $25 million, $1.75 million for assisting with raising between $25 to $30 million, and $2 million for assisting with raising more than $30 million. Volato also agreed to reimburse Roth Capital for certain customary expenses incurred in connection with such engagement, including up to $40,000 in legal fees.
On December 1, 2023, Volato entered into an amendment to the Roth Agreement (the “Amended Roth Letter Agreement”) pursuant to which the parties agreed to revise the Roth Agreement to provide that Volato the option to pay Roth Capital its success fee equivalent of $1,000,000 in shares of Common Stock. The number of shares of Common Stock to be delivered to Roth Capital shall be equal to the greater of (i) 100,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $1,000,000 by (y) the VWAP of the Common Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Roth Agreement) registering the resale of Common Stock, provided that clause (y) shall not be less than $2.00.
Agreement with Vellar
On November 28, 2023, PACI, Volato and Vellar entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). For purposes of the Forward Purchase Agreement, PACI is referred to as the “Counterparty” prior to the closing of PACI’s previously announced business combination (the “Business Combination”) with Volato, while Volato is referred to as the “Counterparty” after the Closing. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.
Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase prior to the Closing up to 2.0 million shares (the “Maximum Number of Shares”) of PACI from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.
The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in the Pricing Date Notice and (ii) the redemption price paid by PACI on the Closing Date to holders of its common stock who exercised their redemption rights in connection with the Business Combination (the “Initial Price”).
The Counterparty will pay to the Seller the Prepayment Amount required under the Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in PACI’s initial public offering and the sale of private placement units (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.
From time to time and on any date following the Business Combination (any such date, an “OET Date”), the Seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The Reset Price will initially be the Initial Price, but is subject to reduction upon a Dilutive Offering Reset.
The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the Closing Date, (b) the date specified by Seller in a written notice to be delivered to the Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, or (y) a Registration Failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective).
On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date (as defined in the Forward Purchase Agreement), if the Valuation Date is determined by Seller in its sole discretion as described in clause (c) of the foregoing paragraph, Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) the closing price of the Shares on the business day immediately preceding the Valuation Date.
In all other cases, Seller shall pay Counterparty a cash amount equal to (1) the Number of Shares as of the Valuation Date, which are registered for resale under an effective Registration Statement or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act, multiplied by the VWAP Price over the Valuation Period less (2) the Settlement Amount Adjustment.
The Settlement Amount Adjustment is equal to the product of (1) (a) the Maximum Number of Shares less (b) any Terminated Shares as of the Valuation Date, multiplied by (2) $1.50.
Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination. Such waiver may reduce the number of shares of PACI Class A Common Stock redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. Similarly, Seller has agreed not to vote the shares it purchases pursuant to the Forward

Purchase Agreement in favor of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.
The shares purchased by Seller pursuant to the Forward Purchase Agreement has the impact of reducing the number of redemptions in connection with the shareholder vote to approve the Business Combination, which could alter the perception of the potential strength of the Business Combination.
As described in the Forward Purchase Agreement, the Company is also considering entry into a convertible note with an affiliate of Yorkville Advisors funded across multiple debentures.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.
Revenue Recognition
We determine revenue recognition pursuant to ASC 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
We generate revenue primarily through three sources (i) selling aircraft, (ii) commercial strategy which includes revenue from flights of deposit product customers and charter flights, and (iii) aircraft management services.
Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.

Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by Volato, Inc. a wholly-owned subsidiary of the Company, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.

The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 12, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.
Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures About Market Risk
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.
Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the nine months ended September 30, 2023 represented 13.5% of our total cost of revenue.
Based on our second quarter 2023 fuel consumption, a hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $0.7 million and $0.6 million for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.
We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel. See “Risk Factors — Risks Relating to Volato’s Business and Industry - Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.” for additional information.
Properties
The locations from which Volato Group operates are described in the Proxy Statement in the section entitled “Facilities” on page 55 and that information is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Registration Rights and Stockholder Rights Agreement
On December 1, 2023, PACI and certain funds and accounts related to Blackrock, Inc. entered into the Amended and Restated Registration Rights and Stockholder Rights Agreement (the “Registration Rights Agreement”), which became effective on the Closing Date. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to file a registration statement under the Securities Act to permit the resale of shares of Common Stock held by the other parties to the Registration Rights Agreement within 45 days of the Closing Date and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. This Registration Statement was filed to satisfy that obligation.
Lock-Up Agreements
On the Closing Date, in connection with the Closing, Volato Group entered into Company Stockholder Lock-Up Agreements with each of Volato Group and each of PACI, Michael W. Zarlenga, Lisa Suennen, Steven P. Mullins, John C. Backus, Jr., Coleman Andrews, Thanasis Delistathis, Mark D. Lerdal, Argand Group, Athollo Rocket Holdings, LLC, Bruddy, LLC, Dega Family Holding, LLC, Hoop Capital LLC, Liotta Family Office, LLC, PDK Capital, LLC, and The Bailey Financial Group, LLC (the “Stockholder Parties” and the “Lock-Up Agreements”). Under the terms of the Lock-Up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Closing Date and (ii) the date specified in a written waiver of the provisions of the Lock-Up Agreements duly executed by PASI and Volato Group, not to dispose of, directly or indirectly, any shares of Common Stock subject to their respective Lock-Up Agreement, or take other related actions with respect to such shares. The shares of Common Stock subject to the Lock-Up Agreements include all such shares held by the Stockholder Parties.
Pre-Business Combination Related Party Transactions of Volato
In addition to the director and executive officer compensation arrangements discussed below under “Executive Officer and Director Compensation,” the following is a description of transactions since January 1, 2022, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Founder Shares
On February 20, 2021, Argand Group, LLC (“Argand”) and Hoop Capital, LLC (“Hoop”), owned by Matthew Liotta and Nicholas Cooper, respectively, each purchased 3,932,500 shares of Volato’s common stock for an aggregate purchase price of $30,000, or approximately $0.0038 per share, pursuant to a Founders’ Stock Purchase Agreement. On November 15, 2022, Volato effected a two-for-one stock split for each outstanding share of its capital stock, resulting in an increase in the total number of shares of common stock held by each of Argand and Hoop from 3,932,500 to 7,865,000. On July 21, 2023, in connection with the issuance of Series A-1 Preferred Stock at a purchase price of $10.00 per share, Volato effected a reverse stock split pursuant to which each outstanding share of its common stock was reclassified as 0.434159 shares, in order to bring the price per share to a valuation comparable to the Series A-1 Preferred Stock, resulting in each of Argand and Hoop holding 3,414,660 shares of common stock.
Convertible Notes and Conversion into Preferred Stock
In April 2022, Volato’s board authorized an offering of convertible notes designated Series CN-001, up to an aggregate principal amount of $20.0 million (the “CN-001 Notes”), bearing interest at a rate of 5% per annum, with all principal and interest payable in kind at maturity or upon an earlier equity financing of not less than $10.0 million (a “Qualified Financing”) or other conversion event described in the CN-001 Notes. In a conversion pursuant to a Qualified Financing, the CN-001 Notes provide for a 15% conversion price discount and $80.0M conversion valuation cap.
In February 2023, Volato’s board authorized a Series CN-002 convertible note offering up to an aggregate principal amount of $25.0 million (the “CN-002 Notes”), bearing interest at a rate of 4% per annum commencing

July 1, 2023, with all principal and interest due at maturity or payable in kind upon an earlier Qualified Financing or other conversion event described in the CN-002 Notes. In a conversion pursuant to a Qualified Financing, the CN-002 Notes provide for a 10% conversion price discount.
On July 21, 2023, Volato consummated a Qualified Financing (the Series A Preferred Stock offering described elsewhere herein), pursuant to which the CN-001 Notes converted into Series A-2 Preferred Stock at a conversion price of $5.982 per share and the CN-002 Notes converted into Series A-3 Preferred Stock at a conversion price of $9.00 per share.
Below are details of convertible notes issued to related persons in the Series CN-001 and CN-002 convertible note offerings, along with details of their conversion:
•
$3.0 million CN-001 Note issued to Liotta Family Office, LLC, which is 60% owned by Dennis Liotta (Matthew Liotta’s father), 20% owned by John Liotta (Matthew Liotta’s brother), and 20% owned by Matthew Liotta. The note accrued $165,616 in interest and converted into 529,190 shares of Series A-2 Preferred Stock, which is equal to 537,170 shares of Common Stock.

•
$1.0 million CN-001 Note issued to the Matthew D. Liotta 2021 Trust dated January 21st, 2021. The note accrued $27,397 in interest and converted into 171,748 shares of Series A-2 Preferred Stock, which is equal to 174,338 shares of Common Stock.

•
$6,001,407.00 CN-002 Note issued to Dennis Liotta, pursuant to the conversion of the Revolving Line of Credit described under “Working Capital Loans.” The note accrued $11,181 in interest and converted into 678,139 shares of Series A-3 Preferred Stock.

Working Capital Loans
Revolving Line of Credit
In December 2021, Dennis Liotta (Matthew Liotta’s father) extended a revolving line of credit providing Volato up to $8.0 million in financing pursuant to a loan agreement and promissory note (the “Liotta 2021 Note”) secured by all of Volato’s assets. The highest principal balance owed under the Liotta 2021 Note was $6.0 million in 2021, with $42,945 interest paid in 2021 and $15,111 interest payable in 2021. In 2022, the highest principal balance was $5.15 million with $490,650 of interest payable.
The Liotta 2021 Note matured by its terms on January 1, 2023. On March 15, 2023, the parties agreed to exchange the $5,321,406.75 in principal and interest then outstanding under the Liotta 2021 Note, plus a default satisfaction fee in the amount of $680,000, for a CN-002 Note in the principal amount of $6,001,407 on terms equal to other investors in the CN-002 Note offering.
Term Loan
In March 2023, in connection with the Liotta 2021 Note satisfaction negotiations, Dennis Liotta loaned Volato an additional $1.0 million pursuant to an unsecured term note bearing ten percent (10%) annual interest and maturing on March 31, 2024.
Volato separately paid Dennis Liotta’s legal fees related to the Term Loan and satisfaction of the Liotta 2021 Note, in the amount of $31,887.

Employment of Immediate Family Members
The following table sets forth information about the compensation paid to immediate family members of our executive officers for services rendered for the year ended December 31, 2022 (i.e., pre-Business Combination). The option award figures do not reflect the reverse stock split effective on July 21, 2023 in connection with the issuance of Series A-1 Preferred Stock.
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
Jennifer Liotta(2) General Counsel	2022	148,333	4,428	152,761
John Liotta(3) VP of Strategic Partnerships & Experiences	2022	91,863	—	91,863
Jodi Lyn Tollus(4) Finance Executive	2022	66,667	443	67,110
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)
Matthew Liotta’s spouse, Jennifer Liotta, has been employed by Volato since 2021. On December 15, 2022, she was granted an option award in the amount of 86,831 shares, subject to a vesting schedule (1/48th vesting monthly over four years with a one-year cliff and fully vested as of September 2025). On September 1, 2023, Ms. Liotta’s title was changed from VP, Legal to General Counsel.

(3)
Matthew Liotta’s brother, John Liotta, has been employed by Volato since 2021. On August 15, 2021, he was granted an option award in the amount of 86,831 shares, subject to a vesting schedule (1/48th vesting monthly over four years with no cliff, fully vested as of August 2025).

(4)
Michael Prachar’s spouse, Jodi Lynn Tollus, has been employed by Volato since 2022. On December 15, 2022, she was granted an option award in the amount of 8,683 shares, subject to a vesting schedule (1/48th vesting monthly over four years with a one-year cliff and fully vested as of March 2026).

Leases and Commercial Agreements
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, G C Aviation leases a HondaJet HA-420 aircraft from Volato 158, LLC (“V158”), which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (Matthew Liotta’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, V158 pays G C Aviation a monthly management fee of $38,000, and GC Aviation pays V158 an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026.
In connection with the V158 lease, G C Aviation provides Charter services to DCL on its fleet of HondaJets, pursuant to a services agreement. The agreement was in the normal course of business and terms were similar to those of Volato’s other customers who are members of V158 as of 2021.
Hangar Sublease and Personnel Services
Volato leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. Matthew and Jennifer Liotta hold a majority interest in Modern Aero. Volato pays $3,800 per month in rent under a month-to-month lease arrangement.
During 2022 and until July 31, 2023, Volato provided payroll and benefits for several Modern Aero flight instructors and maintenance personnel, for which Modern Aero agreed to reimburse Volato at cost. In January 2024, Volato waived reimbursement of these costs in exchange for the assignment of the hangar lease.
Pre-Business Combination Related Party Transactions of PACI
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of Founder Shares for a payment of $25,000 made on May 4, 2021. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. As of

September 30, 2023 and December 31, 2022, there was 6,900,000 shares of Class B Common Stock issued and outstanding, of which 6,591,800 are held by our Sponsor and the PROOF.vc SPV, and the remaining 308,200 are held by BlackRock as of the date of the prospectus. The number of Founder Shares outstanding was determined based on the Company’s expectation that the total size of the IPO would be a maximum of 27,600,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore, that the Founder Shares would represent 20% of the outstanding shares after the IPO. The underwriter exercised its over-allotment option in full on December 3, 2021.
The Sponsor and Blackrock agreed, subject to limited exceptions, not to transfer, assign, or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which we complete a liquidation, merger, capital stock exchange, or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their Class A Common Stock for cash, securities, or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if we consummate a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities, or other property, the Founder Shares will be released from the lock-up.
Private Placement Warrants
Simultaneously with the closing of the IPO, we consummated the Private Placement of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor and Blackrock, generating proceeds of $15,226,000.
Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Business Combination period, the Private Placement Warrants will expire worthless.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 31, 2021, the Company, as maker, issued an unsecured promissory note to our Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the IPO. In 2021, the Company borrowed $110,000 on this note, which was subsequently repaid from the proceeds of the IPO on December 6, 2021.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2023 and December 31, 2022, we had no borrowings under the Working Capital Loans.
Pursuant to the terms of our Current Charter and the Trust Agreement entered into between us and Continental Stock Transfer & Trust Company, in order to extend the time available for us to consummate our initial Business

Combination, our Sponsor or its affiliates or designees, upon five days advance notice to us prior to the applicable deadlines, must deposit into the Trust Account the lessor of $160,000 or $0.04 per Public Share on or prior to the date of the applicable deadline for each of the available one month extension. A total deposit of $480,000 must be deposited to reach an aggregate Business Combination period extending to December 3, 2023 and the deposit may be made in cash or in the form of a non-interest bearing, unsecured promissory notes (“Extension Promissory Notes”). Neither our Sponsor nor its affiliates or designees is required to fund the initial extension, and if the initial extension is funded, neither our Sponsor nor its affiliates or designees is required to fund the second extension. The Extension Promissory Notes may be converted into warrants to purchase our Class A Common Stock, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Extension Promissory Notes issued that are not converted to warrants will be non-interest bearing and payable upon the consummation of our initial Business Combination. If we complete our initial Business Combination, we would repay the Extension Promissory Notes out of the proceeds of the Trust Account released to us. If we do not complete a Business Combination, we will not repay the Extension Promissory Notes. Except for the foregoing, the terms of such Extension Promissory Notes, if any, have not been determined and no written agreements exist with respect to Extension Promissory Notes.
Administrative Services Agreement
We entered into an agreement to pay an affiliate of our Sponsor a total of $10,000 per month for office space, and secretarial and administrative services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We incurred $120,000 of such fees for the year ending December 31, 2022. Fees related to this arrangement were $10,000 from March 16, 2021 (inception) through December 31, 2021. We incurred $30,000 of such fees for the three months ended September 30, 2023 and 2022, respectively. We incurred $90,000 of such fees for the nine months ended September 30, 2023 and 2022, respectively. Effective November 15, 2023, the parties have agreed to terminate the administrative support agreement without any further obligations of the parties.
Related Party Transactions – Combined Company
Director and Officer Exculpation and Indemnification
The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware Law).
Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
The Amended Bylaws provide that the Combined Company generally must indemnify the Combined Company’s directors and officers to the fullest extent authorized by the DGCL (except that the Combined Company is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Combined Company’s Board) and advance expense to the Combined Company’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Combined Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Combined Company directors, officers, and certain employees for some liabilities. the Combined Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Amended Charter and Amended Bylaws may discourage stockholders from bringing lawsuits against directors and officers for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and/or its stockholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of the legal and other expenses of, and settlement and damage awards against directors and officer pursuant to these indemnification advancement provisions or to the extent that any current or former director or officer is exculpated from liability under these provisions.
There is currently no pending material litigation or proceeding involving any of the Combined Company’s directors, officers, or employees for which indemnification is sought.
Policies and Procedures for Related Party Transactions
Our audit committee reviews and approves all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Our code of ethics, which we have adopted, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us on the one hand, and any of our officers and directors or their respective affiliates on the other hand, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors and officers questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize potential conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the initial business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render to effectuate, the consummation of an initial business combination.

MANAGEMENT
The Board of Directors of Volato Group (the “Board”) is composed of seven directors, six of whom were designated by Volato and one of whom was designated by PACI. Such directors are divided into three separate classes, designated as follows:
•	Class I comprised of Nicholas Cooper, Matthew Liotta and Peter Mirabello;
•	Class II comprised of Dana H. Born and Joan Sullivan Garrett;
•	Class III comprised of Katherine Arris-Wilson and Michael Nichols.
Joan Sullivan Garrett serves as the Chair of the Board.
At the Company’s 2024 annual meeting, the Class I directors will stand for election to a three-year term expiring at the Company’s 2027 annual meeting. At the Company’s 2025 annual meeting, the Class II directors will stand for election to a three-year term expiring at the Company’s 2028 annual meeting. At the Company’s 2026 annual meeting, the Class III directors will stand for election to a three-year term expiring at the Company’s 2029 annual meeting.
The following table lists the names and ages, as of February 1, 2024, and positions of the individuals who serve as executive officers and directors of Volato Group.
Name	Age	Position
Executive Officers
Matthew Liotta	45	Chief Executive Officer and Director
Nicholas Cooper	38	Chief Commercial Officer and Director
Michael Prachar	54	Chief Operating Officer
Keith Rabin	52	President
Steven Drucker	53	Chief Technology Officer
Mark Heinen	54	Chief Financial Officer
Non-Employee Directors
Katy Arris-Wilson	53	Director
Michael Nichols	53	Director
Joan Sullivan Garrett	74	Director
Peter Mirabello	62	Director
Dana H. Born	62	Director
Executive Officers
Matthew Liotta. Mr. Liotta co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services. Volato Group believes Mr. Liotta is qualified to serve on the Board because of his significant operational and senior management experience.
Nicholas Cooper, CFA. Mr. Cooper co-founded Volato and has served as a Director and in various executive officer roles since its inception, including most recently as Chief Commercial Officer. Prior to co-founding Volato, in 2016, Mr. Cooper founded TriGrow Systems, a venture backed technology services company where he served as Chief Executive Officer until the company was acquired by Agrify (NASDAQ: AGFY) in 2020. Prior to that, in 2015, Mr. Cooper founded Apptuto, a 500 Startups accelerator portfolio company focused on mobile-first consumer edtech, where he served as Chief Executive Officer until 2017. Before starting his entrepreneurial career, Mr. Cooper gained experience in investment banking serving as Investment Manager at Al Nahdha Investment and Abu Dhabi Capital Group, a prominent family office in Abu Dhabi, UAE, where he was responsible for managing the Private Equity and Venture Capital portfolios from 2010 to 2015. From 2003 to 2009, Mr. Cooper was a Senior Associate at Macquarie

Bank, operating out of the London and Sydney offices. Mr. Cooper holds a Bachelor of Commerce Degree from the University of Sydney Australia, where he was a resident of St. Johns College and Ellwood Scholarship recipient. Mr. Cooper is a CFA® charterholder, CFA Institute, and is a former Chartered Accountant and lapsed member of the Institute of Chartered Accountants England and Wales. Volato Group believes Mr. Cooper is qualified to serve on the Board because of his significant investor relations and executive officer experience.
Michael Prachar. Mr. Prachar has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.
Keith Rabin, M.B.A. Mr. Rabin has served as Volato’s President since May 1, 2023 and previously served as the Company’s Chief Financial Officer. Prior to joining Volato, Mr. Rabin co-founded JetSuite in 2008 and JetSuiteX (now JSX) in 2015, an innovative light jet Part 135 operator and per-seat public charter operator respectively, where he served as President and Chief Financial Officer for ten years. Prior to co-founding JetSuite/JSX, Mr. Rabin was a Partner at New York based hedge fund Verity Capital, where he was responsible for portfolio management and the development of Verity’s value-based sector shorting strategy. Previously, Mr. Rabin worked as a management consultant for The Boston Consulting Group from 2003 to 2007 and Deloitte Consulting from 1997 to 2000, with a focus on corporate strategy in diverse industries including transportation, financial services, industrial and consumer goods. Mr. Rabin holds a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology, where the Office of the President named him a Fleet Scholar. He graduated Beta Gamma Sigma with a Master of Business Administration focused on Finance and Strategy from Columbia Business School.
Steven Drucker. Mr. Drucker has served as Volato’s Chief Technology Officer since September 5, 2022. Prior to joining Volato, Mr. Drucker held several software executive roles for TriGrow Systems and, following an acquisition, Agrify (NASDAQ: AGFY), starting in July 2018 and rising to the position of Chief Information Officer in early 2022. Prior to that, Mr. Drucker founded Fig Leaf Software in 1995 and served as its President until 2018, leading the company to generate over $180M in revenue from web development consulting and training for Fortune 100 companies. Steve has a Bachelor of Science in Computer Science from the University of Maryland, College Park.
Mark Heinen. Mr. Heinen has served as Volato’s Chief Financial Officer since November 28, 2023. Bringing over 25 years of finance and accounting experience, Mr. Heinen previously Mr. Heinen served as Chief Financial Officer of Better Therapeutics, Inc (NASDAQ: BTTX). Prior to that, he served as the SVP, Global Corporate Controller, and interim Chief Financial Officer at Trintech, Inc. He has served in leadership positions in both publicly traded and private technology companies. Mr. Heinen's career began in public accounting at PricewaterhouseCoopers. He holds a B.B.A. in accounting and an M.B.A from the University of Oklahoma and is a certified public accountant.
Non-Employee Directors
Katherine Arris-Wilson. Ms. Arris-Wilson brings over 25 years of experience as a management consultant, board member, private equity advisor and investor. She currently serves as an independent advisor to pre-revenue and private equity portfolio companies with less than $50M of top line revenue. Since 2002 Ms. Arris-Wilson has been a founding member of Whistler Capital and has helped oversee and make private equity investments in a number of companies. During this same time period she has overseen and managed a non-profit organization, Tide Swimming, that has tripled in membership revenue, expanded from 2 to 6 locations and formed a partnership that resulted in the area’s first outdoor Olympic size competitive and recreation aquatic venue of its kind in the state of Virginia. From 1993-2000, Ms. Arris-Wilson served as a Manager at Bain and Company for a range of Fortune 500 and growth company clients while living in Dallas, TX, Amsterdam, Netherlands and Johannesburg, South Africa. Her consulting experience includes growth strategy, portfolio analysis, and operational efficiency. Ms. Arris-Wilson worked on, designed and led strategic and operational workstreams, with a specialty in aviation. Ms. Arris-Wilson was a member of case teams optimizing fleet composition, routes and overhead structure during Continental Airlines’ successful turnaround in the mid-1990s. She worked with Fokker Aircraft during the Daimler Benz ownership era, tasked with determining the marketplace viability of the Fokker 70 and 100. From 1998-2001 Ms. Arris-Wilson led several case teams at South African Airways that helped return the company to profitability and enabled SAAs parent company, Transnet, to sell a 20% stake to SwissAir for approximately $230M. Ms. Arris-Wilson holds a BA in Economics (with honors) from the University of Texas at Austin and was a Dean’s Distinguished Graduate. She represented the US on three National Swimming Teams, is a three-time NCAA champion and 20 time All-American.
Joan Sullivan Garrett. Ms. Garrett has served as a Director of Volato since December 19, 2022 and was elected as Chair of the Volato board on July 5, 2023. In 1985, she founded MedAire, the leading global provider of integrated safety solutions for the aviation and maritime industries, including emergency medical kits, crewmember training, and MedLink – a 24/7 global response service enabling real-time, remote access to board-certified emergency physicians. She served as MedAire’s Chief Executive Officer until 2006 and continued to serve as Chair of the MedAire board until 2023. Ms. Garrett now serves on the board of AEA Investment, Ltd., a private equity firm under which MedAire now operates. She served on the board of the National Business Aviation Association (NBAA) from 2011 to 2015 and has previously held positions on the Board of Governors for the Flight Safety Foundation, including Vice Chair. Ms. Garrett began her career as a critical care registered flight nurse and graduated from Mesa Community College with an Associate of Arts degree in nursing. Ms. Garrett is qualified to serve on the Board because of her more than four decades of experience as a leader in aviation safety.
Peter Mirabello. Mr. Mirabello has served as a Director of Volato Group since December 1, 2023, and currently serves as Chairman and CEO of Metal Finishing Technologies, LLC (MFT) since 2011. From December 1998 to March 2008, he served as the Executive Vice President at NetJets, during which he oversaw the Marquis Jet Card program, NetJets International, and Executive Jet Management charter operations. Prior to joining NetJets in 1998, Mr. Mirabello served as a commercial director at International Aero Engines in Toulouse, France and held positions at Pratt & Whitney focusing on purchasing finance negotiation and manufacturing development engineering. Mr. Mirabello holds a Master of Science in International Business Management from Rensselaer Polytechnic Institute, and a Bachelor of Science in Engineering, Business and Communications from the Central Connecticut State University. Mr. Mirabello is qualified to serve on the Board because of his extensive engineering, business management and fractional aviation ownership experience.
Michael Nichols. Mr. Nichols has served as a Director of Volato since August 19, 2021 and as the Chief Executive Officer of the Piper M-Class Owners & Pilots Association (PMOPA) since September 2022. In September 2021, Mr. Nichols founded Flieger Strategies, LLC, an aviation and business strategy consultancy, where he continues to serve as President. Previously, Mr. Nichols was a senior executive with the National Business Aviation Association (NBAA), where he served in several executive roles over the course of an 18-year tenure from 2003 to 2021, most recently as its Senior Vice President of Strategy & Innovation. He continues to serve as a director on the NBAA’s Certified Aviation Manager Governing Board. In addition to a Bachelor of Science in Business Administration from Kutztown University of Pennsylvania, Mr. Nichols has earned Certified Aviation Manager (CAM), Certified Association Executive (CAE) and Institute for Organizational Management (IOM) credentials. Mr. Nichols is qualified to serve on the Board because of his extensive experience as an aviation association executive.
Dr. Dana H. Born. Dr. Born began her service as a Director of Volato Group upon closing of the Business Combination. She is a retired Brigadier General with 30 years of service in the United States Air Force. Since July 2017, she has served as the Co-Director for the Center for Public Leadership at Harvard Kennedy School of Government. Prior to that from 2004 until 2013 she served two terms as the Dean of the Faculty at the U.S. Air Force Academy where she was also a Professor and Head of the Behavioral Sciences and Leadership Department. Dr. Born is also involved with several organizations and institutions, including her current role as Independent Director and Vice Chair on the Midwest Reliability Organization Board. She also serves as the Chair of the Finance and Audit Committees and member of the Governance and Personnel Committee. She was an Independent Director on the Board of the Apollo Education Group and served on the Compensation, Audit and Special Litigation Committees. Dr. Born graduated with distinction with a Bachelor of Science in Behavioral Sciences from the U.S. Air Force Academy, earned a Master of Science in Experimental Psychology from Trinity University, a Master of Arts in Research Psychology from the University of Melbourne and Doctorate in Industrial and Organizational Psychology from Penn State University.
Board Composition
Our business and affairs are managed under the direction of the Board. The Board consists of seven members. Ms. Garrett is the Chairman of the Board. Subject to the terms of our Certificate of Incorporation, the Board may fix, by one or more resolutions adopted from time to time by the Board, the number of directors on the Board. In accordance with our Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:
•	the Class I directors are Directors Cooper, Liotta, and Mirabello, and their terms will expire at our annual meeting of stockholders to be held in 2024;
•	the Class II directors are Directors Born and Garrett, and their terms will expire at our annual meeting of stockholders to be held in 2025; and
•	the Class III directors are Directors Arris-Wilson and Nichols, and their terms will expire at our annual meeting of stockholders to be held in 2026.
Director Independence
Because the Common Stock is listed on the NYSE American, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has determined, based on information provided by each director concerning his or her background, employment and affiliations, that each of Ms. Arris-Wilson, Dr. Born, Ms. Garrett, Mr. Mirabello and Mr. Nichols qualifies as independent as defined under the applicable NYSE American and SEC rules. In making these determinations, the Board considered the current and prior relationships that each director has with Volato Group and all other facts and circumstances the Board deemed relevant in determining their independence.
Board Committees
The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. The standing committees are the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”).
Audit Committee
The audit committee of our Board is composed of Dana Born, Katherine Arris-Wilson, Peter Mirabello, each of whom is an independent director under the NYSE American listing standards and applicable SEC rules. Dana Born serves as the chairman of the audit committee. Each member of the audit committee is financially literate, and our Board has determined that Dana Born qualifies as an “audit committee financial expert” as defined in applicable SEC rules. None of the Audit Committee members serves on the audit committee of more than three public companies.
The audit committee will:
•	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;
•	help to ensure the independence and performance of the independent registered public accounting firm;
•	approve audit and non-audit services and fees;
•
review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;
•	review reports and communications from the independent registered public accounting firm;
•	review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;
•	review our policies on risk assessment and risk management;
•	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•
review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

•	review related party transactions; and
•
establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee
The corporate governance and nominating committee of our Board is composed of Peter Mirabello, Katherine Arris-Wilson and Michael Nichols, each of whom is an independent director, and Katherine Arris-Wilson serves as the chairperson of the corporate governance and nominating committee.
The primary function of the corporate governance and nominating committee include:
•	reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board and its committees, consistent with criteria approved by the Board;
•	developing, evaluating, and recommending to the Board corporate governance practices applicable to the Company; and
•	facilitating the annual performance review of the Board and its committees.
Guidelines for Selecting Director Nominees. The guidelines for selecting nominees, which are specified in the committee charter, provide that persons to be nominated:
•	professional ethics and integrity;
•	judgment, business acumen, proven achievement and competence in one’s field;
•	the ability to exercise sound business judgment;
•	tenure on the Board and skills that are complementary to the Board;
•	an understanding of the Company’s business;
•	an understanding of the responsibilities required of a Board member;
•	other time commitments, diversity with respect to professional background; and
•	the current composition, organization, and governance of the Board and its committees.
Compensation Committee
The compensation committee of our Board is composed Michael Nichols, Joan S. Garrett and Katherine Arris-Wilson, each of whom is an independent director, and Michael Nichols serves as the chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•	oversee our overall compensation philosophy and compensation policies, plans and benefit programs;
•	review and recommend for approval to the Board of Directors compensation for our executive officers and directors;
•	prepare the compensation committee report that the SEC requires to be included in our annual proxy statement; and
•	administer our equity compensation plans.
The Current Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Compensation Committee Interlocks and Insider Participation
No person who has served as a member of the Compensation Committee during the last completed fiscal year (i) was, during that fiscal year, an officer or employee of Volato Group, (ii) was formerly an officer of Volato Group or (iii) had any relationship requiring disclosure by Volato Group under any paragraph of Item 404 of Regulation S-K.
No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato Group.
No executive officer of Volato Group served as a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato Group.
No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Volato Group.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on the Volato Group’s website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and are available in print to any stockholder upon request. That section of the website makes available the Volato Group’s corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.
Code of Ethics
All directors, officers and employees of the Volato Group are expected to act ethically at all times and in accordance with the policies comprising our Code of Ethics and Business Conduct (the “Code”) which is available on our website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Code must be approved by the Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Code. Our Audit Committee is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. If, after investigating any potential breach of the Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Volato Group’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.
Involvement in Certain Legal Proceedings
During the past ten years, we are not aware of any events that have occurred that are material to an evaluation of the ability or integrity of any executive officer, key employee or director of the Company, other than as follows.
Mr. Liotta was the Chief Executive Officer and a member of the board of directors of PodPonics, Inc. in May 2016 when that company made a voluntary filing for bankruptcy under Chapter 7.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the rules promulgated under the Securities Act. As such, we have opted to comply with the executive compensation disclosure rules applicable to such companies. By doing so, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive and director compensation in connection with our obligations under this Registration Statement, including the requirement to include a Compensation Discussion and Analysis, scaled financial reporting, as well as exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved.
Consistent with the scaled disclosure available to emerging growth companies, the following table sets forth information about the compensation paid to Volato’s principal executive officer, and its two other most highly compensated executive officers, for services rendered for the year ended December 31, 2022 (i.e., pre-Business Combination). These executives are referred to as the “named executive officers.”
Summary Compensation Table
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Other(2)	Total ($)
Matthew Liotta Chief Executive Officer	2023	215,208	—	4,667	219,875
	2022	148,333(3)	7,381	3,867	159,581
Keith Rabin President(4)	2023	252,604	104,448	13,281	370,333
	2022	154,688(5)	12,192	6,000	172,880
Nicholas Cooper Chief Commercial Officer(6)	2023	207,847	—	10,006	217,853
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)	Represents amounts received through the Company’s 401(k) matching policy.
(3)	Mr. Liotta’s annualized salary increased from $120,000 to $160,000 on April 16, 2022, and increased to $310,000 on August 18, 2023.
(4)	Mr. Rabin was promoted to President of Volato as of May 1, 2023 and previously served as Chief Financial Officer until November 28, 2023.
(5)	Mr. Rabin commenced employment with Volato on April 25, 2022. His annualized salary amount was $225,000 and increased to $300,000 on August 18, 2023.
(6)	Mr. Cooper’s annualized salary was $160,000 and increased to $290,000 as of August 18, 2023.
Narrative Disclosure to Summary Compensation Table
Compensation Philosophy
Volato’s executive compensation philosophy is rooted in our company values, which emphasize transparency. Therefore, we seek to establish a compensation structure that is easily understood and applied. Our successful compensation structure rewards performance for living and demonstrating Volato’s values, achieving challenging objectives that propel the company forward, and driving shareholder value, while ensuring the sustainability and long-term viability and value of the company. Compensation not only rewards performance, it is an essential tool that can be deployed to attract and retain top talent that will deliver results for shareholders.
The compensation plan, as with all other business plans, will be reviewed and adjusted at regular intervals consistent with the market, business achievements, pay equity, experience, and individual negotiations. Volato engaged an independent compensation consultant to help advise on the executive compensation program. Base pay adjustments reflect job duties, responsibilities, and macroeconomic drivers. Short-term and long-term incentive compensation (i.e., bonus and equity) reward performance towards objectives and enhancing shareholder value.

Employment Agreements
Volato Group has entered into employment agreements with each of the named executive officers, in order to promote retention and service following the Closing, to incentivize the executives to continue to grow the company and its market position, and to better reflect each executive’s value to Volato Group and its stakeholders. These agreements became effective on December 1, 2023.
Positions and Base Salary
Matthew Liotta. Mr. Liotta’s employment agreement provides for him to serve as Chief Executive Officer of Volato Group at an annual base salary of $310,000.
Keith Rabin. Mr. Rabin’s employment agreement provides for him to serve as President of Volato Group at an annual base salary of $300,000.
Nicholas Cooper. Mr. Cooper’s employment agreement provides for him to serve as Chief Commercial Officer of Volato Group at an annual base salary of $290,000.
Annual Incentive Bonuses
Pursuant to the employment agreements, each named executive officer will be eligible to receive an annual bonus based on performance factors established by the Board and designed to reward the named executive officers for meeting or exceeding established performance objectives in a specific year.
Long-Term Equity Incentives
Volato Group intends to establish a new equity incentive plan, which will issue initial equity awards to each named executive officer. Under the employment agreements, Volato will recommend these awards for issuance by Volato Group.
Benefits
The named executive officers are entitled to participate in employee benefit plans of Volato and Volato Group provided for all employees of the two companies, such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at the company’s discretion.
Term, Termination and Severance
Each employment agreement has a one-year term commencing upon the Closing of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. In the event employment is terminated by Volato or Volato Group without “Cause” or by the named executive officer for “Good Reason,” Volato or Volato Group, as applicable, will pay the following severance payments and benefits: (i) for each named executive officer, an amount equal to one (1) times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months following termination, (ii) reimbursement for the cost of COBRA premiums or other health insurance that the named executive officer may elect for such officer and eligible dependents for up to 12 months. All such payments and benefits are conditioned upon the named executive officer’s compliance with the Covenants Agreement, and execution and non-revocation of a release of claims in the favor of Volato or Volato Group, as applicable, within 60 days following termination of employment.
For purposes of the employment agreements, the term “Cause” means the occurrence of any of the following by the named executive officer, which is not cured (if capable of cure) within 10 days after receipt of written notice from Volato or Volato Group, as applicable: (i) willful or material failure to perform duties (other than a failure resulting from incapacity due to physical or mental illness); (ii) willful failure to comply with any valid and legal directive of the Board or CEO; (iii) dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to Volato or Volato Group, as applicable, or their affiliates; (iv) embezzlement, misappropriation or fraud, whether or not related to employment; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of the written policies or codes of conduct of Volato or Volato Group; (vii) material breach of any written agreement with Volato or Volato Group; (viii) conduct that brings or is reasonably likely to bring the Companies negative publicity or into public disgrace, embarrassment or disrepute; or (ix) the knowing misstatement of the financial records of Volato or Volato Group or complicit actions in respect thereof, or knowing failure to disclose material financial or other information to the Board.
In addition, the term “Good Reason” means, without the named executive officer’s consent, the occurrence of any of the following, which is not cured by Volato or Volato Group, as applicable, within 30 days after its receipt of written notice provided within 15 days of the existence of any such event: (i) a material reduction in base salary (other than a reduction that affects all similarly situated executives in substantially the same proportions); (ii) a material and adverse breach by Volato or Volato Group, as applicable, of any material provision of the employment agreement; (iii) a material and adverse change in title, authority, duties, reporting relationships or responsibilities (other than temporarily while the named executive officer is physically or mentally incapacitated). If employment is not terminated for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the named executive officer will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
If the named executive officer’s employment is terminated due to “Disability,” Volato or Volato Group, as applicable, will pay, in addition to any other accrued or vested payments or benefits, (i) a severance payment equal to 1 times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months beginning with the first regular payroll payment date that occurs on or after sixty (60) days following termination. Under the employment agreements, the term “Disability” means the inability to perform the essential duties of the position, with or without any reasonable accommodations, because of mental or physical illness, injury, impairment or incapacity for a period in excess of ninety (90) consecutive days in any calendar year.
Outstanding equity awards at 2022 Fiscal Year End
The following table summarizes the outstanding equity awards held by our NEOs as of December 31, 2022.
	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Liotta(1)	144,719	—	$0.16	03/10/2027
Keith Rabin(1)	30,975	—	$8.52	11/26/2033
	239,053	—	$0.14	11/15/2032
	239,053	—	$0.14	05/18/2032
Nicholas Cooper(1)	—	—	—	—
(1)	Represents fully-vested time based option awards.
Compensation of Directors
The following table provides information concerning the compensation of each director of the Board who did not serve as a named executive officer of Volato during the year ended December 31, 2022 (pre-Business Combination). None of the non-employee directors received cash fees for their service on the Volato board of directors.
Name	Option awards ($)(1)	Total ($)
Joan Sullivan Garrett(2)	1,107	1,107
Michael D. Nichols(3)	—	—
Peter Mirabello(4)	—	—
Dana Born(5)	—	—
Katherine Arris Wilson(6)	—	—
(1)
Represents the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 12 to the financial statements included elsewhere herein.

(2)
Ms. Garrett was granted an option award in the amount of 21,707 shares on December 19, 2022, with 1/24th of the total award vesting on a monthly basis each month thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(3)
Mr. Nichols was granted an option award in the amount of 21,707 shares on August 15, 2021, with 1/24th of the total award vesting on a monthly basis each month thereafter, subject to continued service through each such vesting date and any additional accelerated vesting granted by the Volato board of directors in connection with the Business Combination.

(4)	Mr. Mirabello’s service to the board began on December 1, 2023 and, accordingly, he did not receive a compensation award during fiscal year 2022.
(5)	Dr. Born’s service to the board began on December 1, 2023 and, accordingly, she did not receive a compensation award during fiscal year 2022.
(6)	Ms. Arris-Wilson’s service to the board began on December 1, 2023 and, accordingly, she did not receive a compensation award during fiscal year 2022.
Summary of the 2021 Plan
The 2021 Plan was assumed by PACI prior to Closing and was previously the sole equity compensation plan for Volato.
Following Closing, the 2021 Plan continued on its own terms, except that following the effective time:
•	Stock covered by awards granted under the 2021 Plan became shares of Volato Class A common stock;
•
All references in the 2021 Plan to a number of shares of Volato, Inc. common stock were amended to refer instead to that number of shares of Common Stock as adjusted by the Exchange Ratio, as defined in the Business Combination Agreement;

•	Employees and consultants of Volato (or any other affiliate of Volato) became eligible to receive awards under the 2021 Plan;
•	The Compensation Committee became the administrator of the 2021 Plan; and
•	Certain other minor technical revisions were made.
Purpose and Eligibility. The 2021 Plan’s purposes are carried out by the granting of awards to selected eligible individuals. Awards under the 2021 Plan may be granted to selected employees, directors, and consultants of the Company or its affiliates in the discretion of the Administrator. Only employees are eligible to receive incentive stock options.
The 2021 Plan became effective on August 13, 2021 and will remain in effect until August 12, 2031 unless terminated earlier by the Board (although, once the 2023 Plan was approved by the stockholders, no further grants were made under the 2021 Plan). The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the Business Combination Agreement by modifying eligibility as described above, to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508 (the “Exchange Ratio”), and to make other minor technical revisions.
No awards were granted, or will be granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement; provided that, in each case, the participant continues to be employed or in service with Volato or an affiliate through each applicable vesting date.
Administration; Amendment and Termination. Following the Business Combination, the Compensation Committee, subject to PACI Board oversight, became the Administrator of the 2021 Plan. To the extent required under Rule 16b-3 of the Exchange Act, the Compensation Committee consists solely of two or more “non-employee” directors as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3.
The 2021 Plan and awards made under the 2021 Plan may be amended, suspended, or terminated at any time by the Administrator, with respect to awards, subject to the following: (a) stockholder approval of any 2021 Plan amendment if required by applicable laws, rules, or regulations, and (b) except as otherwise provided in the 2021 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent.
Share Limitations. The 2021 Plan authorizes the issuance of 2,724,347 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As described above, as a result of the Business Combination Agreement, this limit was adjusted by the Exchange Ratio. As of the date of the Business Combination Agreement on December 1, 2023, 2,350,960 shares were subject to outstanding awards, and no shares remained available for the grant of awards.
Types of Awards. The types of awards authorized under the 2021 Plan are described below and include: stock options in the form of nonqualified options and incentive stock options and restricted stock awards. Subject to the terms of the 2021 Plan, the Administrator has broad authority to determine the terms and conditions of awards.
Options. Options granted under the 2021 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to consultants or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of Volato Class A common stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato or a parent, subsidiary, as provided in the 2021 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards.
Restricted Stock Awards. Under the terms of the 2021 Plan, the Administrator may grant restricted stock awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted stock awards are transfers of shares of Volato Class A common stock subject to vesting conditions established by the Administrator. Until the transferee satisfies the vesting conditions or forfeits the shares, the share certificates are held in escrow or secured in another manner satisfactory to the Administrator. If and when the vesting conditions are satisfied, the shares are released to the transferee. Forfeited shares become eligible for reissuance under the Plan.
2023 Plan
Key Plan Provisions
Awards may be granted under the 2023 Plan for up to ten (10) years following the Business Combination, unless earlier terminated by the Board or the Compensation Committee, but no incentive stock options may be granted after ten (10) years from the earlier of the board of directors PACI or the PACI stockholders’ approval of the 2023 Plan.
•
The 2023 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards.

•	We have reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares.
•	The 2023 Plan will be administered by the Board or, if delegated by the Board, the Compensation Committee or such committee as permitted by the 2023 Plan.
Summary of the 2023 Plan
The following paragraphs provide a summary of principal features of the 2023 Plan and its operation. However, this summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan.
The 2023 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders. Approval of the 2023 Plan will position us to take advantage of these “best practices,” including the following:
•
Prudent Share Request and Efficient Use of Equity. Under the terms of the 2023 Plan, no more than 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing will be authorized for issuance under the plan (subject to adjustment for anti-dilution purposes). We are committed to the efficient use of equity awards and are mindful to ensure that our equity compensation program does not overly dilute our existing stockholders. To that end, the Compensation Committee will consider potential stockholder dilution, including burn rate and overhang, in the design and administration of equity awards.

•
Independent Committee. The 2023 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

•
No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Class A Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

•
No Stock Option or SAR Repricings Without Stockholder Approval. The 2023 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2023 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

•
Robust Minimum Vesting Requirements for stock-based awards. The 2023 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2023 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

•
No Automatic “Single Trigger” Vesting Upon Change of Control. The 2023 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2023 Plan.

•
Prudent Change of Control Provisions. The 2023 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

•
Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2023 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2023 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

•	No Grants of “Reload” Awards. The 2023 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

•
Forfeiture and Clawback. The 2023 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

•
No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2023 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

•	Limits on Transferability of Awards. Unless permitted by the Administrator, the 2023 Plan does not permit awards to be transferred for value or other consideration.
Duration of the Plan
The 2023 Plan became effective upon the 2023 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2023 Plan Effective Date unless terminated earlier by our Board.
Shares Reserved for Issuance Under the 2023 Plan
The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2023 Plan may not exceed 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing. Of the amount described in the preceding sentence, no more than 20% of the post-Closing total shares of our Class A Common Stock may be issued under the 2023 Plan pursuant to the grant of incentive stock options (subject to adjustment for anti-dilution purposes as described below).
If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2023 Plan. The following also are not included in calculating the 2023 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2023 Plan.
In addition, (i) shares issued under the 2023 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2023 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2023 Plan and will not reduce the maximum number of shares available under the 2023 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.
The following shares may not again be made available for issuance as awards under the 2023 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.
The number of shares reserved for issuance under the 2023 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of Volato Group (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2023 Plan.
Administration
The 2023 Plan will be administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable US Securities and Exchange Commission Rule 16b-3 and the NYSE listing standards. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act, subject to applicable law and limitations set by the PACI Board.

Subject to the terms of the 2023 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Class A Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2023 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2023 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan or in any award or award agreement, including unilateral authority to amend the Plan to comply with applicable law; and (e) construe and interpret the 2023 Plan, awards and award agreements made under the 2023 Plan, interpret rules and regulations for administering the 2023 Plan and make all other determinations deemed necessary or advisable for administering the 2023 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.
The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.
Amendment and Termination
The 2023 Plan and awards made under the 2023 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2023 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2023 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Class A Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Class A Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Class A Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).
Types of Awards
The types of awards authorized under the 2023 Plan are described below and include: restricted stock awards; restricted stock units; incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2023 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code must comply with the restrictions imposed by that section.
Options. Options granted under the 2023 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Class A Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Pursuant to Section 422 of the Code and the terms of the 2023 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2023 Plan exceeds this limitation, the excess will be treated as a nonqualified option.
The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).
The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato Group or a parent, subsidiary, as provided in the 2023 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the Code, accelerate the date on which options become vested or exercisable.
Restricted Stock Awards. Under the 2023 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units (“RSUs”) that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of common stock. RSUs may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2023 Plan and the discretion of the Administrator.
Performance Awards. Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or a combination of common stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Class A Common Stock, a cash payment or combination of our Class A Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.
The Administrator will determine, subject to the terms of the 2023 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.
Stock Appreciation Rights. Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Class A Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.
Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Class A Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Class A Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.
Payment to the SAR holder may be made in cash, shares of Class A Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Class A Common Stock, as determined by the Administrator.
Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.
SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.
Phantom Stock Awards. Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Class A Common Stock.
Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Class A Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our common stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2023 Plan and Section 409A of the Code as may be established by the Administrator.
The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2023 Plan.
Other Cash-Based Awards and/or Stock-Based Awards. The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Class A Common Stock or awards for shares of our Class A Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2023 Plan). Subject to the provisions of the 2023 Plan, the Administrator will determine the number of shares of our Class A Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and shares of our Class A Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.
Dividends and Dividend Equivalent Rights. The Administrator may, in its sole discretion, provide that awards, other than Options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our common stock or share equivalents.
Change of Control
Under the terms of the 2023 Plan, the following provisions apply in the event of a change of control (except as otherwise required under Section 409A of the Code or provided in an award agreement):
To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2023 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.
In addition, if an award is substituted, assumed or continued as provided in the 2023 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.
Further, and notwithstanding any other provision of the 2023 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2023 Plan.
Transferability
Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with Code Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.
Forfeiture and Recoupment
As noted above, the 2023 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.
Certain United States Federal Income Tax Consequences
The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2023 Plan as they were in effect on the date of this prospectus. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Volato Group. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.
Incentive Options. Incentive options granted under the 2023 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.
If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.
If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.
Stock Appreciation Rights. For federal income tax purposes, the grant of a SAR on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the Code, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2023 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Code Section 409A. Awards granted under the 2023 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If Code Section 409A applies to the 2023 Plan or any award, and the 2023 Plan and the award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.
Tax Withholding
Generally, a participant will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to Volato Group shares of common stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have Volato Group withhold shares of our Class A Common Stock from the shares to which the recipient is otherwise entitled. Under the 2023 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2023 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.
Plan Benefits
The selection of individuals who will receive awards under the 2023 Plan, if stockholders approve the 2023 Plan, and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing 2021 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Volato Executive Officer and Director Compensation” in this prospectus.
Registration with the SEC
We expect to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 Plan as soon as reasonably practicable after becoming eligible to use such form.
Equity Compensation Plan Information
No shares of Common Stock were covered by awards outstanding under the 2023 Plan as of the date of this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED
The following summary of the material terms of the Common Stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of the Common Stock.
Authorized and Outstanding Capital Stock
Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of February 1, 2024 there were 28,043,086 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.
Common Stock
Voting Power
Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, Stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in our Certificate of Incorporation or expressly required by law, Stockholders are entitled to one (1) vote per share on matters to be voted on by Stockholders.
Except as otherwise required by law, Stockholders, as such, are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant our Certificate of Incorporation or pursuant to the DGCL.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, Stockholders, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.
Liquidation, Dissolution and Winding Up
Upon Volato Group’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Volato Group’s Preferred Stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata Volato Group’s remaining assets available for distribution.
Preemptive or Other Rights
Holders of Common Stock will not be entitled to preemptive rights, and Common Stock is not subject to conversion, redemption or sinking fund provisions.
Election and Removal of Directors
Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders held for the election of such class of directors. Each director will hold office until the next succeeding annual meeting for the election of the applicable class of directors and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Because the Board would be classified into three terms, the directors are generally elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law.
Directors may only be removed for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock
Our Certificate of Incorporation provides that shares of Volato Group Preferred Stock (“Preferred Stock”) may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volato Group or the removal of existing management.
Warrants
As of the date of this Report, there were 29,026,000 warrants to purchase Common Stock outstanding, consisting of 13,800,000 public warrants (the “Public Warrants”) and 15,226,000 private warrants.
Each public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following the Closing. However, no public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Volato Group shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire five years from the Closing at 5:00 p.m., Eastern Time.
Each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Volato Group, in each case so long as they are still held by PASI or its affiliates.
Listing of Securities
The Common Stock and the public warrants commenced trading on the NYSE American under the symbols “SOAR” and “SOAR.WS”, respectively, on December 4, 2023.
Transfer Agent and Registrar
The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company (“Continental”). We have agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Effects of Provisions of the Charter and Delaware Law
Certain provisions of the Charter and laws of the State of Delaware could make it more difficult to acquire Volato Group by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Volato Group to first negotiate with the Board. Volato Group believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value.

However, these provisions may delay, deter or prevent a merger or acquisition of Volato Group that a stockholder might consider is in their best interest or in Volato Group’s best interests, including transactions that might result in a premium over the prevailing market price of Common Stock.
Authorized but Unissued Shares
The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of Volato Group by means of a proxy contest, tender offer, merger or otherwise.
Classified Board; Removal of Directors
The Board is classified into three terms, such that directors would generally be elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law. Under the Charter, directors may only be removed for cause and only may by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
These provisions may make it more difficult for stockholders to change the composition of the Board or delay their ability to do so.
Stockholder Action; Special Meetings of Stockholders
The Charter provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling at least two-thirds of Common Stock would not be able to amend the bylaws without holding a meeting of stockholders called in accordance with the bylaws. Further, the Charter provides that only the Chairperson of the Company Board, the chief executive officer of the Company, or the Board may call special meetings of stockholders, thus prohibiting a holder of Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Volato Group to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of Volato Group at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting, in the case of the first annual meeting of stockholders shall be deemed to be June 1, 2023). In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (subject to certain exceptions for the first annual meeting following the consummation of the Business Combination), to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Volato Group. The Bylaws also specify certain requirements as to the form and content of a stockholders’ notice.
Supermajority Requirements for the Amendment of the Charter
The bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato Group entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato Group entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Charter, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.
Board Vacancies and Newly Created Directorships; Board Size
The Charter provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy or newly created directorship on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy or newly created directorship will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the whole Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the board by filling the resulting newly created directorships with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.
Exclusive Forum Selection
The Charter requires, unless Volato Group consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of) will be the sole and exclusive forum to bring: (i) any derivative action or proceeding brought on behalf of Volato Group; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Volato Group or any stockholder to Volato Group or the Volato Group stockholders; (iii) any action or proceeding asserting a claim as such arising out of provision of the DGCL, the Charter or the Bylaws (as the same may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Charter will also provide that, unless Volato Group consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Charter provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Charter provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act
The Charter provides that any person or entity purchasing or otherwise acquiring any interest in shares of Volato Group’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Charter.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Volato Group or its directors, officers, or other employees, which may discourage such lawsuits against Volato Group and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable in an action, Volato Group may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.
Section 203 of the Delaware General Corporation Law
Volato Group will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than

2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested is approved in a prescribed manner as summarized below or another exception or exemption applies. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of several specific exceptions and exemptions, which include but are not limited to situations where:
•
before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder; or

•
the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply because the corporation’s certificate of incorporation opted out of Section 203.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Volato Group to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Bylaws provide that Volato Group’s directors and officers will be indemnified and advanced expenses by Volato Group to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended, subject to exceptions, including without limitation that the rights of such persons to indemnification under the Bylaws does not generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Board. In addition, the Charter provides that Volato Group’s directors and officers will not be personally liable to Volato Group or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (including as the DGCL may potentially be amended in the future to permit further exculpation of directors or officers).
The Bylaws also permit Volato Group to purchase and maintain insurance on behalf of any officer, director, employee or agent of Volato Group for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against Volato Group directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit Volato Group and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Volato Group pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancement provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Volato Group directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell such shares provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	1% of the total number of shares of such securities then-outstanding; or
•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, it is likely that pursuant to Rule 144, our insiders will be able to sell their shares of Common Stock freely without registration one year after the Closing Date assuming they are not an affiliate of ours at that time.
Listing of Securities
The Common Stock and Public Warrants are currently listed on the NYSE American under the symbols “SOAR” and “SOAR.WS,” respectively.
We have applied to list the Private Warrants on NYSE American.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to Volato Group regarding the beneficial ownership of Common Stock upon the Closing by:
•	each person who is the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•	each of Volato Group’s named executive officers and directors; and
•	all of Volato Group’s named executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Common Stock is based on 28,043,086 shares of Common Stock issued and outstanding as of February 1, 2024.
Name of Beneficial Owner	Number of shares of Common Stock Beneficially Owned	Percentage of shares of outstanding Common Stock
Greater than 5% Stockholders:
PROOF Acquisition Sponsor I, LLC(1)	5,507,813	19.64%
Named Executive Officers and Directors:(2)
Matthew Liotta(3)	4,932,900	17.5%
Nicholas Cooper(4)	3,466,153	12.36%
Michael Prachar(5)	316,393	1.12%
Keith Rabin(6)	509,081	1.78%
Mark Heinen	—	*
Katherine Arris-Wilson(7)	12,357	*
Dana Born	—	*
Joan Sullivan Garrett(8)	27,214	*
Peter Mirabello	—	*
Michael Nichols(9)	43,415	*
All directors and named executive officers as a group (10 individuals)	8,689,470	30.99%
*	Less than 1%.
(1)	The business address of this beneficial owner is 11911 Freedom Drive, Suite 1080 Reston, VA 20190. 16,421 of its shares were forfeit to PACI in connection with the closing of the Business Combination.
(2)	The business address of each of our officers and directors is 1954 Airport Road, Suite 124, Chamblee, Georgia 30341.
(3)
Mr. Liotta beneficially owns (i) 3,466,153 shares of Common Stock held by Argand Group LLC in which Mr. Liotta holds shared voting and dispositive power, (ii) 144,719 shares of Common Stock underlying Options; and (iii) 1,322,118 shares of Common Stock held by PDK Capital, LLC in which Mr. Liotta has sole voting power and shares dispositive power with Ms. Liotta.

(4)	Mr. Cooper beneficially owns 3,466,153 shares of Common Stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power.
(5)	Mr. Prachar beneficially owns 316,393 shares of Common Stock underlying Options.
(6)	Mr. Rabin beneficially owns 509,081 shares of Common Stock underlying Options.
(7)
Ms. Arris-Wilson beneficially owns 12,357 shares through The Katherine Wilson Revocable Trust for the benefit of Ms. Arris-Wilson. Ms. Arris-Wilson holds a pecuniary interest in PROOF Acquisition Sponsor I, LLC which holds shares in the Company for which she disclaims beneficial ownership.

(8)	Ms. Garrett beneficially owns: (i) 5,507 shares of Common Stock; and (ii) 21,707 shares of Common Stock underlying Options.
(9)	Mr. Nichols beneficially owns 43,415 shares of Common Stock underlying Options.

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus, or any of their pledgees, donees, transferees, assignees and successors-in-interest and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Common Stock and Private Warrants after the date of this prospectus (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock which consists of (i) 6,883,579 shares of Common Stock that were converted from Class B shares held by PROOF Acquisition Sponsor I, LLC (“PASI”), certain funds and accounts managed by Blackrock, Inc. and PROOF.vc SPV for a price of less than $0.01 per share; (ii) 15,226,000 Class A shares underlying the Private Warrants for no additional consideration; (iii) 213,273 shares of Common Stock to be issued to LSH Partners Securities LLC (“LSHP”) pursuant to the Letter Agreement dated July 26, 2023, as amended on November 30, 2023 for a price of $3.52 per share; (iv) 284,363 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth”) pursuant to the Engagement Letter dated October 16, 2023 as amended on December 1 2023 for a price of $3.52 per share; and (v) 710,907 shares of Common Stock issued to BTIG, LLC (“BTIG”) pursuant to the Letter Agreement dated November 28, 2022, as amended on December 1, 2023 for a price of $3.52 per share, and of up to 15,226,000 Private Warrants which were originally issued for a price of $1.00 per Private Warrant. The Selling Stockholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the tables below and their permitted transferees who later come to hold any of the Selling Stockholders’ interest in the Common Stock in accordance with the terms of the Registration Rights Agreement or any other agreements governing the registration rights applicable to such Selling Stockholder’s shares of Common Stock.
The following table sets forth the names of the Selling Stockholders, the aggregate number of shares of Common Stock and warrants beneficially owned, the aggregate number of shares of Common Stock and warrants that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock and warrants beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. The percentage of beneficial ownership after the offered securities are sold is calculated based on 28,043,086 shares of Common Stock outstanding as of February 1, 2024.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of the shares of Common Stock or warrants held by them. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of these tables, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering and that no other purchases or sales of our securities by the Selling Stockholders will have occurred.
The Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of securities registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such securities in this offering. See “Plan of Distribution.”
	Before the Offering(2)				After the Offering(3)
Name of Selling Securityholders(1)	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Shares of Class A Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Proof Acquisition Sponsor I, LLC(4)	5,507,813	14,455,500	5,507,813	14,455,500	—	—	—	—
Blackrock, Inc.(5)	308,200	770,500	308,200	770,500	—	—	—	—
PROOF.vc SPV(4)	1,067,566	—	1,067,566	—	—	—	—	—
Roth Capital Partners, LLC(6)	284,363	—	284,363	—	—	—	—	—

	Before the Offering(2)				After the Offering(3)
Name of Selling Securityholders(1)	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Shares of Class A Common Stock	Number of Warrants	Percentage of Outstanding Warrants
LSH Partners Securities LLC(7)	213,273	—	213,273	—	—	—	—	—
BTIG, LLC(8)	710,907	—	710,907	—	—	—	—	—
*	Less than 1%.
(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
The columns “Number of Shares of Class A Common Stock” and “Number of Shares of Class A Common Stock Being Offered” exclude the number of shares of Class A Common Stock underlying the Private Warrants.

(3)
Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumption that no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)
The business address of PROOF Acquisition Sponsor, LLC is 11911 Freedom Drive, Suite 1080, Reston, Virginia 20190. John Backus, Steve Mullins and Michael Zarlenga are managing members of PROOF Sponsor Management, LLC, the manager of PROOF Acquisition Sponsor I, LLC (“PASI”) and no person individually has the power to vote or control the interests of PASI. Each individual disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(5)
Consists of (i) 11,063 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Total Return Bond Fund; (ii) 4,491 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Global Long/Short Credit Fund of Blackrock Funds IV; (iii) 119,659 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Strategic Income Opportunities Portfolio of Black Rock Funds V; (iv) 72,703 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Global Allocation Fund, Inc.; (v) 20,735 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Black Rock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; (vi) 541 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Global Allocation Portfolio of Blackrock Series Fund, Inc.; (vii) 7,631 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Global Allocation Collective Fund; (viii) 19,506 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Capital Allocation Trust; (ix) 16,564 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock ESG Capital Allocation Trust; (x) 2,734 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Strategic Global Bond Fund Inc; (xi) 1,183 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Blackrock Investment Management (Australia) Limited As Responsible Entity of the Blackrock Global Allocation Fund (AUST); (xii) 29,444 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Master Total Return Portfolio of Master Bond LLC; (xiii) 1,946 shares of Common Stock which were converted from Class B Common Stock at the Merger Effective Time held by Strategic Income Opportunities Bond Fund; and (i) 51,838 shares of Common Stock underlying Private Warrants held by Black Rock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; (ii) 27,657 shares of Common Stock underlying Private Warrants held by Blackrock Total Return Bond Fund; (iii) 11,228 shares of Common Stock underlying Private Warrants held by Blackrock Global Long/Short Credit Fund of Blackrock Funds IV; (iv) 299,148 shares of Common Stock underlying Private Warrants held by Blackrock Strategic Income Opportunities Portfolio of Black Rock Funds V; (v) 181,758 shares of Common Stock underlying Private Warrants held by Blackrock Global Allocation Fund, Inc.; (vi) 1,351 shares of Common Stock underlying Private Warrants held by Blackrock Global Allocation Portfolio of Blackrock Series Fund, Inc.; (vii) 19,079 shares of Common Stock underlying Private Warrants held by Blackrock Global Allocation Collective Fund; (viii) 48,765 shares of Common Stock underlying Private Warrants held by Blackrock Capital Allocation Trust; (ix) 41,409 shares of Common Stock underlying Private Warrants held by Blackrock ESG Capital Allocation Trust; (x) 6,834 shares of Common Stock underlying Private Warrants held by Blackrock Strategic Global Bond Fund Inc; (xi) 2,956 shares of Common Stock underlying Private Warrants held by Blackrock Investment Management (Australia) Limited As Responsible Entity of the Blackrock Global Allocation Fund (AUST); (xii) 73,612 shares of Common Stock underlying Private Warrants held by Master Total Return Portfolio of Master Bond LLC; and (xiii) 4,865 shares of Common Stock underlying Private Warrants held by Strategic Income Opportunities Bond Fund. The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(6)
As members of Roth Capital, Byron Roth and Gordon Roth have voting and dispositive power with respect to the shares held of record by Roth. The business address of Roth Capital is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

(7)	The business address of LSH Partners Securities LLC is 444 Madison Avenue, Suite 2801 New York, New York 10022.
(8)	The business address of BTIG, LLC is 600 Montgomery Street, 6th Floor, San Francisco, California 94111.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to “Non U.S. Holders.” It is intended as general information only, and does not purport to provide a complete analysis of all potential U.S. federal income tax considerations that may be relevant to Non-U.S. Holders. The discussion is based on current provisions of the U.S. IRC of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.
As used herein, a Non U.S. Holder means a beneficial owner of Common Stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes. In this regard, a U.S. person includes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other business entity classified as a corporation under U.S. federal income tax law) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of source; or
•
a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. domestic trust.

If a partnership (or other business entity classified as a partnership under U.S. federal income tax law) holds shares of Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is limited to Non-U.S. Holders that will hold shares of Common Stock as capital assets, within the meaning of Section 1221 of the Code (i.e., generally, for investment). It does not consider specific facts and circumstances that may apply to a particular Non-U.S. Holder’s tax position. This summary also does not consider the Medicare tax on certain investment income, any aspect of U.S. federal tax law other than income taxation and, to the limited extent addressed herein, estate taxation, or any consequences that may arise under applicable state, local or non-U.S. tax laws. Additionally, it does not consider Non-U.S. Holders that may be subject to special tax treatment under the U.S. federal income tax laws (including banks and other financial institutions, insurance companies, dealers in securities, persons subject to the alternative minimum tax, holders of Common Stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Common Stock as compensation).
INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax provided the Non-U.S. Holder complies with applicable certification and disclosure requirements; instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends
Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Common Stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in the Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other successor form), as applicable, certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.
The U.S. federal withholding tax described above does not apply to dividends that are U.S. trade or business income, as defined above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Dispositions of Common Stock
Subject to the discussions on backup withholding and FATCA (as defined below) withholding below, Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of Common Stock unless:
•	the gain is U.S. trade or business income, as defined above;
•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the non-U.S holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. No assurance can be given, however, that we will not be a USRPHC, or that the Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of Common Stock.
U.S. Federal Estate Taxes
Shares of Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding Requirements
We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or other intergovernmental agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Dividends paid on Common Stock and the payment of gross proceeds from a taxable disposition of Common Stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (currently at a 24% rate) if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act and related IRS guidance (“FATCA”) impose a 30% U.S. federal withholding tax on certain payments (including dividend payments on Common Stock and, subject to the discussion of proposed Treasury regulations below, payments of gross proceeds from the sale or other disposition of Common Stock) made to certain non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the jurisdiction of a recipient and the United States may modify these rules.
As noted above, withholding under FATCA can apply to payments of gross proceeds from the sale or other disposition of Common Stock. Treasury regulations have been proposed, however, that would entirely eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed Treasury regulations until the promulgation of final Treasury regulations on the matter.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
The Selling Stockholders may offer and sell, from time to time, their respective shares of Common Stock covered by this prospectus. For purposes of this section, the term “Selling Stockholders” includes pledgees, donees, assignees and successors-in-interest selling shares of Common Stock or interests in Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their securities by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of NYSE American;
•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	settlement of short sales entered into after the date of this prospectus;
•	distribution to members, partners or equityholders of the Selling Stockholders;
•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•	through loans or pledges, including to a broker-dealer or an affiliate thereof;
•	delayed delivery arrangements;
•	to or through underwriters or agents;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions; and
•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners or equityholders pursuant to the Registration Statement by delivering a prospectus. To the extent that such distributees are not affiliates of ours, such members, partners or equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the Registration Statement. To the extent such distributees are affiliates of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit them to use the prospectus to resell the securities acquired in the distribution.
A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Stockholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
We have agreed to indemnify the Selling Stockholders party to the Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Common Stock offered by them pursuant to this prospectus, and such Selling Stockholders will be entitled to contribution from us with respect to those liabilities. The Selling Stockholders party to the Registration Rights

Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Stockholders with respect to those liabilities. In addition, we or the Selling Stockholders party to the Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the rights and obligations under the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions” and “Introductory Note.”

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Womble Bond Dickinson (US) LLP, Washington, DC. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of Volato, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 included in this prospectus, have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Volato, Inc. to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their reports given on their authority as experts in accounting and auditing.
The financial statements of PROOF Acquisition Corp I as of December 31, 2022 and 2021, for the year ended December 31, 2022 and the period from March 16, 2021 (inception) through December 31, 2021, appearing in this prospectus have been audited by Marcum LLP, an independent registered accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of PROOF Acquisition Corp I to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon their reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and the Common Stock, reference is made to the Registration Statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. You may request a copy of this prospectus by contacting us at: Volato Group, Inc. at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341. We also maintain a website at flyvolato.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS
VOLATO, INC.
PROOF ACQUISITION CORP I
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022 (audited)	F-59
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2023 and 2022	F-60
Unaudited Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the Three and Nine Months Ended September 30, 2023 and 2022	F-61
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-62
Notes to Unaudited Condensed Consolidated Financial Statements	F-63

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-77
Balance Sheets as of December 31, 2022 and 2021	F-78
Statements of Operations for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-79
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-80
Statements of Cash Flows for the year ended December 31, 2022 and the period from March 16, 2021 (Inception) through December 31, 2021	F-81
Notes to the Financial Statements	F-82

VOLATO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
	September 30, 2023 (Unaudited)	December 31, 2022 (Audited)
ASSETS
Current assets:
Cash	$7,911,549	$5,776,703
Accounts receivable, net	2,020,453	1,879,672
Deposits on aircraft	28,783,334	833,334
Prepaid expenses and other current assets	5,149,128	2,210,946
Total current assets	43,864,464	10,700,655

Fixed assets, net	1,006,726	348,562
Right-of-use asset	1,354,581	1,574,144
Equity-method investment	153,742	1,158,574
Deposits on aircraft	3,000,000	12,000,000
Other deposits	70,622	124,143
Restricted cash	2,242,564	2,101,980
Intangible – Customer list	206,033	251,525
Intangible Part 135 Certificates	1,200,000	1,363,000
Goodwill	634,965	634,965
Total assets	$53,733,697	$30,257,548

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$10,639,386	$2,882,589
Loan from related party	1,000,000	5,150,000
Convertible notes, net	—	18,844,019
Operating lease liability, current	315,075	283,087
Accrued interest	60,000	780,606
Other loans	21,781	56,980
Customers’ deposits	6,315,916	2,163,056
Total current liabilities	18,352,158	30,160,337

Deferred income tax liability	305,000	305,000
Operating lease liability, non-current	1,049,954	1,291,057
Long term notes payable	18,396,818	4,170,006
Total liabilities	38,103,930	35,926,400
COMMITMENTS AND CONTINGENCIES (Note 13)

MEZZANINE EQUITY
Preferred Seed Stock, par value $0.001, 3,981,236 shares authorized, 3,981,236 shares issued and outstanding as of September 30, 2023, and December 31, 2022 (*)	4,585,000	—
Preferred Series A-1, 6,000,000 shares authorized, 1,205,000 and 0 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	12,050,000	—
Preferred Series A-2, 3,327,624 shares authorized, 3,327,624 and 0 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	19,905,900	—
Preferred Series A-3, 2,050,628 shares authorized, 2,050,628 and 0 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	18,455,726	—
Total Mezzanine equity	54,996,626	—

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

	September 30, 2023 (Unaudited)	December 31, 2022 (Audited)
SHAREHOLDERS’ DEFICIT
Preferred Seed Stock, par value $0.001, 3,981,236 shares authorized, 3,981,236 shares issued and outstanding as of September 30, 2023, and December 31, 2022 (*)	—	3,981
Common Stock, $0.001 par value, 26,249,929 shares authorized, 7,324,468 and 7,120,208 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively (*)	7,324	7,120
Additional paid-in capital (*)	680,927	5,175,307
Stock subscriptions receivable	(15,000)	(15,000)
Accumulated deficit	(40,040,110)	(10,840,260)
Total shareholders’ deficit	(39,366,859)	(5,668,852)
Total liabilities, mezzanine equity and shareholders’ deficit	$53,733,697	$30,257,548
(*)
The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$13,180,950	$14,075,955	$41,860,775	$60,791,225
Cost of revenue	17,392,738	15,407,413	52,687,408	59,779,367
Gross profit (deficit)	(4,211,788)	(1,331,458)	(10,826,633)	1,011,858

Operating expenses
Salaries and benefits	3,221,384	1,790,892	8,831,948	3,845,741
Advertising	805,784	93,959	1,383,118	229,788
Professional fees	555,117	355,171	1,435,605	862,189
Stock-based compensation	39,981	3,640	63,376	10,282
Depreciation and amortization	105,862	30,087	207,890	121,195
General and administrative	2,092,845	1,111,929	5,474,167	2,524,307
Loss from operations	(11,032,761)	(4,717,136)	(28,222,737)	(6,581,644)
Other income (expense)
Gain from sale of Part 135 Certificate	—	—	387,000	—
Income (loss) from equity-method investments	—	(3,019)	21,982	(37,301)
Gain from sale of equity-method investment	—	—	883,165	—
Gain from deconsolidation of investments	—	—	—	580,802
Other income	12,181	75,751	157,756	105,399
Interest income on restricted cash	20,202	—	34,173	—
Interest expense, net	(825,118)	(206,338)	(2,461,189)	(453,002)
Other income (expense)	(792,735)	(133,606)	(977,113)	195,898

Loss before provision for income taxes	(11,825,496)	(4,850,742)	(29,199,850)	(6,385,746)
Provision for income taxes (benefits)	—	—	—	(80,000)
Net Loss before non-controlling interest	(11,825,496)	(4,850,742)	(29,199,850)	(6,305,746)
Net Loss attributable to non-controlling interest	—	—	—	(32,600)

Net Loss attributable to Volato Inc.	$(11,825,496)	$(4,850,742)	$(29,199,850)	$(6,273,146)

Basic and Diluted Loss per share (*)	$(1.62)	$(0.68)	$(4.04)	$(0.88)
Weighted average common share outstanding:
Basic and Diluted (*)	7,317,382	7,120,208	7,234,827	7,120,208
(*)
The number of shares and per share amounts have been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Three and Nine Months Ended September 30, 2023
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,175,307	$(15,000)	$(10,840,260)	$(5,668,852)
Stock-based compensation	—	—	—	—	8,135	—	—	8,135
Net loss	—	—	—	—	—	—	(7,514,781)	(7,514,781)
Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance March 31, 2023	3,981,236	$3,981	7,120,208	$7,120	$5,183,442	$(15,000)	$(18,355,041)	$(13,175,498)
Stock-based compensation	—	—	—	—	15,260	—	—	15,260
Common stock issued from options exercise	—	—	193,163	193	21,865	—	—	22,058
Net loss	—	—	—	—	—	—	(9,859,573)	(9,859,573)
Balance June 30, 2023	3,981,236	$3,981	7,313,371	$7,313	$5,220,567	$(15,000)	$(28,214,614)	$(22,997,753)
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance June 30, 2023	3,981,236	$3,981	7,313,371	$7,313	$5,220,567	$(15,000)	$(28,214,614)	$(22,997,753)
Reclassification of Series Seed to Mezzanine equity	—	(3,981)	—	—	(4,581,019)	—	—	(4,585,000)
Stock-based compensation	—	—	—	—	39,980	—	—	39,980
Common stock issued from options exercise	—	—	11,097	11	1,399	—	—	1,410
Net loss	—	—	—	—	—	—	(11,825,496)	(11,825,496)
Balance September 30, 2023	3,981,236	$—	7,324,468	$7,324	$680,927	$(15,000)	$(40,040,110)	$(39,366,859)
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

For the Three and Nine Months Ended September 30, 2022
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
Cash collected from subscription receivable	—	—	—	—	—	20,000	—	—	20,000
Stock-based compensation	—	—	—	—	2,724	—	—	—	2,724
Change in ownership interest in former subsidiary	—	—	—	—	33,751	—	—	—	33,751
Deconsolidation of former subsidiaries							—	(4,265,167)	(4,265,167)
Net Income (loss)	—	—	—	—	—	—	324,827	(32,600)	292.227
Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$—	$3,993,474
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance March 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,160,874	$(30,000)	$(1,148,501)	$—	$3,993,474
Stock-based compensation	—	—	—	—	3,918	—	—	—	3,918
Net Loss	—	—	—	—	—	—	(1,747,231)	—	(1,747,231)
Balance June 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,164,792	$(30,000)	$(2,895,732)	$—	$2,250,161
	Series Seed Convertible Preferred Stock (*)		Common Stock (*)		Additional Paid-in Capital (*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (deficit)
	Shares	Amount	Shares	Amount
Balance June 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,164,792	$(30,000)	$(2,895,732)	$—	$2,250,161
Stock-based compensation	—	—	—	—	3,639	—	—	—	3,639
Net Loss	—	—	—	—	—	—	(4,850,742)	—	(4,850,742)
Balance September 30, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,168,431	$(30,000)	$(7,746,474)	$—	$(2,596,942)
(*)
The number of shares has been retroactively restated to reflect the one for 0.434159 reverse stock split, which was effective on July 21, 2023. The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30,
	2023	2022
Operating activities:
Net Loss	$(29,199,850)	$(6,273,146)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	207,890	121,195
Amortization right-of-use asset	219,563	—
Stock compensation expense	63,375	10,281
Gain from sale of equity-method investments	(883,165)	—
Grain from deconsolidation	—	(580,802)
Gain from sale of Part 135 certificate	(387,000)	—
Deferred income tax benefit	—	(80,000)
Loss (Gain) from equity-method investments	(21,982)	37,301
Amortization of debt discount	138,235	8,826
Changes in assets and liabilities:
Accounts receivable, net	(140,781)	(601,415)
Prepaid and other current assets	(2,738,182)	(1,506,699)
Other deposits	53,521	(37,286)
Account payable and accrued liabilities	7,597,029	1,341,895
Lease liability operating lease	(209,115)	—
Accrued interest	978,083	438,868
Deposits on aircraft	(3,950,000)	(7,750,000)
Customers’ deposits	4,152,860	4,151,235
Net cash used in operating activities	(24,119,519)	(10,719,747)
Investing activities:
Cash payment for property, plant, and equipment	(820,561)	(227,701)
Payments for purchase of interest in equity-method investment	(2,327,759)	—
Proceeds from sale of interest in equity-method investment	4,235,000	6,575,000
Proceeds from the sale of Part 135 certificate	350,000	—
Payment from acquisition of GCA	—	(1,850,000)
Cash obtained from acquisition of GCA	—	678,963
Net cash provided by investing activities	1,436,680	5,176,262
Financing activities:
Proceeds from lines of credit	1,000,000	4,950,000
Proceeds from exercise of stock options	23,468	—
Proceeds from issuance of convertible notes	12,670,000	9,362,000
Proceeds from sale of Series A	12,050,000	—
Proceeds from other loans	—	87,753
Repayment on loans	(785,199)	(27,893)
Collection on subscription receivable	—	20,000
Repayment of line of credit	—	(5,800,000)
Net cash provided by financing activities	24,958,269	8,591,860
Net increase in cash	2,275,430	3,048,375
Cash and restricted cash, beginning of year	7,878,683	1,608,184
Cash and restricted cash, end of period	$10,154,113	$4,656,559
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

	For the Nine Months Ended September 30,
	2023	2022
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,305,190	$5,431
Cash paid for income taxes	$—	$—
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposit	$15,000,000	$—
Conversion of line of credit to convertible note with related party	$6,001,407	$—
Original debt discount from notes	$162,509	$—
Conversion of convertible notes to series A preferred	$38,361,626	$—
Payment from acquisition of GCA	$—	$1,850,000
Cash obtained from acquisition of GCA	$—	$678,963
The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

VOLATO, INC.
NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
September 30, 2023
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato, Inc. (the “Company”, or “Volato”) was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.”.
The Company operates an aircraft ownership program, provides ad-hoc charter flights, sells deposit products, and manages aircraft for owners in the private aviation industry. The Volato aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members. Subsequently, the Company sells an aircraft to each limited liability company. These companies are referred to as “Plane Co LLC” or “Plane Co”.
The Company launched an aircraft ownership program using HondaJets in 2021 and is expanding its fleet of Honda aircraft. The Company has expanded its base locations and now has six locations, consisting of Atlanta, Baltimore/Washington, Ft. Lauderdale, Houston, San Diego, and St. Augustine as of September 30, 2023. The Company currently operates nationwide and internationally. The Company operates HondaJet aircraft, of which ten (10) are owned by limited liability companies managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. Volato has a minority interest in one of these Plane Cos as of September 30, 2023 (3.13%), and retained a de minimis ownership interest in seven (7) others.
The Company believes the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room, including an enclosed lavatory. The wing mounted engines allow for a tranquil, spacious interior.
The Company is planning to expand its fleet offering as it executed a series of purchase agreements for the acquisition of four (4) Gulfstream G280 (“G280”) aircraft. The G280 aircraft complement the Company’s fast-growing fleet of HondaJet Elite aircraft, which will serve a wider share of the private jet market. The Company is scheduled to take delivery of its first G280 aircraft in early 2024.
On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company, LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth quarter of 2023 and the fourth quarter of 2025.
On July 21, 2023, the Company consummated a qualified financing with the Series A Preferred Stock offering described in note 11, pursuant to which the convertible notes converted into Series A-2 Preferred Stock at a conversion price of $5.982 per share and into Series A-3 Preferred Stock at a conversion price of $9.00 per share.
Business Combination
On August 1, 2023, PROOF Acquisition Corp I, a Delaware corporation (prior to the Effective Time, “PACI” and, at and after the Effective Time, “Volato Group”) entered into a definitive business combination agreement (the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group. The effectiveness of the business combination agreement is still subject to various votes and approval.
Business Acquisition
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. (“GCA”) for a total cash consideration of $1,850,000.
GCA, through its wholly owned subsidiary GC Aviation, Inc., holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA has been based at Atlantic Aviation Houston Hobby Airport since 2003 and operates FAA air carrier certificate #GZXA746L with worldwide operating authority.

Stock Split
Effective November 15, 2022, the Company approved its second amended and restated articles of incorporation to effect a two-for-one stock split (2:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.
Reverse stock split
Effective July 21, 2023, the Company approved its third amended and restated articles of incorporation to effect a one-for-0.434159 reverse stock split (0.434159:1) of the Company’s issued and outstanding shares of Series Seed preferred stock and common stock.
All share and per share related numbers in these unaudited consolidated interim financial statements give effect to the stock split, which was effective on January 6, 2023, and the reverse stock split, which was effective on July 21, 2023, before issuance of the unaudited consolidated interim financial statements.
On March 3, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying consolidated balance sheet as of September 30, 2023, the consolidated statements of operations for the three and nine months ended September 30, 2023 and 2022, the consolidated statements of cash flows for the nine months ended September 30, 2023 and 2022, and the consolidated statements of shareholders’ (equity) deficit for the three and nine months ended September 30, 2023 and 2022 are unaudited; however, in the opinion of management such interim consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $29.2 million for the nine months ended September 30, 2023, and has an accumulated deficit of approximately $40.0 million as of September 30, 2023. Net cash used in operating activities for the nine months ended September 30, 2023, was approximately $24.1 million.
These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of debt, issuance of equity securities, sale of fractional shares of its aircraft at a premium to cost or a merger with a blank check company.
The Company also has the ability to reduce its cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings and or combination transaction, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these unaudited financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Gulf Coast Aviation, Inc. (“GCA”) renamed Volato Aircraft Management Service, a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.
The Company’s consolidated subsidiaries are as follows:
Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service (“Volato AMS”)	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams LLC (until March 3, 2023)	Georgia	100%
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
The Company does not hold any controlling interest in any limited liability companies which are referred to as “Plane Co LLC” or “Plane Co” as of September 30, 2023, and December 31, 2022.
Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with Volato, Inc. Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement.
On August 16, 2021, Fly Dreams LLC was contributed to the Company in exchange for series seed shares of preferred stock. Fly Dreams LLC and Volato, Inc. are considered entities under common control. In accordance with ASC 805-50, the assets and liabilities of Fly Dreams were transferred at their historical cost to the parent, and the consolidated financial statements present the operations of the combined entities, as if the transfer had occurred at the beginning of 2021. Fly Dreams LLC holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s.
On March 3, 2023, the Company transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income (expense) in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Goodwill impairment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At September 30, 2023 and December 31, 2022, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2,242,564 and $2,101,980 in restricted cash at September 30, 2023 and December 31, 2022, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity-method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
As of September 30, 2023, the only equity-method investment was Volato 158 LLC in which the Company has a 3.13% equity interest. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest.
As of September 30, 2023, and December 31, 2022, management believes the carrying value of its equity-method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, current creditworthiness, and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company did recognize $106,273 and $0 of bad debt expense during the nine months ended September 30, 2023 and 2022.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Software development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated condensed balance sheets and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $932,450 and $163,349 of internal software development costs incurred as of September 30, 2023, and December 31, 2022, respectively. The Company also expensed internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. The Company recognized $118,644 and $6,442 of amortization expense during the nine months ended September 30, 2023 and 2022, respectively. The Company recognized $67,928 and $3,525 of amortization expense during the three months ended September 30, 2023 and 2022, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the three and nine months ended September 30, 2023 and 2022.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits on aircraft and other deposits, members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at September 30, 2023 and December 31, 2022.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
certain services provided to the customer, primarily in our aircraft management services revenue stream, we direct third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, we are primarily responsible for satisfying the overall performance obligation with the customer and are considered the principal in the relationship because we have the ability to direct the third parties to provide services to our customers.
Aircraft sales only requires the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby, the customer makes a deposit in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outline the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Volato Insider Membership program or the Volato Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of our Volato Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $6,315,916 and $2,163,056 at September 30, 2023 and December 31, 2022, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
For the three and nine months ended September 30, 2023 and 2022, the sources of revenue were as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue from management of aircraft recognized over time	$2,869,480	$779,333	$5,788,107	$1,545,980
Revenue from management of aircraft recognized at one point in time	3,170,807	3,399,218	9,224,808	7,416,485
Revenue from charter flights and owner used recognized over time	7,140,663	4,207,404	21,137,860	10,063,760
Revenue from the sale of aircraft recognized at one point in time:	—	5,690,000	5,710,000	41,765,000
Total sources of revenue	$13,180,950	$14,075,955	$41,860,775	$60,791,225
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation
FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Companies are required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. Equity award forfeitures are recognized at the date of employee termination.
Net loss per share
The Company computes basic and diluted net loss per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic net income (loss) per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
any potentially dilutive securities. Diluted earnings (loss) per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the nine months ended September 30, 2023 and 2022, include stock options, convertible debt and preferred stock.
The Company has 2,233,706 outstanding stock options to purchase an equivalent number of common stock at September 30, 2023. As of September 30, 2023, the Company has 10,564,488 shares of preferred stock convertible at different conversion prices into shares of the Company’s common stock.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
The Company records its intangible assets at cost in accordance with ASC 350, Intangibles - Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the nine months ended September 30, 2023 and 2022, there was no impairment loss recognized for the intangible asset.
The intangibles include $1,200,000 for a Part 135 FAA certificate and $300,809 (gross) of customer list resulting from the acquisition of Gulf Coast Aviation, Inc. During the nine months ended September 30, 2023, the Company sold its Part 135 FAA Certificate held by Fly Dreams LLC with a carrying value of $163,000 for a total consideration of $550,000, of which $350,000 was funded as of September 30, 2023. The balance of $200,000 is reported under Prepaid and other current assets in the consolidated balance sheet as of September 30, 2023.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill as of September 30, 2023, and December 31, 2022.
Segment Reporting
The Company identifies operating segments as components of Volato, Inc. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
chief executive officer. We determined that Volato, Inc. operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance, compensation expenses and related benefits for employees that directly facilitate flight operations including crew and pilots and certain aircraft operating costs such as landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $1,383,118 and $229,788 for the nine months ended September 30, 2023 and 2022, respectively. Such advertising amounted to $805,784 and $93,959 for the three months ended September 30, 2023 and 2022, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds minority ownership in each PlaneCo. The Company did not consolidate any variable interest entities as of September 30, 2023, and December 31, 2022.
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). The amendment requires contract assets and contract liabilities acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers, as if the acquirer had originated the contract. The amendment is intended to improve the accounting for acquired revenue contracts with customers in a business combination, related to the recognition of an acquired contract liability, and to payment terms and their effect on subsequent revenue recognized by the acquirer. The amendment also provides certain practical expedients when applying the guidance. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2022, on a prospective basis, with early adoption permitted. The Company adopted ASU 2021-08 on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated condensed financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy (for example, IFRS guidance in IAS 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated condensed financial statements.
In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2023, which eliminated, among other things, the beneficial conversion model and requires the instrument to be recorded as a single liability. The adoption of this Update eliminated the recognition of the contingent beneficial conversion feature that was embedded in the Company’s convertible notes upon conversion of the convertible notes to equity instruments.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of September 30, 2023, and December 31, 2022:
	September 30, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(94,776)	$206,033
	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(49,284)	$251,525

NOTE 3 – INTANGIBLES (CONTINUED)
Intangible asset amortization expense was approximately $45,490 and $34,000 for the nine months ended September 30, 2023 and 2022, respectively. Intangible asset amortization expense was approximately $15,000 and $16,000 for the three months ended September 30, 2023 and 2022, respectively.
As of September 30, 2023, future amortization expense is expected to be as follows:
Twelve Months ending September 30,	Amount
2024	$60,162
2025	60,162
2026	60,162
2027	25,547
Total	$206,033
Indefinite-Lived Intangible Assets
The following table summarizes the balance as of September 30, 2023, and December 31, 2022, of the Company’s indefinite-lived intangible assets:
	September 30, 2023	Remaining Estimated Useful Life (Years)
Intangible asset – Part 135 certificate	$1,200,000	Indefinite
	December 31, 2022	Remaining Estimated Useful Life (Years)
Intangible assets – Part 135 certificates	$1,363,000	Indefinite
The FAA Part 135 certificate for a total amount of $1,200,000 relates to the certificate acquired from the GCA acquisition.
During the Company’s first fiscal quarter, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163,000, for a selling price of $550,000, which resulted in a gain in the amount of $387,000, which was reported in other income in the consolidated condensed statement of operations for the nine months ended September 30, 2023.
Balance of intangible Part 135 certificates was $1,200,000 and $1,363,000 as of September 30, 2023, and December 31, 2022, respectively.
The Company did not recognize any impairment of the Part 135 certificates as of September 30, 2023, and December 31, 2022.
NOTE 4 – FIXED ASSETS
Fixed assets consist of the following at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Machine and equipment	$185,915	$173,035
Automobiles	101,787	63,207
Computer and office equipment	8,104	8,104
Software development costs	932,450	163,349
Fixed assets, gross	1,228,256	407,695
Less accumulated depreciation	(221,530)	(59,133)
Fixed Assets, net	$1,006,726	$348,562

NOTE 4 – FIXED ASSETS (CONTINUED)
During the nine months ended September 30, 2023 and 2022, the Company recognized $162,397 and $80,630 of depreciation, respectively. During the three months ended September 30, 2023 and 2022, the Company recognized $82,642 and $11,398 of depreciation, respectively.
NOTE 5 – DEPOSITS ON AIRCRAFT
Deposits on aircraft consist of the following at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Gulfstream aircraft deposits	$30,000,000	$12,000,000
Honda aircraft deposits	1,783,333	833,333
Total deposits on aircraft	$31,783,333	$12,833,333
Less current portion	(28,783,333)	(833,333)
Total deposits on aircraft non-current	$3,000,000	$12,000,000
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79,000,000 with expected delivery throughout fiscal year 2024.
During the nine months ended September 30, 2023, the Company funded an additional amount of $18,000,000, of which $15,000,000 was funded through the SAC Leasing G 280 line of credit (See note 9).
The Company funded an aggregate amount of $30,000,000 and $12,000,000 towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of September 30, 2023, and December 31, 2022, respectively.
Honda Jet
The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1,783,333 and $833,333 of deposits for aircraft not yet delivered at September 30, 2023 and December 31, 2022, respectively.
During the nine months ended September 30, 2023, the Company took delivery of one aircraft for a purchase price of $5,500,000, of which $250,000 was previously paid and recorded as deposits on aircraft.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
During the nine months ended September 30, 2023, the Company paid an aggregate of $1,200,000 towards the purchase of the aircraft pursuant to the executed purchase agreements.
NOTE 6 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Investment in Volato 158 LLC	$153,742	$151,874
Investment in Volato 239 LLC	—	1,006,700
	$153,742	$1,158,574
The Company has one equity-method investment as of September 30, 2023: Volato 158 LLC, with a membership interest of 3.125%.

NOTE 6 – EQUITY-METHOD INVESTMENT (CONTINUED)
The Company had the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
During the nine months ended September 30, 2023, the Company recorded an income from its equity method investment of $21,982, which is presented in other income in the consolidated statement of operations.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4,167,500 to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of December 31, 2022, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $11,125 for the year ended December 31, 2022, which decreased the carrying value of its equity-method investment as of December 31, 2022, to $151,874.
As of September 30, 2023, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $1,868 for the nine months ended September 30, 2023, which increased the carrying value of its equity-method investment as of September 30, 2023, to $153,742.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6,370,000 for 81.25% interest in 239 LLC.
The Company retained 0.01% and 18.75% interest in 239 LLC as of September 30, 2023, and December 31, 2022, respectively. The Company elected to account for its investment under the equity method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $5,800 for the year ended December 31, 2022, which decreased the carrying value of the investment as of December 31, 2022, to $1,006,700.
Based on its equity investment, the Company recorded a gain from its equity-method investment of $20,115 for the nine months ended September 30, 2023, which is reported as income from equity method investments in the Company’s consolidated statement of operations for the nine months ended September 30, 2023.
During the nine months ended September 30, 2023, the Company sold to third-party investors an aggregate amount of $1,470,000 for the remaining 18.75% interest in 239 LLC, resulting in the recognition of a profit of $443,185, which had been deferred at December 31, 2022. This profit is presented in other income as a gain from the sale of equity-method investment in the unaudited consolidated condensed statement of operation for the nine months ended September 30, 2023.
NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$—	$5,150,000
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	1,000,000	—
Total notes from related party - current	$1,000,000	$5,150,000
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note:
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8,000,000 which matures on January 1, 2023 (“December 2021 note”). The

NOTE 7 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY (CONTINUED)
Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.
The Company incurred approximately $370,000 and $166,000 of interest and penalties during the nine months ended September 30, 2023, and 2022, respectively.
During the Company’s first fiscal quarter, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6,001,407 (see note 8).
The balance of the December 2021 note was $0 and $5,150,000 as of September 30, 2023, and December 31, 2022.
Accrued interest, relating to this line of credit, was approximately $0 and $495,000 as of September 30, 2023, and December 31, 2022, respectively, which are presented in accrued interest in the consolidated balance sheets.
Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1,000,000, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. Promissory note from related party was $1,000,000 and $0 as of September 30, 2023, and December 31, 2022, respectively.
The Company incurred $60,000 of interest during the nine months ended September 30, 2023. Accrued interest was $60,000 as of September 30, 2023, which is presented in accrued interest in the current liabilities in the consolidated condensed balance sheet as of September 30, 2023.
NOTE 8 – UNSECURED CONVERTIBLE NOTES
Unsecured convertible notes consisted of the following at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
2022 unsecured convertible notes, 5% coupon, due December 2023	$ —	$18,879,000
2023 unsecured convertible notes, 4% coupon, due March 2024	—	—
Total unsecured convertible notes, gross	—	18,879,000
Less unamortized debt discounts	—	(34,981)

Total unsecured convertible notes, net of discount	$—	$18,844,019
Less current portion	—	18,844,019
Total unsecured convertible notes, net of discount non-current	$—	$—
2022 unsecured convertible notes due December 2023 (“2022 notes”)
During the year ended December 31, 2022, the Company entered into a series of convertible notes with various investors in a series of multiple closings (the “2022 unsecured convertible notes”) for an aggregate principal not to

NOTE 8 – UNSECURED CONVERTIBLE NOTES (CONTINUED)
exceed $20,000,000. During the year ended December 31, 2022, the Company issued convertible notes in an aggregate principal amount of $18,879,000, of which $18,879,000 was funded as of December 31, 2022.
During the nine months ended September 30, 2023, the Company secured one additional convertible note for principal amount of $250,000, of which $250,000 was funded for an aggregate amount of $19,129,000.
The notes are due and payable at any time on or after December 31, 2023 (“maturity date”). Upon the written demand of the majority holders of the 2022 notes, the maturity date can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertible notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
The notes include automatic contingent conversion features. On or before the maturity date, should the Company become a reporting issuer and the common stock become listed on a national exchange or the Company consummate an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated as the lesser of a set discount to the initial public offering (“IPO”) price or a set formula calculated as the ratio of $80 million by the number of shares of common stock immediately preceding the above contingent event.
The convertible notes also contain an automatic conversion feature upon the securement of qualified financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price will be the lesser of (i) a set discount to the cash price per share for equity securities or (ii) the quotient of $80 million divided by the number of outstanding shares of common stock prior to the qualified financing.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
In the event the convertible notes are still outstanding at the maturity date, the principal and accrued interest shall automatically convert into a newly created series of preferred stock at a conversion price equal to the quotient of $64 million by the number of shares of common stock issued and outstanding at maturity date.
The notes also include a change of control feature, that allows the holders to receive an amount in cash equal to the principal and accrued but unpaid interest plus a repayment premium set at 25% of the outstanding principal of the notes. At issuance, the Company determined that this put feature was not probable and as a result was not accounted for separately from the debt host instrument.
In conjunction with the issuance of the notes, the Company incurred $87,159 of closing financing costs to this date, which were presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2022.
The 2022 unsecured convertible notes included a conversion feature that failed the derivative accounting pursuant to ASC 815 Derivatives and Hedging as the conversion feature failed the net settlement criterion for derivative accounting, as the common shares underlying the conversion feature are not readily convertible to cash. The 2022 convertible notes are contingently convertible into equity securities upon a future contingent event outside of the Company’s control.
On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.
On July 21, 2023, the Company secured a qualifying financing for cash, which triggered the automatic conversion of the carrying balance of the 2022 convertible notes into a newly issued series of preferred stock, namely the Series A-2 preferred stock (See note 11).

NOTE 8 – UNSECURED CONVERTIBLE NOTES (CONTINUED)
During the three months ended September 30, 2023, the Company converted the carrying balance of the 2022 unsecured convertible notes, which includes principal balance of $19,129,000, accrued but unpaid interest in the amount of $812,960 and $36,060 of unamortized debt discount, into 3,327,624 shares of Series A-2 preferred stock based on an agreed upon conversion price of $5.9820 in accordance with the original terms of the 2022 unsecured convertible notes agreements.
During the nine months ended September 30, 2023, the Company amortized $37,677 of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $36,060.
During the nine months ended September 30, 2023 and 2022, the Company recognized $552,325 and $81,620 of interest expense, respectively. During the three months ended September 30, 2023 and 2022, the Company recognized $87,442 and $56,004 of interest expense, respectively.
2023 unsecured convertible notes
The Company entered into a series of convertible notes (the “2023 unsecured convertible notes”) issued in a series of multiple closings for an aggregate principal not to exceed $25,000,000. During the nine months ended September 30, 2023, the Company issued a series of notes in an aggregate principal amount of $18,421,407, of which $12,420,000 was funded and $6,001,407 was issued pursuant to the conversion of the line of credit with a related party (see note 7).
The notes (principal and interest) are due and payable at any time on or after March 31, 2024 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertible notes carry a four percent (4%) coupon per annum effective July 1, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
The notes include automatic contingent conversion features. On or before the maturity date, should (a) the Company become a reporting issuer and ITS common stock become listed on a national exchange or (b) the Company consummates a listing of its common stock through acquisition or by merger with a special purpose acquisition company (“SPAC”) in which the resulting parent company in such transaction realizes total proceeds from such business combination, including the SPAC cash in trust and any private placement effected concurrently with such business combination of at least $35,000,000 (“SPAC combination”) or (c) an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated at 0.90 of the price per share paid by a qualified SPAC combination or of the price per share paid by the purchasers of common stock from the underwriters in an IPO.
The convertible notes also contain an automatic conversion feature upon the securement of a Qualified Financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price per share will be equal to the cash price paid per share for equity securities by the investors in Qualified Financing multiplied by 0.90.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
The 2023 notes also include a change of control feature, that automatically convert the principal and accrued interest, in whole, into the number of shares of common stock of the Company at a conversion price per share equal to the cash price paid per share by the acquiror pursuant to such change of control multiplied by 0.90.
On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.
On July 21, 2023, the Company secured a qualifying financing for cash, which triggered the automatic conversion of the 2023 convertible notes into a newly issued series of preferred stock, namely the Series A-3 preferred stock (See note 11).
During the three and nine months ended September 30, 2023 and 2022, the Company recognized approximately $34,319 and $0 of interest expense, respectively.

NOTE 8 – UNSECURED CONVERTIBLE NOTES (CONTINUED)
During the three months ended September 30, 2023, the Company converted the carrying balance of the 2023 unsecured convertible notes, which includes principal balance of $18,421,407, accrued but unpaid interest in the amount of $34,319, into 2,050,628 shares of Series A-3 preferred stock based on an agreed upon conversion price of $9.00 in accordance with the original terms of the 2023 unsecured convertible notes agreements.
NOTE 9 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY
Long term notes payable and credit facility consisted of the following at September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
SAC Leasing G280 LLC credit facility, 12.5 % interest, net of deposits	$18,750,000	4,500,000
Less discounts	(353,182)	(329,994)
Total notes payable, net of discount	$18,396,818	4,170,006
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, of which an aggregate amount of $30,000,000 was funded and paid as of September 30, 2023, partially through a credit facility from SAC leasing G 280 (note 5).
During the nine months ended September 30, 2023, the Company paid an additional $3,000,000 towards the purchase agreements and funded an additional $15,000,000 through the SAC Leasing G280 credit facility.
During the nine months ended September 30, 2023, the Company increased its SAC leasing G280 line of credit by $15,500,000 and repaid $500,000, which brings the carrying balance at $19,500,000 as of September 30, 2023.
The Company incurred $480,500 and $356,750 of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of September 30, 2023, and December 31, 2022, respectively. During the nine months ended September 30, 2023 and 2022, the Company amortized to interest expense $100,561 and $0 of debt discount. During the nine months ended September 30, 2023 and 2022, the Company amortized to interest expense $38,215 and $0 of debt discount
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
During the nine months ended September 30, 2023 and 2022, the Company incurred approximately $1,256,290 and $0 of interest under this facility. During the three months ended September 30, 2023 and 2022, the Company incurred approximately $607,290 and $0 of interest under this facility
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40,500,000 for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of September 30, 2023, the Company had an aggregate amount of $19,500,000 in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.
NOTE 10 – RELATED PARTIES
PDK Capital LLC (owned by the Chief Executive Officer)
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, for 150,219 shares of Series Seed preferred stock. Fly Dreams LLC owns a FAA Certificate and is in the business of operating a part-135 aircraft charter business. The purchase price was applied against the acquisition of 651,239 shares of series seed preferred stock by PDK, representing approximately 33% of the issued and outstanding preferred shares.

NOTE 10 – RELATED PARTIES (CONTINUED)
During the nine months ended September 30, 2023, the Company transferred its Fly Dreams LLC operations to GCA. The Company sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. The Company now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550,000, which resulted in the recognition of $387,000 in gain, which is presented in other income in the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023.
Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)
As of September 30, 2023, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock, representing 46.6% of the issued and outstanding shares of common stock. The Company leases two (2) aircraft from Argand up until July 31, 2023. The total lease expense incurred by the Company was $0 and $56,260 during the nine months ended September 30, 2023 and 2022, respectively. The total lease expense incurred by the Company was $0 and $15,460 during the three months ended September 30, 2023 and 2022, respectively. There is no balance owed to Argand Group LLC as of September 30, 2023.
PDK Management LLC (Chief Executive Officer is the sole member)
The Company facilitates the formation of limited liability plane companies (“Plane Co LLC”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program. Each Plane Co LLC is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer.
The aggregate amount of revenue generated from Plane Cos totaled $3,344,391 and $1,640,956 for the nine months ended September 30, 2023 and 2022, respectively. The aggregate amount of revenue generated from Plane Cos totaled $1,109,797 and $798,083 for the three months ended September 30, 2023 and 2022, respectively.
Expenses charged to the Company by Plane Cos totaled $2,915,499 and $1,317,371 for the nine months ended September 30, 2023 and 2022, respectively. Expenses charged to the Company by Plane Cos totaled $902,672 and $581,156 for the three months ended September 30, 2023 and 2022, respectively.
Balance due to Plane Cos amounted to $271,241 and $217,408 at September 30, 2023 and December 31, 2022, respectively.
Liotta Family Office, LLC (60% owned by the father of the Company’s Chief Executive Officer, 20% owned by the brother of the Company’s Chief Executive Officer and 20% owned by the Company’s Chief Executive Officer)
During the nine months ended September 30, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1,000,000 (note 7). The Company incurred approximately $60,000 of interest during the nine months ended September 30, 2023. Accrued interest was approximately $60,000 as of September 30, 2023.
During the nine months ended September 30, 2023, the Company converted the remaining principal, accrued interest and penalties of its line of credit into a convertible note for a total principal of $6,001,407. During the nine months ended September 30, 2023, the Company converted the principal of $6,001,407 into 668,065 shares of Series A-3 preferred stock representing approximately 32.6% of the issued and outstanding Series A-3 preferred shares as of September 30, 2023
Liotta Family Office, LLC currently owns 1,302,477 Series Seeds preferred shares, which represents approximately 32.7% of the issued and outstanding Series Seeds preferred shares as of September 30, 2023.
During the nine months ended September 30, 2023, the Company converted $3,000,000 principal and $165,616 of accrued interest owed to Liotta Family Office, LLC, into 529,190 shares of Series A-2 preferred stock representing approximately 15.9% of the issued and outstanding Series A-2 preferred shares as of September 30, 2023.
Aircraft Lease and Charter Services
As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38,000, and Volato pays 158 LLC an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026.

NOTE 10 – RELATED PARTIES (CONTINUED)
Hangar Sublease and Personnel Services
The Company leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. The Company’s Chief Executive Officer and his spouse hold a majority interest in Modern Aero. The Company pays $3,800 per month in rent under a month-to-month lease arrangement.
Hoop Capital, LLC (Controlled by the Company’s Chief Commercial Officer and a director)
As of September 30, 2023, Hoop Capital LLC owns an aggregate of 3,414,660 shares of Common stock, representing 46.6% of the issued and outstanding shares of common stock.
Matthew Liotta 2021 Trust (the “Liotta Trust”)
On December 30, 2022, the Company issued an unsecured convertible note to Matthew Liotta in the amount of $1 million. During the nine months ended September 30, 2023, the Company incurred approximately $29,180. Following the qualifying financing, the Company converted the principal of the note and accrued interest in the aggregate amount of $1 million into 171,748 shares of Series A-2 preferred stock.
NOTE 11 –PREFERRED STOCK (MEZZANINE EQUITY)
The Company has the following authorized preferred stock which have been designated as follows:
	Number of Shares Authorized	Number of Shares Outstanding at September 30, 2023	Par Value
Preferred stock As a Class	15,359,488		$0.001
Designated Preferred Series Seed (*)	3,981,236	3,981,236	$0.001
Designated Preferred Series A-1	6,000,000	1,205,000	$0.001
Designated Preferred Series A-2	3,327,624	3,327,624	$0.001
Designated Preferred Series A-3	2,050,628	2,050,628	$0.001
On July 24, 2023, and amended on September 18, 2023, the Company filed its third amended and restated articles of incorporation with The State of Georgia
(*) Stock Split and Reverse Stock Split
On July 21, 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company’s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.
The shareholders of the Company approved a two-for-one stock reverse split on November 15, 2022, which was effective on January 6, 2023. All share amounts have been retroactively adjusted to reflect the above stock split and reverse stock split.
Series Seed Preferred Shares (“Series Seed’)
On August 25, 2021, the Company filed an amended and restated articles of incorporation with the Secretary of State of Georgia. The holders of shares of preferred stock have a preference in payment, upon dissolution, liquidation, winding up of the Company or deemed liquidation event, out of the funds and assets available for distribution to its shareholders in an amount equal to the greater of (i) the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) plus any dividends declared but unpaid or (ii) the amount per share as would have been payable had all shares of preferred stock been converted into common stock.
The Series Seed preferred shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. Each share of Series Seed

NOTE 11 –PREFERRED STOCK (MEZZANINE EQUITY) (CONTINUED)
preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) by the conversion price in effect. Such conversion price is initially set as $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) and subject to standard anti-dilution provisions. Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event. Each share of preferred stock shall be automatically converted into shares of common stock at any time upon the occurrence of an event specified by vote or written consent of the requisite holders at the time of such vote or immediately upon the closing of a qualified financing.
The Company issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4,585,000, of which $4,585,000 has been funded as of September 30, 2023, and December 31, 2022.
There was no activity during the three and nine months ended September 30, 2023 and 2022. The Series Seed Preferred stock was initially reported and disclosed in permanent equity during the year ended December 31, 2022, and the three and six months ended June 30, 2023. The shares of Series Seed have a redemption feature upon the occurrence of deemed liquidation events, which is defined as a merger, consolidation and change of control or the sale, lease or licensing of substantially all of the Company’s assets. Following the July 2023 financing, the Company no longer has the ability to control such events, which resulted in the reclassification of the Series Seed into Mezzanine equity during the three months ended September 30, 2023.
Series A-1, A-2, and A-3 Preferred Stock (“Series A Preferred Stock”)
On July 24, 2023 and amended on September 18, 2023, the Company filed its third Amended and Restated articles of incorporation with the Secretary of State of Georgia.
The Series A-1, A-2 and A-3 shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. The Company shall not declare or pay dividends on shares of any other class unless the holders of preferred shares then outstanding shall first receive, a dividend on each outstanding share of preferred stock on a Pari passu basis, calculated based on the original issue price. The Series A-1, A-2 and A-3 have an original issue price equals to $10.00 per share, $5.98 per share and $9.00 per share, respectively, subject to adjustments in the event of any stock dividend, stock split, combination, or other similar recapitalization. In the event of liquidation, dissolution or winding up of the Company, the holders of preferred stock shall be entitled to be paid on a pari passu basis based on the original issue price.
The holders of shares of Series A-1, A-2 and A-3 preferred stock are redeemable upon the dissolution, liquidation, winding up of the Company or deemed liquidation events similar to the Series Seed. Since the Company does not control the occurrence of such events, the shares of Series A preferred stock are presented in Mezzanine Equity. The Company concluded that the Series A preferred stock do not meet the limited exception from Mezzanine pursuant to ASC 480-10-S99-3A3(f).
Conversion
Each share of Series A preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price by the conversion price in effect. Such conversion price is initially set as $10.00, $5.98 and $9.00 for the Series A-1, Series A-2 and Series A-3, respectively and subject to standard anti-dilution provisions. The conversion price is subject to down round protection.
Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event.
In August of 2023, the Company executed a combination agreement with the Special Acquisition Company Proof Acquisition Corporation. The SPAC was sponsored by the venture capital firm PROOF.
During the nine months ended September 30 2023, the Company issued 1,205,000 Series A-1 shares of preferred stock for cash proceeds of $12,050,000 from the SPAC sponsor.
During the nine months ended September 30 2023, the Company issued 3,327,624 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $5.9820.

NOTE 11 –PREFERRED STOCK (MEZZANINE EQUITY) (CONTINUED)
During the nine months ended September 30 2023, the Company issued 2,050,628 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $9.00.
NOTE 12 – SHAREHOLDERS’ DEFICIT
The Company has authorized stock which have been designated as follows:
	Number of Shares Authorized	Number of Shares Outstanding at September 30, 2023	Par Value
Common Stock (*)	26,249,929	7,324,468	$0.001
On July 24, 2023, and amended on September 18, 2023, the Company filed its third amended and restated articles of incorporation with The State of Georgia.
(*) Stock Split and Reverse Stock Split
On July 21, 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company’s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.
The shareholders of the Company approved a two-for-one stock reverse split on November 15, 2022, which was effective on January 6, 2023. All share amounts have been retroactively adjusted to reflect the above stock split and reverse stock split.
Common Stock
During the nine months ended September 30, 2023, the Company issued 204,260 shares of common stock for cash receipt of $23,468 following the exercise of stock options.
As of September 30, 2023, the Company has a total of 7,324,468 shares of common stock for total purchase price of $76,968, of which $15,000 remained unpaid and are reported as stock subscription receivable in the shareholders’ equity (deficit) as of September 30, 2023, and December 31, 2022.
Equity Incentive Plan
In 2021, the shareholders of the Company approved the 2021 Equity Incentive Stock Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-statutory stock options to employees, and consultants. The aggregate number of shares of Common Stock that may be issued pursuant to the 2021 Plan is limited to 2,000,000 (pre stock split and reverse stock split).
Effective November 15, 2022, the board of directors and shareholders approve the increase of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 6,275,000 (post stock split and pre reverse stock split) following the approval of a two-for-one stock split. Effective July 21, 2023, the board of directors and shareholders approve the decrease of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 2,724,347 (post stock split and reverse stock split) following the approval of a one-for-0.434159 reverse stock split.

NOTE 12 – SHAREHOLDERS’ DEFICIT (CONTINUED)
Stock Options
The balance and activity of all stock options outstanding as of September 30, 2023, following the Company’ stock split (effective January 6, 2023) and reverse stock split (effective July 21, 2023), is as follows:
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2022	2,470,365	$0.14	9.4
Granted	276,774	$8.14	—
Cancelled	(309,122)	$0.22	—
Exercised	(204,311)	$0.12	—
Outstanding at September 30, 2023	2,233,706	$1.12	9.0
Exercisable at September 30, 2023	645,927	$0.17	—
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of September 30, 2023:
	Options Outstanding		Options Exercisable
Exercise Price	Shares	Life (in years)	Shares
$0.12	158,466	7.9	106,005
$0.14	1,571,267	9.0	439,525
$0.16	231,552	8.6	97,684
$7.21	75,316	9.6	—
$8.52	197,105	9.9	2,713
	2,233,706	9.0	645,927
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the nine months ended September 30, 2023, was $3.13 per share. The Company’s recognizes forfeitures as they occur. The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the nine months ended September 30, 2023 and 2022:
	For The Nine Months Ending September 30,
	2023	2022
Expected term	2-4	4
Expected volatility	30%	30%
Expected dividends	None	None
Risk-free interest rate	3.6%-4.6%	1.9%-2.6%
Forfeitures	None	None
As of September 30, 2023, the unrecognized compensation cost related to non-vested awards was $888,756.
NOTE 13 – COMMITMENT AND CONTINGENCIES
Commitments
During the year ended December 31, 2022, the Company entered into purchase agreements with Honda Jet for the acquisition of aircraft that have not yet been delivered at September 30, 2023. The delivery of the remaining one (1) aircraft scheduled for 2023 will require payments totaling approximately $6,200,000.

NOTE 13 – COMMITMENT AND CONTINGENCIES (CONTINUED)
Honda May 2023 Purchase Agreement
On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150,000 deposit for each aircraft twelve months prior to the expected delivery date.
As of September 30, 2023, the Company has funded an aggregated amount of $1,450,000 towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, for which the Company made prepayments totaling $30,000,000 and $12,000,000 as of September 30, 2023, and December 31, 2022, respectively. The $30,000,000 is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3,000,000 per aircraft should the purchase agreement be terminated by the Company.
During the nine months ended September 30, 2023, the Company made additional payments of $18,000,000 towards these agreements, of which $15,000,000 was funded through the SAC Leasing G280 LLC credit facility (note 9).
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at September 30, 2023, are as follows:
For the twelve months ended September 30,	Gulfstream G280 Fleet
2024	$41,250,000
2025	7,750,000
Total expected contractual payments	$49,000,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40,500,000 of the original $79,000,000 due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $21,000,000.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.
NOTE 14 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated unaudited financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through December 4, 2023, the date the consolidated unaudited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
Subsequent to September 30, 2023, the Company issued an additional 1,206,087 shares of Series A-1 for cash consideration of approximately $12.1 million to the sponsor of the blank check company with whom the Company executed a business combination.
On October 16, 2023, the Company engaged Roth Capital Partners, LLC (“Roth Capital”) as its capital markets advisor. Roth Capital was engaged for a fee ranging from $1 million to $2 million for assisting the Company with raising capital.
On November 28, 2023, in conjunction with the Business Combination, PACI and Volato entered into an Equity Prepaid Forward Transaction with Vellar Opportunities Fund Master, Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Volato, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Volato, Inc. and Subsidiaries (the Company) as of December 31, 2022, and 2021 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, during the year ended December 31, 2022, and has limited positive working capital at December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2022.

Encino, California
August 10, 2023 except for the Revision paragraph of Note 2, as to which the date is October 20, 2023

15821 Ventura Boulevard, Suite 490, Encino, California 91436 Phone: (818) 461-0600 • Fax: (818) 461-0610	Member of Russell Bedford International — a global network of independent professional services firms

VOLATO, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 and 2021
	December 31, 2022(*)	December 31, 2021(*)
ASSETS
Current assets:
Cash	$5,776,703	$1,608,184
Accounts receivable	1,879,672	422,785
Deposits on aircraft	833,334	1,500,000
Prepaid expenses and other current assets	2,210,946	579,711
Total current assets	10,700,655	4,110,680
Fixed assets, net	348,562	10,495,883
Right-of-use operating assets	1,574,144	—
Equity-method investment	1,158,574	163,000
Deposits on aircraft	12,000,000	—
Other deposits	124,143	57,732
Restricted cash	2,101,980	—
Intangible – Customer list	251,525	—
Intangible Part 135 Certificates	1,363,000	163,000
Goodwill	634,965	—
Total assets	$30,257,548	$14,990,295

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$2,882,589	$519,245
Line of credit – related party	5,150,000	6,000,000
Convertible notes, net	18,844,019	—
Operating lease liability, current	283,087	—
Accrued interest	780,606	15,111
Other loans	56,980	—
Customers ‘deposits	2,163,056	546,000
Total current liabilities	30,160,337	7,080,356
Deferred income tax liability	305,000	—
Operating lease liability, non-current	1,291,057	—
Long term notes payable	4,170,006	—
Total liabilities	35,926,400	7,080,356
COMMITMENTS AND CONTINGENCIES (Note 14)

Shareholders’ equity (deficit)
Preferred Class Stock, par value $0.001	3,981	3,981
Common Stock, $0.001 par value	7,120	7,120
Additional paid-in capital	5,175,307	5,124,399
Stock subscriptions receivable	(15,000)	(50,000)
Accumulated deficit	(10,840,260	(1,473,328)
Total shareholders’ equity (deficit) attributable to Volato, Inc.	(5,668,852)	3,612,172
Non-controlling interest	—	4,297,767
Total shareholders’ equity (deficit)	(5,668,852)	7,909,939
Total liabilities and shareholders’ equity (deficit)	$30,257,548	$14,990,295
(*)
The number of shares has been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

VOLATO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2022 and 2021
	For the Years Ended December 31,
	2022	2021
Revenue	$96,706,478	$1,055,849
Cost of revenue	94,280,540	853,288
Gross profit	2,425,938	202,561

Operating expenses
Salaries and benefits	5,877,627	861,548
Advertising expenses	404,677	387,873
Professional fees	1,168,133	335,650
General and administrative	3,998,116	786,132
Depreciation	161,667	26,243
Loss from operations	(9,184,282)	(2,194,885)

Other income (expenses)
Gain from deconsolidation of investments	580,802	757,611
Loss from equity-method investments	(45,099)	(12,000)
Other income	60,102	—
Interest income	2,281	—
Interest expense	(868,336	(57,911)
Other income (expenses)	(270,250)	687,700

Loss before provision for income taxes	(9,454,532)	(1,507,185)
Provision for incomes taxes (benefit)	(55,000)	—
Net Loss before non-controlling interest	(9,399,532)	(1,507,185)
Net Loss attributable to non-controlling interest	(32,600)	(33,857)
Net Loss attributable to Volato, Inc.	$(9,366,932)	$(1,473,328)
Basic and Diluted net loss per share(*)	$(1.32)	$(0.24)
Weighted average common share outstanding:
Basic and diluted(*)	7,120,208	6,143,083
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

The accompanying notes are an integral part of these consolidated financial statements.

VOLATO, INC.
CONOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2022 and 2021
	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Original contribution for Fly Dreams LLC	141,536	$141	—	$—	$162,859	$—	$—		$$163,000
Common stock issued for cash			7,120,208	7,120	46,380	(30,000)	—		23,500
Preferred stock issued for cash	3,831,019	3,831	—	—	4,408,169	(20,000)	—		4,392,000
Preferred stock issued for cash-Fly Dreams LLC	8,683	9	—	—	9,991	—	—		10,000
Stock-based compensation	—	—	—	—	4,000	—	—		4,000
Change in ownership interest in former subsidiary	—	—	—	—	493,000	—	—		493,000
Capital contributions from LLC members							—	6,605,624	6,605,624
Deconsolidation of Volato 158 LLC	—	—	—	—	—	—	—	(2,274,000)	(2,274,000)
Net loss	—	—	—	—	—	—	(1,473,328)	(33,857)	(1,507,185)
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

	Series Seed Convertible Preferred Stock(*)		Common Stock(*)		Additional Paid-in Capital(*)	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$3,981	7,120,208	$7,120	$5,124,399	$(50,000)	$(1,473,328)	$4,297,767	$7,909,939
Cash collected from subscription receivable	—	—	—	—	—	35,000	—	—	35,000
Stock-based compensation	—	—	—	—	17,157	—	—	—	17,157
Change in ownership interest in former subsidiary	—	—	—	—	33,751	—	—	—	33,751
Deconsolidation of former subsidiaries							—	(4,265,167)	(4,265,167)
Net loss	—	—	—	—	—	—	(9,366,932)	(32,600)	(9,399,532)
Balance December 31, 2022	3,981,236	$3,981	7,120,208	$7,120	$5,175,307	$(15,000)	$(10,840,260)	$—	$(5,668,852)
(*)
The number of shares and per share amounts have been retroactively restated to reflect the two for one stock split, which was effective on January 6, 2023, and the one for 0.434159 reverse stock split, which was effective on July 21, 2023

The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2022 and 2021
	For the Years ended December 31,
	2022	2021
Operating activities:
Net Loss	$(9,366,932)	$(1,507,185)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	161,667	26,243
Stock compensation expense	17,157	4,000
Gain from sale of equity-method investments	(580,802)	(757,611)
Loss from equity-method investments	45,099	12,000
Deferred income tax benefit	(80,000)	—
Amortization of debt discount	42,040	—
Changes in assets and liabilities:
Accounts receivable	(2,222,712)	(422,785)
Prepaid and other current assets	(1,585,837)	(579,711)
Deposits	(66,411)	(57,732)
Account payable and accrued liabilities	1,451,375	613,356
Accrued interest	765,495	15,111
Deposits on aircraft	(11,333,334)	(1,500,000)
Customers’ deposits	1,320,865	546,000
Net cash used in operating activities	(21,432,330)	(3,608,314)
Investing activities:
Cash payment for property, plant, and equipment	(258,907)	(14,689,626)
Proceeds from sale of interest in equity-method investment	6,575,000	2,875,000
Payment for acquisition of GCA	(1,850,000)	—
Cash obtained from acquisition of GCA	678,963	—
Net cash provided by (used in) investing activities	5,145,056	(11,814,626)
Financing activities:
Proceeds from lines of credit	4,950,000	13,000,000
Repayments of lines of credit	(5,800,000)	(5,700,000)
Collection on subscription receivable	35,000	—
Proceeds from issuance of convertible notes	18,879,000	—
Proceeds from other loans	4,500,000	—
Repayment on loans	(6,227)	—
Proceeds from contributions of LLC members	—	5,305,624
Proceeds from the sale of Series Seed preferred stock	—	4,402,000
Proceeds from sale of common stock	—	23,500
Net cash provided by financing activities	22,557,773	17,031,124
Net increase in cash	6,270,499	1,608,184
Cash and restricted cash, beginning of year	1,608,184	—
Cash and restricted cash, end of period	$7,878,683	$1,608,184
Supplemental disclosure of cash flow information:
Cash paid for interest	$60,774	$42,945
Cash paid for income taxes	$—	$—
Non-Cash Investing and Financing Activities:
Conversion of line of credit into interest in Volato 158 LLC	$—	$1,300,000
Issuance of series seed preferred stock for intangible asset		$$163,000
Initial recognition of right-of-use asset	$1,611,644	$—
Fair value adjustment to equity-method investment upon deconsolidation	$33,751	$493,000
Acquisition of vehicle – direct finance	$63,207	$—
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO, INC.
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Volato, Inc. (the “Company”, or “Volato”) was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.”. The Company operates an aircraft ownership jet program, provides ad-hoc charter flights, sells deposit products and manages aircraft for owners in the private aviation industry. The Volato ownership program consists of facilitating the formation of limited liability companies owned by third-party members. Subsequently, the Company sells an aircraft to the limited liability company. These entities are referred to as “Plane Co LLC” or “Plane Co”.
The Company launched an aircraft ownership program for HondaJets in 2021 and is expanding its fleet of Honda aircraft. The Company has expanded its base locations and now has six locations, consisting of Atlanta, Baltimore/Washington, Ft. Lauderdale, Houston, San Diego, and St. Augustine as of December 31, 2022. The Company currently operates nationwide and internationally. The Company operates HondaJet aircraft, of which ten (10) are owned by limited liability companies managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. Volato has minority interest in two of these Plane Cos at December 31, 2022 (3.13% and 18.75%, respectively), and retained a de minimis ownership interest in six (6) others.
The Company believes the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room, including an enclosed lavatory. The wing mounted engines allow for a tranquil, spacious interior.
The Company is planning to expand its fleet offering as it executed a series of purchase agreements for the acquisition of four (4) Gulfstream G280 (“G280”) aircraft. The G280 aircraft complement the Company’s fast-growing fleet of HondaJet aircraft, which will serve a wider share of the private jet market. The Company is scheduled to take delivery of its first G280 aircraft in early 2024.
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. (“GCA”) for a total cash consideration of $1,850,000.
GCA, through its wholly owned subsidiary GC Aviation, Inc., holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA has been based at Atlantic Aviation Houston Hobby Airport since 2003 and operates FAA air carrier certificate #GZXA746L with worldwide operating authority.
Effective November 15, 2022, the Company approved its second amended and restated articles of incorporation to effect a two-for-one stock split (2:1) of the Company’s issued and outstanding shares of common stock. Effective July 19, 2023, the Company approved its third amended and restated articles of incorporation to effect a one-for-0.434159 reverse stock split (0.434159:1) of the Company’s issued and outstanding shares of series seed preferred and common stock. All share and per share related numbers in these consolidated financial statements give effect to the stock split, which was effective on January 6, 2023, and the reverse stock split, which was effective July 21, 2023, before issuance of the consolidated financial statements.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $9.1 million for the year ended December 31, 2022, has a negative working capital of approximately $19.5 million, and has an accumulated deficit of approximately $10.8 million as of December 31, 2022. Net cash used in operating activities for the year ended December 31, 2022, was approximately $21.4 million, including $11.3 million in aircraft deposits.
These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of convertible debts and other debts, extend the use of its line of credit and the sale of aircraft at a premium to cost.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Revision
The Company has revised certain items contained in the Company’s previously reported consolidated financial statements. These items include additional disclosures related to the revenue recognition policies, segment reporting under ASC 280 Segment Reporting, and components of its cost of revenue, in footnote 2 summary of significant accounting policies. These revisions had no effect on the previously reported consolidated balance sheets, statements of operations and statements of cash flows.
Reclassifications
Certain numbers from 2021 have been reclassified to conform with current year presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.
The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Fly Dreams LLC (“Fly Dreams”), a company incorporated in the State of Georgia, and Gulf Coast Aviation, Inc. (“GCA”), a company incorporated in the State of Texas.
The Company’s consolidated subsidiaries were as follows:
Name of Consolidated Subsidiary or Entity	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Fly Dreams LLC	Georgia	100%
Gulf Coast Aviation, Inc. (“GCA”)	Texas	100%
On August 16, 2021, Fly Dreams LLC was contributed to the Company in exchange for series seed shares of preferred stock. Fly Dreams LLC and Volato, Inc. are considered entities under common control. In accordance with ASC 805-50, the assets and liabilities of Fly Dreams were transferred at their historical cost to the parent, and the consolidated financial statements present the operations of the combined entities, as if the transfer had occurred at the beginning of 2021. Fly Dreams LLC holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s.
On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
The Company does not hold any controlling interest in any limited liability companies which are referred to as a “Plane Co LLC” or “Plane Co” as of December 31, 2022.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
Each Plane Co is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with Volato, Inc. Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement.
As of December 31, 2021, the Company consolidated 140 LLC and 149 LLC as it held a controlling interest of 68.75% and 50%, respectively. The Company sold the remaining interests in 140 LLC and 149 LLC during the year ended December 31, 2022, and now holds only de minimis interests in these two Plane Cos.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•	Useful lives of property, plant, and equipment.
•	Assumptions used in valuing equity instruments.
•	Deferred income taxes and related valuation allowance.
•	Assessment of long-lived assets impairment.
•	Goodwill impairment.
•	Assumptions used in the determination of the fair value of the net assets acquired from GCA.
Cash equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2022 and 2021, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2,101,980 of restricted cash at December 31, 2022, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest. As of December 31, 2022, management believes the carrying value of its equity method investments was recoverable in all material respects.
Accounts Receivable
Accounts receivable are presented net of an allowance for doubtful accounts. In addition, the Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, current creditworthiness, and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company recognized approximately $4,700 and $57,120 of bad debt expense during the years ended December 31, 2022 and 2021, respectively.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:
Classification	Life
Machinery and equipment	3-7 years

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
Classification	Life
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $48,988 of internal software development costs incurred during the year ended December 31, 2022. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately $114,360 of website development costs during the year ended December 31, 2022. The Company recognized approximately $14,100 of amortization expense during the year ended December 31, 2022.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2022 and 2021.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.
The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits on aircraft and other deposits, members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2022 and 2021.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Revenue recognition
Revenues are recognized on a gross basis and presented on the consolidated statements of income net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
contracts with its customers is fixed at the time of control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.
The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.	Identification of the contract, or contracts, with a customer.
2.	Identification of the performance obligation(s) in the contract.
3.	Determination of the transaction price.
4.	Allocation of the transaction price to the performance obligation(s) in the contract.
5.	Recognition of revenue when, or as the Company satisfies a performance obligation.
The Company generates revenue primarily through three sources (i) the sale of aircrafts, (ii) charter flights which include deposit products, retail and wholesale charter flights and owner flights, and (iii) aircraft management services. Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, we direct third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, we are primarily responsible for satisfying the overall performance obligation with the customer and are considered the principal in the relationship because we have the ability to direct the third parties to provide services to our customers. Aircraft sales consists of one performance obligation which is the delivery of the aircraft.
Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby, the customer makes a deposit in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outline the transaction price in advance. Non-owner flights typically require payment in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato plus operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consists of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
point in time, generally upon the transfer of control of the promised services included as part of the management services. The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.
In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Volato Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of our Volato Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.
Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $2,163,056 and $546,000 at December 31, 2022 and December 31, 2023, respectively.
The Company has generated $96,706,478 of revenue during the year ended December 31, 2022. The revenue is broken down as follows for the year ended December 31, 2022:
Revenue from management of aircraft recognized over time:	$2,534,631
Revenue from management of aircraft recognized at one point in time:	$10,448,812
Revenue from charter fights and owner usage recognized over time:	$16,028,035
Revenue from the sale of aircraft recognized at one point in time:	$67,695,000
The Company has generated $1,055,849 of revenue during the year ended December 31, 2021. The revenue is broken down as follows for the year ended December 31, 2021:
Revenue from management of aircraft recognized over time:	$64,157
Revenue from management of aircraft recognized at one point in time:	$135,748
Revenue from charter fights and owner usage recognized over time:	$855,944
Deconsolidation
During 2022, the Company sold membership interest in two Plane Cos in which it had controlling interest, causing the Company to lose its controlling interest. Such sale of membership interest in these two Plane Cos amounted to $6,575,000, which resulted in a gain on deconsolidation totaling $580,802 during the year ended December 31, 2022.
Segment Reporting
The Company identifies operating segments as components of Volato, Inc. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that Volato, Inc. operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Cost of revenue
Cost of revenue includes costs that are directly related to the related revenue streams – charter flights, aircraft management, aircraft sales. Cost of revenue includes direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, owner revenue share, fuel, crew travel, maintenance compensation expenses and related benefits for employees that directly facilitate flight operations, crew and pilots and certain aircraft operating costs such as maintenance, fuel, landing fees and parking. Cost of revenue for the aircraft sales revenue includes cost of the aircraft.
Stock-based compensation
FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Companies are required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. Equity award forfeitures are recognized at the date of employee termination.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2022, include stock options and convertible debt.
The Company has 2,450,393 (including the stock options that were approved by the Board in December 2022) and 604,349 outstanding stock options to purchase an equivalent number of common stock at December 31, 2022, and 2021, respectively.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets
The Company records its intangible assets at cost in accordance with ASC 350, Intangibles - Goodwill and Other. The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value.
The intangibles include $1,200,000 for a Part 135 FAA certificate and $251,525 of customer list resulting from the acquisition of Gulf Coast Aviation, Inc., and another Part 135 FAA Certificate held by Fly Dreams LLC at a carrying value of $163,000. For the years ended December 31, 2022 and 2021, there was no impairment loss recognized for the intangible asset.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the year ended December 31, 2022.
Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $507,169 and $387,873 for the years ended December 31, 2022 and 2021, respectively.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.
Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES − Continued
Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). The amendment requires contract assets and contract liabilities acquired in a business combination to be recognized and measured in accordance with ASC 606, Revenue from Contracts with Customers, as if the acquirer had originated the contract. The amendment is intended to improve the accounting for acquired revenue contracts with customers in a business combination, related to the recognition of an acquired contract liability, and to payment terms and their effect on subsequent revenue recognized by the acquirer. The amendment also provides certain practical expedients when applying the guidance. ASU 2021-08 is effective for interim and annual periods beginning after December 15, 2022, on a prospective basis, with early adoption permitted. The Company expects to adopt ASU 2021-08 effective January 1, 2023. The Company is currently evaluating the potential impact of ASU 2021-08 to its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy (for example, IFRS guidance in IAS 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions within scope, the new standard requires the disclosure of information about the nature of the transaction, including significant terms and conditions, as well as the amounts and specific financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS ACQUISITION
On March 11, 2022, the Company executed a stock purchase agreement with Stephen and Deborah Holmes for the purchase of all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1,850,000.
GCA was originally formed in the State of Texas on April 18, 1997. GCA, through its wholly owned subsidiary, holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA generates revenue from the management and chartering of aircraft.
The Company accounted for this transaction as a business combination under ASC 805. Accordingly, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. Goodwill from the acquisition principally relates to the qualified workforce and potential synergy, as well as the excess value of identified net assets over the fair value of assumed liabilities. Since this transaction was a stock acquisition, the goodwill is not tax deductible.
Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can impact the Company’s consolidated financial statements. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows, the discount rates, and the customer attrition rate.
The acquisition-date fair value of the consideration transferred is as follows:

NOTE 3 – BUSINESS ACQUISITION − Continued
March 11, 2022
Cash	$1,850,000
Other consideration transferred	—
Purchase price	$1,850,000
The following is a purchase price allocation as of the March 11, 2022, acquisition date:
March 11, 2022
Cash	$678,963
Accounts receivable	246,675
Other current assets	45,398
Fixed Assets	5,455
Certificate	1,200,000
Customer Relationships	300,809
Deferred tax liability	(385,000)
Accounts Payable and Accrued Expenses	(877,265)
Net Assets Acquired	$1,215,035
Goodwill	634,965
Total consideration	$1,850,000
Acquired tangible net assets were valued at estimates of their current fair values. Acquired intangible assets consisted of a Part 135 aircraft certificate valued at $1,200,000 and customer relationships valued at $300,809 (note 4). Customer relationship fair value was determined based on management’s estimates of projected after tax net operating profit from existing customers discounted to present value based on expected attrition rate of existing customers. The fair value of the certificate was estimated by management based on selling price of comparable certificates, adjusted as deemed appropriate.
PROFORMA INFORMATION (UNAUDITED)
Consolidated Supplemental Proforma Information
The following consolidated supplemental proforma information assumes that the acquisition of GCA took place on January 1, 2021 for the statements of operations for the years ended December 31, 2022 and 2021. The proforma adjustments include costs of acquisition of $72,000, and the amortization of customer list for the full periods presented.
	Years ended December 31,
	2022 (Proforma)*	2021 (Proforma)
Revenue	$98,470,671	$14,206,376
Net loss	$(9,311,606)	$(1,301,360)
*	Includes full year of GCA results, of which 9.5 months are included in the audited consolidated financial statements for the year ended December 31, 2022.
NOTE 4 –INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of December 31, 2022:
	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$300,809	$(49,284)	$251,525

NOTE 4 –INTANGIBLES
December 31, 2022
Cost	Accumulated Amortization	Net
$300,809	$(49,284)	$251,525
Intangible asset amortization expense was $49,284 for the year ended December 31, 2022.
As of December 31, 2022, future amortization expense is expected to be as follows:
Fiscal years ending December 31,	Amount
2023	$60,162
2024	60,162
2025	60,162
2026	60,162
2027	10,877
$251,525
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of December 31, 2022, of the indefinite-lived intangible assets acquired:
	December 31, 2022	Remaining Estimated Useful Life (Years)
Intangible asset – Part 135 certificates	$1,363,000	Indefinite
The FAA part 135 certificates for a total amount of $1,363,000 are comprised of $163,000 for the certificate held by Fly Dreams, LLC, and $1,200,000 from the GCA acquisition. The Company did not recognize any impairment of the certificates during the years ended December 31, 2022 and 2021.

NOTE 5 – FIXED ASSETS
Fixed assets consist of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Aircraft	$—	$10,442,000
Machine and equipment	173,035	80,126
Automobiles	63,207	—
Website development costs	114,361	—
Computer and office equipment	8,104	—
Software development costs	48,988	—
	407,695	10,522,126
Less accumulated depreciation	(59,133)	(26,243)
	$348,562	$10,495,883
During the years ended December 31, 2022 and 2021, the Company recognized $112,384 and $26,243 of depreciation, respectively.
Pursuant to the acquisition of Gulf Coast Aviation, Inc. (note 3), the Company acquired office furniture and fixtures for a total fair value of $5,455 during the year ended December 31, 2022.
NOTE 6 – DEPOSITS ON AIRCRAFT
Deposits on aircraft consist of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Gulfstream aircraft deposits	$12,000,000	$—
Honda aircraft deposits	833,333	1,500,000
Total deposits on aircraft	$12,833,333	$1,500,000
Less current portion	(833,333)	(1,500,000)
Total deposits on aircraft non-current	$12,000,000	$—
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79,000,000 with expected delivery throughout fiscal year 2024. During the year ended December 31, 2022, the Company has funded $12,000,000 pursuant to the terms of the executed purchase agreements, of which $4,500,000 was funded through SAC leasing G 280 Line of credit (See note 10).
HondaJet
In 2022, the Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $833,333 of deposits for aircraft not yet delivered at December 31, 2022. The delivery of the HondaJet aircraft is expected in 2023.
NOTE 7 – EQUITY-METHOD INVESTMENT
The Company has the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4,167,500 to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling interest in 158 LLC.

NOTE 7 – EQUITY-METHOD INVESTMENT – Continued
During the year ended December 31, 2021, the Company sold an aggregate of 96.875% interest and retained a 3.125% interest as of December 31, 2021. The carrying balance of its equity-method investment was $163,000 as of December 31, 2021.
As of December 31, 2022, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $11,125 for the year ended December 31, 2022, which decreased the carrying value of its equity-method investment as of December 31, 2022, to $151,875.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6,370,000 for 81.25% interest in 239 LLC.
As of December 31, 2022, the Company retained a 18.75% interest in 239 LLC. The Company elected to account for its investment under the equity-method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
The fair value of the retained non-controlling interest in 239 LLC became the Company’ cost basis in its retained equity interest, which was determined to be $1,012,500 for 18.75% ownership in 239 LLC. As such, the Company’s proportionate share of the income or loss is recognized monthly and is recorded in net income/loss from equity method investments in the consolidated statement of operations.
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $5,800 for the year ended December 31, 2022, which decreased the carrying value of the investment as of December 31, 2022, to $1,006,700.
The only material asset on the balance sheet of 239 LLC consisted of an aircraft with a carrying value of $7.8 million. The liabilities were insignificant. There was no revenue, and the expenses were also insignificant, due to the fact that 239 LLC only started operating on December 20, 2022
NOTE 8 – LINE OF CREDIT- RELATED PARTY
Line of credit related party consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$5,150,000	$6,000,000
Total Line of credit related party	$5,150,000	$6,000,000
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8,000,000 which matures on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is also required to make a principal repayment of $2,000,000 on December 30, 2021. The Company is also required to make additional principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company received $4,950,000 in cash and repaid $5,800,000 in cash. The balance of the December 2021 note was $5,150,000 as of December 31, 2022. The Company did not remit its interest payments to this related party, thus triggering a default and increasing the interest rate to 9% plus an

NOTE 8 – LINE OF CREDIT- RELATED PARTY – Continued
additional 5% on the missed payments. The Company incurred approximately $480,000 of interest during the year ended December 31, 2022. Accrued interest, relating to this line of credit, including interest incurred in 2021, was approximately $495,000 as of December 31, 2022, which are presented in Accrued interest in the consolidated balance sheets.
During the year ended December 31, 2021, the Company received $8,000,000 in cash and repaid $2,000,000 in cash. The balance of the December 2021 note was $6,000,000 as of December 31, 2021. The Company has accrued approximately $15,000 of interest as of December 31, 2021, which are presented in Accrued interest in the consolidated balance sheet.
NOTE 9 – CONVERTIBLE NOTES
Convertible notes consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Various investors, 5% coupon, due December 2023	$18,879,000	$—
Total convertible notes	18,879,000	—
Less unamortized debt discounts	(34,981)	—
Total convertible notes, net of discount	$18,844,019	$—
During the year ended December 31, 2022, the Company issued a series of convertible notes (the “notes”) with various investors for an aggregate principal amount of $18,879,000, of which $18,879,000 was funded. In conjunction with the issuance of convertible notes, the Company incurred $50,625 of legal financing costs. The unamortized balance of these costs total $34,981 at December 31, 2022, and they are presented as an offset to the convertible notes in the consolidated balance sheet as of December 31, 2022.
The notes are due and payable at any time on or after December 31, 2023 (“maturity date”), upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the Securities and Exchange Commission (“SEC”). The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
Conversion feature
The notes include automatic contingent conversion features. On or before the maturity date, should the Company become a reporting issuer and the common stock become listed on a national exchange or the Company consummate an underwritten public offering with gross proceeds of at least $35 million (“automatic conversion event”), the notes will be automatically converted into the Company’s common stock at a conversion price calculated as the lesser of a set discount to the initial public offering (“IPO”) price or a set formula calculated as the ratio of $80 million by the number of shares of common stock immediately preceding the above contingent event.
The convertible notes also contain an automatic conversion feature upon the securement of a qualified financing, which is defined as the sale of equity securities on or before the maturity date for total proceeds of no less than $10 million. The conversion price will be the lesser of (i) a set discount to the cash price per share for equity securities or (ii) the quotient of $80 million divided by the number of outstanding shares of common stock prior to the qualified financing.
The convertible notes also have an optional conversion feature upon a transaction that does not qualify as a qualified financing or an automatic conversion event (as defined above) at the majority vote of the holders at the same conversion price as the conversion price upon a qualified financing.
In the event the convertible notes are still outstanding at the maturity date, the principal and accrued interest shall automatically convert into a newly created series of preferred stock at a conversion price equal to the quotient of $64 million by the number of shares of common stock issued and outstanding at maturity date.

NOTE 9 – CONVERTIBLE NOTES – Continued
The notes also include a change of control feature, that allows the holders to receive an amount in cash equal to the principal and accrued but unpaid interest plus a repayment premium set at 25% of the outstanding principal of the notes. The Company determined that this put feature is not probable and has not been accounted for as of December 31, 2022.
During the year ended December 31, 2022, the Company recorded approximately $248,810 of interest related to the notes and the accrued interest balance is $248,810, which is presented as accrued interest in the consolidated balance sheet as of December 31, 2022.
Amortization of the associated debt discount for the year ended December 31, 2022 was $15,284.
NOTE 10 – LONG TERM NOTE PAYABLE AND CREDIT FACILITY
Long term notes payable consisted of the following at December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
SAC Leasing G280 LLC credit facility, 12.5 % interest	$4,500,000	—
Less discounts	(329,994)	—
Total notes payable, net of discount	$4,170,006	—
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, of which $12,000,000 were funded and paid during the year ended December 31, 2022 through a credit facility from SAC leasing G 280 for $4,500,000 and through cash for total of $7,500,000. The Company incurred $356,750 of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheet. During the year ended December 31, 2022, the Company amortized to interest expense $26,756 of debt discount.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
During the year ended December 31, 2022, the Company accrued $64,583 of interest under this facility and paid $50,000 of interest.
NOTE 11 – RELATED PARTIES
PDK Capital LLC (owned by the Chief Executive Officer)
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, for 150,219 shares of Series Seed preferred stock. Fly Dreams LLC owns a FAA Certificate and is in the business of operating a part-135 aircraft charter business. The purchase price was applied against the acquisition of 651,239 shares of series seed preferred stock by PDK, representing approximately 33% of the issued and outstanding preferred shares.
Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)
As of December 31, 2022, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock, representing approximately 48% of the issued and outstanding shares of common stock. Fly Dreams LLC, a wholly owned subsidiary of the Company, leases two (2) aircraft from Argand. The total lease expense incurred by Fly Dreams LLC was $56,260 and $81,908 during the years ended December 31, 2022 and 2021, respectively. Balance owed to Argand at December 31, 2022 and 2021 totaled $0 and $8,680, respectively.
PDK Management LLC (Chief Executive Officer is the sole member)
The Company facilitates the formation of limited liability plane companies (“Plane Co LLC”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will

NOTE 11 – RELATED PARTIES – Continued
enter into the Company’s aircraft ownership program. Each Plane Co LLC is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer.
The aggregate amount of revenue generated from Plane Cos totaled $2,239,794 and $32,939 for the years ended December 31, 2022 and 2021, respectively. Expenses charged to the Company by Plane Cos totaled $1,954,997 and $113,953 for the years ended December 31, 2022 and 2021, respectively. Balance due to Plane Cos amounted to $217,408 at December 31, 2022.
Liotta Family Office, LLC (father of the Company’s Chief Executive Officer)
During the year ended December 31, 2022, Liotta Family Office entered into two convertible notes for a total of $4,000,000 in two transactions (Note 9). The two notes have accrued approximately $85,000 in interest as of December 31, 2022.
Liotta Family Office, LLC currently owns 1,302,477 Series Seeds preferred shares, which represents approximately 32.7% of the issued and outstanding Series Seeds preferred shares as of December 31, 2022.
Sale of Aircraft to Plane Cos
During the year ended December 31, 2022, the Company sold seven (7) aircraft to Plane Cos for a total selling price of $41,995,000, which is included in revenue in the accompanying consolidated statement of operations for the year ended December 31, 2022. The consolidated statement of operations for the year ended December 31, 2021, does not include any revenue from the sale of aircraft to Plane Cos.
NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT)
The Company has authorized stock which have been designated as follows:
	Number of Shares Authorized	Number of Shares Outstanding at December 31, 2022	Par Value
Preferred Series Seed(*)	3,981,236	3,981,236	$0.001
Common Stock(*)	13,621,739	7,120,208	$0.001
(*)
The above table reflects the two-for-one stock split approved by the shareholders on November 15, 2022, which was effective on January 6, 2023, and the one-for-0.434159 reverse stock split approved by the shareholders and effective July 21, 2023, before issuance of the consolidated financial statements.

Series Seed Preferred Shares
On August 25, 2021, the Company filed an amended and restated articles of incorporation with the Secretary of State of Georgia. The holders of shares of preferred stock have a preference in payment, upon dissolution, liquidation, winding up of the Company or deemed liquidation event, out of the funds and assets available for distribution to its shareholders in an amount equal to the greater of (i) the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) plus any dividends declared but unpaid or (ii) the amount per share as would have been payable had all shares of preferred stock been converted into common stock.
The Series Seed preferred shares have voting rights, on any matter presented to the shareholders, equal to the number of shares of common stock into which such respective shares of preferred are convertible. Each share of Series Seed preferred is convertible into shares of common stock, at any time and at the option of the holder, determined by dividing the original issue price of $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) by the conversion price in effect. Such conversion price is initially set as $1.15 (following a two-for-one stock split and one-for-0.434159 reverse stock split) and subject to standard anti-dilution provisions. Such conversion feature terminates upon a liquidation, winding up, dissolution or a deemed liquidation event. Each share of preferred stock shall be automatically converted into shares of common stock at any time upon the occurrence of an event specified by vote or written consent of the requisite holders at the time of such vote or immediately upon the closing of a qualified financing.

NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT) – Continued
During the year ended December 31, 2021, the Company issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4,585,000, of which $20,000 remains unpaid and is reported as stock subscription receivable in the shareholders’ equity as of December 31, 2021. During the year ended December 31, 2022, the Company did not issue any series seed shares, but collected the remaining $20,000 that was reported in subscription receivable as of December 31, 2021, as such the balance of subscription receivable is $0 as of December 31, 2022
On August 16, 2021, the Company and PDK Capital, LLC (“PDK”), executed an agreement, under which PDK contributed to the Company all of the issued and outstanding ownership interest in Fly Dreams LLC, in return for 150,219 shares of Series Seed preferred stock. The assets and liabilities of Fly Dreams LLC were transferred at their historical cost to the parent, being $10,000 of cash, and $163,000 for intangible asset.
Common Stock
During the year ended December 31, 2021, the Company issued 7,120,208 shares of common stock for total purchase price of $53,500, of which $30,000 remained unpaid and are reported as stock subscription receivable in the shareholders’ equity as of December 31, 2021.
The Company collected $15,000 during the year ended December 31, 2022 and the balance of subscription receivable in the shareholders’ deficit is $15,000 as of December 31, 2022. The Company did not issue any shares of common stock during the year ended December 31, 2022.
Equity Incentive Plan
In 2021, the shareholders of the Company approved the 2021 Equity Incentive Stock Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-statutory stock options to employees, and consultants. The aggregate number of shares of Common Stock that may be issued pursuant to the 2021 Plan is limited to 2,000,000 (pre stock split and reverse stock split).
Effective November 15, 2022, the board of directors and shareholders approve the increase of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 6,275,000 (post stock split and pre reverse stock split) following the approval of a two-for-one stock split. Effective July 21, 2023, the board of directors and shareholders approve the decrease of the aggregate number of shares of common stock that may be issued pursuant to the 2021 Plan to 2,724,347 (post stock split and reverse stock split) following the approval of a one-for-0.434159 stock split.
Stock Options
The balance of all stock options outstanding as of December 31, 2022 and 2021, is as follows:
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2021	—	$—	—
Granted	604,349	$0.12	10.0
Cancelled	—	$—	—
Exercised		$—	—
Outstanding at December 31, 2021	604,349	$0.12	9.6
Exercisable at December 31, 2021	51,520	$0.12

NOTE 12 – SHAREHOLDERS’ EQUITY (DEFICIT) – Continued
	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2021	604,349	$0.12	9.6
Granted	1,866,015	$0.14	10.0
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding at December 31, 2022	2,470,364	$0.14	9.4
Exercisable at December 31, 2022	344,304	$0.12
The number of options has been presented retroactively for the 2 for 1 stock split, which was effective on January 6, 2023, and for the one-for-0.434159 reverse stock split, which was effective on July 21, 2023, before issuance of the consolidated financial statements.
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2022:
	Options Outstanding		Options Exercisable
Exercise Price	Shares	Life (in years)	Shares
$ 0.12	604,349	8.6	226,268
$ 0.14	1,721,295	9.8	118,036
$ 0.16	144,720	9.2	—
	2,470,364	9.4	334,304
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2022, was $0.051 per share. The Company’s recognizes forfeitures as they occur. The fair value of options on the grant date was determined using the following weighted-average assumptions during the years ended December 31, 2022 and 2021:
	For Years Ending December 31,
	2022	2021
Expected term	5.50 – 6.25	5.00 – 6.25
Expected volatility	30%	30%
Expected dividends	None	None
Risk-free interest rate	1.92%-3.99%	1.08%
Forfeitures	None	None
As of December 31, 2022, the unrecognized compensation cost related to non-vested awards was approximately $102,200, which will be recognized as compensation over a weighted-average period of 3.64 years.
NOTE 13 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.

NOTE 13 – INCOME TAXES – Continued
The net deferred tax assets and liabilities consist of the following amounts at December 31, 2022 and 2021:
	2022	2021
Deferred Tax Assets
Investment in Plane Cos LLC	$168,000	$213,000
Loss carryforwards	2,791,000	1,543,000
Other	65,000	26,000
Total deferred tax assets	3,024,000	1,782,000
Deferred Tax Liabilities
Fixed assets	(399,000)	(1,416,000)
Intangible assets	(347,000)	—
Total deferred tax liabilities	(746,000)	(1,416,000)
Less valuation allowance	(2,583,000)	(366,000)
Net deferred tax assets (liabilities)	$(305,000)	$—
The Company has federal operating losses carryforward of approximately $11 million available at December 31, 2022, to reduce future taxable income at the federal level, and it has net operating losses of approximately $9 million at the state level, to offset $9 million of future state taxable income.
The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.
NOTE 14 – COMMITMENT AND CONTINGENCIES
Commitments
During the year ended December 31, 2022, the Company entered into purchase agreements for the acquisition of aircraft that have not yet been delivered at December 31, 2022. The delivery of two (2) aircraft scheduled for 2023 will require payments totaling approximately $12,000,000 in 2023.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79,000,000 with expected deliveries in 2024, for which the Company made prepayments totaling $12,000,000. The $12,000,000 is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3,000,000 per aircraft should the purchase agreement be terminated by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2022, are as follows:
Gulfstream
For the years ended December 31,	G280 Fleet
2023	$27,000,000
2024	40,000,000
Total expected contractual payments	$67,000,000
The Company has credit facility in place with SAC Leasing G280 LLC to fund $37,500,000 of the $67,000,000 due under these purchase agreements with Gulfstream Aerospace LP.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

NOTE 14 – COMMITMENT AND CONTINGENCIES – Continued
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments. The remaining term of this lease at December 31, 2022 was 4.33 years. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $168,063 for the year ended December 31, 2022.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $8,222,890 and $198,908 for the years ended December 31, 2022, and 2021, respectively. Short-term lease costs on the aircraft leases were $596,921 for the year ended December 31, 2022.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $52,032 and $776 for the years ended December 31, 2022, and 2021, respectively.
Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2022:
For the years ended December 31,	Operating Leases
2023	$456,750
2024	463,753
2025	471,019
2026	478,557
2027	162,126
TOTAL	$ 2,032,205
Less amount representing interest	458,061
Present value of net minimum payments (inc. $283,087 classified as current operating lease liability)	$1,574,144

NOTE 14 – COMMITMENT AND CONTINGENCIES – Continued
Sale-Leaseback Transactions
The Company entered into $41,995,000 and $0 of sales-leaseback transactions related to aircraft during the years ended December 31, 2022, and 2021, respectively. The Company recorded gains of $7,942,800 and $0, associated with these transactions, for the years ended December 31, 2022, and 2021, respectively. Gains are recorded in gross profit on the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as occurred.
NOTE 15 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through August 9, 2023, the date the financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”
Subsequent to December 31, 2022, the Company transferred its Fly Dreams LLC operations to GCA. The Company sold its membership interest of Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate for $550,000. The Company will conduct all future operations under GCA, using the GCA FAA Part 135 Certificate.
Subsequent to December 31, 2022, the Company entered a series of convertible notes (“2023 notes”) for aggregate amount of $10,751,406, of which $4,750,000 was funded and $6,001,406 was issued pursuant to the conversion of the line of credit with a related party.
Subsequent to December 31, 2022, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total of amount of $1,000,000, which matures on March 31, 2024.
On March 15, 2023, the line of credit with Dennis Liotta was converted into a convertible note bearing interest at 4%, maturing on March 31, 2024. The amount of the note was adjusted to $6,001,000, which represents an increase of approximately $365,000 over the carrying amount of the note and accrued interest at December 31, 2022.
Subsequent to December 31, 2022, the Company executed a Honda Fleet Purchase Agreement for the acquisition of 23 aircraft for a total consideration of $161.1 million. The company should make a $150,000 deposit for each aircraft twelve months prior to the expected delivery date. The aircraft will be delivered between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.
Subsequent to December 31, 2022, the Company issued Series A-1 Preferred Stock and raised aggregate amount of $10,000,000 and also converted its convertible notes for shares of Series A-2 and A-3 Preferred Stock.
Subsequent to December 31, 2022, the Company received a claim for the cost of repairs of damages to an aircraft that occurred during maintenance in 2022. The amount of the potential loss is estimated to be approximately $520,000. An unfavorable outcome is possible, but management believes it would have a recourse against the owners per their management contract.
In July 2023, the Company’s Board of Directors and shareholders approved a reverse stock split of the company‘s Common and Series Seed Preferred shares, on a one-for-0.434159 basis, effective as of July 21, 2023. This reverse stock split reduced the number of outstanding Common shares at December 31, 2022 from 16,400,000 to 7,120,208, while the par value per share remained unchanged. This reverse stock split reduced the number of outstanding Series Seed Preferred shares from 9,170,000 to 3,981,236, while the par value per share remained unchanged. The reverse stock split was undertaken to increase the per share price of the Company’s Common and Series Seed Preferred stock.
On August 1, 2023, PROOF Acquisition Corp I, a Delaware corporation (prior to the Effective Time, “PACI” and, at and after the Effective Time, “Volato Group”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).

PROOF ACQUISITION CORP I
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2023 (unaudited)	December 31, 2022 (audited)
ASSETS
Current assets:
Cash	$489,590	$1,342,435
Prepaid expenses	123,334	467,021
Total current assets	612,924	1,809,456
Investments held in Trust	69,830,544	285,581,779
Total Assets	$70,443,468	$287,391,235

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accrued expenses	1,286,564	132,417
Excise tax payable	2,209,958	—
Income tax payable	2,028,472	455,833
Total current liabilities	5,524,994	588,250
Deferred income taxes	62,441	317,426
Total Liabilities	5,587,435	905,676

Commitments and contingencies (Note 6)

Temporary Equity:
Class A common stock subject to possible redemption; $0.0001 par value; 6,443,098 and 27,600,000 shares at redemption value of $10.74 and $10.31 at September 30, 2023 and December 31, 2022, respectively	69,209,295	284,449,019

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; none issued and outstanding (excluding 6,443,098 and 27,600,000 at September 30, 2023 and December 31, 2022, respectively, shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	690	690
(Accumulated Deficit) Retained earnings	(4,353,952)	2,035,850
Total Stockholders’ (Deficit) Equity	(4,353,262)	2,036,540
Total Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity	$70,443,468	$287,391,235
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022
Formation and operating expenses	$2,289,115	$362,596
Operating loss	(2,289,115)	(362,596)

Interest income - investments held in Trust Account	894,699	756,823
Other income	894,699	756,823
(Loss) income before income tax	(1,394,416)	394,227
Income tax expense	(178,920)	(146,608)
Net (loss) income	$(1,573,336)	$247,619
Class A common stock - weighted average shares outstanding, basic and diluted	6,443,098	27,600,000
Class A common stock - basic and diluted net (loss) income per share	$(0.12)	$0.01
Class B common stock - weighted average shares outstanding, basic and diluted	6,900,000	6,900,000
Class B common stock - basic and diluted net (loss) income per share	$(0.12)	$0.01
	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Formation and operating expenses	$3,512,144	$1,355,699
Operating loss	(3,512,144)	(1,355,699)

Interest income - investments held in Trust Account	6,406,043	1,156,737
Other income	6,406,043	1,156,737

Income (loss) before income tax	2,893,899	(198,962)
Income tax expense	(1,317,654)	(176,468)
Net income (loss)	$1,576,245	$(375,430)
Class A common stock - weighted average shares outstanding, basic and diluted	17,215,294	27,600,000
Class A common stock - basic and diluted net income (loss) per share	$0.07	$(0.01)
Class B common stock - weighted average shares outstanding, basic and diluted	6,900,000	6,900,000
Class B common stock - basic and diluted net income (loss) per share	$0.07	$(0.01)
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three and Nine Months Ended September 30, 2023 and 2022
	Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2022	6,900,000	$690	$—	$2,035,850	$2,036,540
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,353,363)	(2,353,363)
Net income	—	—	—	1,879,261	1,879,261
Balance, March 31, 2023	6,900,000	690	—	1,561,748	1,562,438
Excise tax on Class A Common Stock redemptions	—	—	—	(2,209,958)	(2,209,958)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,410,447)	(2,410,447)
Net income	—	—	—	1,270,320	1,270,320
Balance, June 30, 2023	6,900,000	690	$—	(1,788,337)	(1,787,647)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(992,279)	(992,279)
Net loss	—	—	—	(1,573,336)	(1,573,336)
Balance, September 30, 2023	6,900,000	$690	$—	$(4,353,952)	$(4,353,262)
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
Net loss	—	—	—	(466,910)	(466,910)
Balance, March 31, 2022	6,900,000	690	—	(6,712,773)	(6,712,083)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(141,596)	(141,596)
Net loss	—	—	—	(156,141)	(156,141)
Balance, June 30, 2022	6,900,000	690	$—	(7,010,509)	(7,009,819)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(530,355)	(530,355)
Net income	—	—	—	247,619	247,619
Balance, September 30, 2022	6,900,000	$690	$—	$(7,293,245)	$(7,292,555)
The accompanying notes are an integral part of these unaudited condensed financial statements.

PROOF ACQUISITION CORP I
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Cash flows from operating activities:
Net income (loss)	$1,576,245	$(375,430)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on Trust assets	(6,406,043)	(1,156,737)
Changes in operating assets and liabilities:
Prepaid expenses	343,687	402,450
Income taxes payable	1,572,639	—
Deferred income taxes	(254,985)	—
Accrued expenses	1,154,147	71,926
Net cash used in operating activities	(2,014,310)	(1,057,791)

Cash flows from investing activities:
Deposit into Trust Account for extension	(800,000)	—
Withdrawal from Trust Account for redemptions	220,995,813	—
Withdrawal from Trust Account for tax	1,961,465	—
Net cash provided by investing activities	222,157,278	—

Cash flows from financing activities:
Trust redemptions	(220,995,813)	—
Net cash used in financing activities	(220,995,813)	—

Net change in cash	(852,845)	(1,057,791)
Cash at beginning of period	1,342,435	2,579,658
Cash at end of period	$489,590	$1,521,867

Non-cash financing activities:
Excise tax on redemption of Class A common stock subject to possible redemption	$2,209,958	$—
Remeasurement of Class A common stock subject to possible redemption	$5,756,089	$671,951
The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 - DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
PROOF Acquisition Corp I (the “Company”) was incorporated in Delaware on March 16, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (collectively, the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2023, the Company had limited operations and no operating revenues. All activity for the period from March 16, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
On August 1, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Volato will be effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of Volato Group (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”).
The Merger Consideration
As consideration for the business combination, Volato shareholders collectively will be entitled to receive, in the aggregate, a number of shares of Class A Common Stock with an aggregate value equal to (x) $190,000,000, plus (y) the sum of the aggregate exercise prices of all vested Volato Options (as defined in the Business Combination Agreement) as of immediately prior to the effective time of the business combination (the “Effective Time”), plus (z) the aggregate amount of any Volato private equity financing of up to $60,000,000 (collectively, the “Private Financing”), if and to the extent consummated prior to closing under the Business Combination Agreement (the “Closing”) in accordance with the terms of the Business Combination Agreement. In connection with the Private Financing, on July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) one or more co-investment vehicles managed by the investment advisor of PROOF.vc (“PROOF.vc SPV”) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes of Volato (the “Convertible Notes”), whereby Volato issued $10,000,000 of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share to the PROOF.vc SPV and the Sponsor. On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively, at a purchase price of $10 per share on the same terms as the issuance of the $10,000,000 of Series A-1 Preferred Stock.
The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,226,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement transaction to PROOF Acquisition Sponsor I, LLC (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (“BlackRock”).
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $281,520,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the IPO amounted to $15,623,739 consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable (which was originally held in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)) and $443,739 of other offering costs. These costs were charged to additional paid-in capital upon completion of the Initial Public Offering. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 6).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management agreed to place an amount equal to $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, plus any pro rata interest then in the Trust Account, net of taxes payable. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination, and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares (and Public Shares with respect to our Sponsor and officers and directors of the Company) held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined in the Amended and Restated Certificate of Incorporation of the Company) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
On May 19, 2023, the Company convened a Special Meeting. The shareholders of the Company approved proposals to amend the Certificate of Incorporation (the “Extension Amendment Proposal”) and to amend the Trust Agreement (the “Trust Agreement Amendment Proposal”) to extend the date by which the Company must consummate a Business Combination from June 3, 2023 to September 3, 2023, or to October 3, November 3, or December 3, 2023, as applicable, if the Company deposits additional $160,000 in the Trust Account for each one-month extension of the end of the Completion Window.
In connection with the approval of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal, shareholders holding 21,156,902 shares of Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $220,995,813 was withdrawn from the Trust Account to pay such redeeming holders.
In connection with approval of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal, the Company deposited $480,000 in the Trust Account in connection with the exercise of the first three-month extension of the end of the Completion Window to September 3, 2023. Additionally, subsequent to September 30, 2023, the Company deposited an aggregate of $480,000 in the Trust Account in connection with the exercise of the three one-month extensions of the end of the Completion Window to December 3, 2023.
In connection with the redemption, the Company recorded excise tax of approximately $2.2 million. To the extent the Company issues shares during the year ended December 31, 2023, including in connection with a business combination, it likely will reduce the excise tax liability.

If the Company has not completed a Business Combination within 21 months (or up to 24 months, if applicable) from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Completion Window.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account and, as a result, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of a distribution in liquidation, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share following the closing of this offering, or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of September 30, 2023, the Company had $489,590 in its operating bank account and a working capital deficit of approximately $4.9 million.
The Company’s liquidity needs up to September 30, 2023 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan under the promissory note from the Sponsor of approximately $110,000 (the “Note”) (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on December 6, 2021.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 3, 2023, to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline in accordance with the terms of its Certificate of Incorporation, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, as well as the war commenced on October 7, 2023 by Hamas in its incursion into Israel, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.
In the opinion of the Company’s management, the unaudited consolidated financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of September 30, 2023 and its results of operations and cash flows for the three and nine months ended September 30, 2023. The results of operations for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2023 or any future interim period.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022. Cash was $489,590 and $1,342,435 as of September 30, 2023 and December 31, 2022, respectively.
Investments held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At September 30, 2023 and December 31, 2022, the Company had $69,830,544 and $285,581,779, respectively, in investments held in the Trust Account.
Offering Costs associated with a Public Offering
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering.” Offering costs of $15,623,739 consist principally of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable and $443,739 of other offering costs. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 6).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company’s effective tax rate was (12.8)% and 37.2% for the three months ended September 30, 2023 and 2022, respectively. The Company’s effective tax rate was 45.5% and (88.7)% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21.0% for the three and nine months ended September 30, 2023 and 2022, due to changes in the valuation allowance on the deferred tax assets.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
While ASC 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant unusual or infrequent. Computing the ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants for any other change in fair value of a complex financial instrument), the timing of any potential Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expenses in the current period based on 740-270-25-3 which states, “if an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through September 30, 2023.
Class A common stock subject to possible redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of Class A common stock subject to possible redemption in the amount of $69,209,295 and $284,449,019 are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets at September 30, 2023 and December 31, 2022. The increases of $992,279 and $5,756,089 during the three and nine months ended September 30, 2023, respectively, in the Class A common stock subject to possible redemption is a remeasurement adjustment to the redemption value. The increases of $530,355 and $671,951 during the three and nine months ended September 30, 2022, respectively, in the Class A common stock subject to possible redemption is a remeasurement adjustment to the redemption value.
Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Net Income (Loss) per Common Share
The Company has two classes of common stock, Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of September 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented. Re-measurement associated with the Class A common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. The following table reflects the calculation of basic and diluted net income (loss) per common share for the three and nine months ended September 30, 2023 and 2022 (in dollars, except per share amounts):
	For the Three Months Ended September 30, 2023		For the Three Months Ended September 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net (loss) income	$(759,731)	$(813,605)	$198,095	$49,524
Denominator:
Basic and diluted weighted average shares outstanding	6,443,098	6,900,000	27,600,000	6,900,000
Basic and diluted net (loss) income per share	$(0.12)	$(0.12)	$0.01	$0.01
	For the Nine Months Ended September 30, 2023		For the Nine Months Ended September 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (loss)	$1,125,241	$451,004	$(300,344)	$(75,086)
Denominator:
Basic and diluted weighted average shares outstanding	17,215,294	6,900,000	27,600,000	6,900,000
Basic and diluted net income (loss) per share	$0.07	$0.07	$(0.01)	$(0.01)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account.

Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 - INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 - PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and BlackRock of an aggregate of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant resulting in cash proceeds of $15,226,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.
A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5 - RELATED PARTIES
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B common stock (the “Founder Shares”) for a May 4, 2021 payment of $25,000. Subsequently, on November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares on that date. In connection with the closing of the Initial Public Offering and the sale of the Private Placement Warrants, the Company cancelled 460,000 Founder Shares held by the Sponsor and reissued the shares to parties unaffiliated with the Sponsor. All share amounts retroactively restated to account for the share split.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign, or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note - Related Party
On March 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $110,000 on this note, which was repaid in full on December 6, 2021.
General and Administrative Services
Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Fees related to this arrangement were $30,000 for the three months ended September 30, 2023 and 2022, respectively, and $90,000 for the nine months ended September 30, 2023 and 2022, respectively. Effective November 15, 2023, the parties have agreed to terminate the administrative support agreement without any further obligations of the parties.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2023 and December 31, 2022 there was no amount outstanding under the Working Capital Loans.
Consulting Agreement
A member of the Board of Directors had a written consulting agreement with the Company to provide consulting services related to the Company’s business combination efforts which terminated on December 3, 2022. This agreement was approved by the Board of Directors. Expenses incurred for the three and nine months ended September 30, 2023 and 2022 were $0 and $16,668 and $0 and $35,423, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment was exercised in full as part of the Initial Public Offering.
The underwriter received a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate, payable upon the closing of the Initial Public Offering.
In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and the trust agreement, but due to proposed SEC regulations imposing potential liability on the underwriter of an initial public offering for a blank check company upon its subsequent initial Business Combination, the underwriter has ended its relationships with most special purpose acquisition companies it helped take public, including the Company, and has waived its deferred underwriting fees.
NOTE 7 - STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock - The Company is authorized to issue 70,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were no shares of Class A common stock issued or outstanding (excluding 6,443,098 and 27,600,000, respectively, recorded as temporary equity).
Class B Common Stock - The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares on that date. As of September 30, 2023 and December 31, 2022, there were 6,900,000 shares of Class B common stock issued and outstanding, of which the Sponsor held 6,440,000 shares.
Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.
Warrants - As of September 30, 2023 and December 31, 2022, there were 13,800,000 Public Warrants and 15,226,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 - Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00 - Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted per stock subdivisions, stock dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of Class A common stock) as the outstanding public warrants, as described above.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.
NOTE 8 - CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 70,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 6,443,098 and 27,600,000 shares, respectively, of Class A common stock outstanding, all of which were subject to possible redemption.
As of September 30, 2023, Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Class A common stock subject to possible redemption at December 31, 2022	$284,449,019
Re-measurement of carrying value to redemption value	2,353,363
Class A common stock subject to possible redemption at March 31, 2023	286,802,382
Re-measurement of carrying value to redemption value	1,930,447
Extension deposit	480,000
Redemption	(220,995,813)
Class A common stock subject to possible redemption at June 30, 2023	68,217,016
Re-measurement of carrying value to redemption value	632,279
Extension deposit	360,000
Class A common stock subject to possible redemption at September 30, 2023	$69,209,295

NOTE 9 - FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Level	December 31, 2022	September 30, 2023
Assets:
Marketable securities held in the Trust Account	1	$69,830,544	$285,581,779
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
NOTE 10 - SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements except for the following events:
Extension Payment
Subsequent to September 30, 2023, the Company deposited an aggregate of $480,000 in the Trust Account in connection with the exercise of the three one-month extensions of the end of the Completion Window to December 3, 2023.
Administrative Services Agreement
We entered into an agreement to pay an affiliate of our Sponsor a total of $10,000 per month for office space, and secretarial and administrative services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We incurred $30,000 of such fees for the three months ended September 30, 2023 and 2022, respectively. We incurred $90,000 of such fees for the nine months ended September 30, 2023 and 2022, respectively. Effective November 15, 2023, the parties have agreed to terminate the administrative support agreement without any further obligations of the parties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
PROOF Acquisition Corp I
Opinion on the Financial Statements
We have audited the accompanying balance sheets of PROOF Acquisition Corp I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has until June 3, 2023 to complete a business combination or the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.
Hartford, CT
February 24, 2023

BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,342,435	$2,579,658
Prepaid expenses	467,021	993,608
Total current assets	1,809,456	3,573,266
Investments held in Trust	285,581,779	281,521,183
Total Assets	$287,391,235	$285,094,449

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accrued expenses	$905,676	$159,622
Total current liabilities	905,676	159,622
Deferred underwriting commission	—	9,660,000
Total Liabilities	905,676	9,819,622

Commitments and contingencies (Note 5)

Temporary Equity:
Class A Common Stock subject to possible redemption; $0.0001 par value; 27,600,000 shares at redemption value of $10.31 at December 31, 2022 and $10.20 at December 31, 2021	284,449,019	281,520,000

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 70,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 shares subject to possible redemption)	—	—
Class B Common Stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Retained earnings (Accumulated deficit)	2,035,850	(6,245,863)
Total Stockholders’ Equity (Deficit)	2,036,540	(6,245,173)
Total Liabilities, Temporary Equity and Stockholders’ Equity (Deficit)	$287,391,235	$285,094,449
The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS
	Year Ended December 31, 2022	For the period from March 16, 2021 (inception) through December 31, 2021
Formation and operating expenses	$1,736,604	$383,077
Operating loss	(1,736,604)	(383,077)

Interest income - investments held in Trust Account	4,060,596	1,183
Other income	4,060,596	1,183
Income (loss) before income tax	2,323,992	(381,894)
Income tax expense	(773,259)	—
Net income (loss)	$1,550,733	$(381,894)
Class A Common Stock - weighted average shares outstanding, basic and diluted	27,600,000	2,810,182
Class A Common Stock - basic and diluted net income (loss) per share	$0.05	$(0.04)
Class B Common Stock - weighted average shares outstanding, basic and diluted(1)	6,900,000	6,091,636
Class B Common Stock - basic and diluted net income (loss) per share	$0.05	$(0.04)
(1)
On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. All share amounts retroactively restated to account for the share split as discussed in Note 5.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2022 and for the period from March 16, 2021 (inception)
through December 31, 2021
	Class B Common Stock		Additional Paid-in Capital	Retained Earnings Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
Remeasurement of Class A Common Stock to redemption value	—	—	—	(2,929,019)	(2,929,019)
Gain on deferred underwriting commission	—	—	—	9,660,000	9,660,000
Net income	—	—	—	1,550,733	1,550,733
Balance, December 31, 2022	6,900,000	$690	$—	$2,035,850	$2,036,540
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, March 16, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Private placement warrants proceeds in excess of fair value	—	—		5,411,275	5,411,275
Re-measurement of Class A Common Stock subject to possible redemption to redemption value	—	—	(24,310)	(11,275,244)	(11,299,554)
Net loss	—	—	—	(381,894)	(381,894)
Balance, December 31, 2021	6,900,000	$690	$—	$(6,245,863)	$(6,245,173)
(1)
On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. All share amounts retroactively restated to account for the share split as discussed in Note 5.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
	Year ended December 31, 2022	Period From March 16, 2021 (inception) Through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$1,550,733	$(381,894)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on Trust assets	(4,060,596)	(1,183)
Changes in operating assets and liabilities:
Prepaid expenses	526,586	(993,608)
Accrued expenses	746,054	159,622
Net cash used in operating activities	(1,237,223)	(1,217,063)

Cash flows from investment activities:
Funds deposited into Trust Account	—	(281,520,000)
Net cash used in investing activities	—	(281,520,000)

Cash flows from financing activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from sale of units	—	276,000,000
Proceeds from sale of warrants	—	15,226,000
Offering costs	—	(5,934,279)
Proceeds from sponsor note	—	110,000
Repayment of sponsor note	—	(110,000)
Net cash provided by financing activities	—	285,316,721

Net change in cash	(1,237,223)	2,579,658
Cash at beginning of period	2,579,658	—
Cash at end of period	$1,342,435	$2,579,658

Non-cash financing activities:
Deferred underwriting fee incurred (written off)	$(9,660,000)	$9,660,000
Re-measurement of Class A ordinary shares subject to possible redemption	$2,929,019	$(11,299,554)
Initial value of Class A Common Stock subject to possible redemption	$—	$281,520,000
The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN
PROOF Acquisition Corp I (the “Company”) was incorporated in Delaware on March 16, 2021. The Company was formed for the purpose of effecting a Business Combination. The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had limited operations and no operating revenues. All activity for the period from March 16, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,226,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement transaction to Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (“BlackRock”).
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $281,520,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement (as defined in Note 4) was placed in the Trust Account. The funds held in the Trust Account may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the IPO amounted to $15,623,739 consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable (which was originally held in a Trust Account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”)) and $443,739 of other offering costs. These costs were charged to additional paid-in capital upon completion of the Initial Public Offering. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 7).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, and such amount will be increased by $0.10 per public share for any three-month extension of our time to consummate our initial Business Combination, as described herein, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The re-measurement will be treated as an adjustment to adjust the temporary equity to the redemption amount. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within 18 months (or up to 24 months, if applicable) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i)(x) $10.20 per Public Share following the closing of this offering, (y) $10.30 per public share after June 3, 2023, or (z) $10.40 per public share after September 3, 2023, as applicable; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20, $10.30 or $10.40 per public Share (as applicable) due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2022, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $900,000.
The Company’s liquidity needs up to December 31, 2022 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, the loan under the promissory note from the Sponsor of approximately $110,000 (the “Note”) (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on December 6, 2021.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 3, 2023 (unless extended to October 3, November 3, or December 3, as applicable) to complete a Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date and the Company has not exercised its option to extend the deadline in accordance with the terms of its Certificate of Incorporation, there will be a mandatory liquidation and subsequent dissolution of the Company. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the financial statements of the Company as of and for the year ended December 31, 2022, the Company’s management, in consultation with its advisors, re-evaluated the Company’s accounting for operating expenses, specifically the recognition of the expenses for directors’ and officers’ liability insurance. After further review of the Company’s accounting for its operating expenses, it was determined that an adjustment was required to the Company’s financial statements as of and for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022.
Therefore, in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company re-evaluated the changes and has determined that the related impact was material to certain of its previously issued financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that these previously issued financial statements should be restated. As such, the Company is reporting these restatements to those previously issued financial statements in this Annual Report.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:
	As previously reported	Adjustments	As restated
March 31, 2022 balance sheet
Prepaid expenses	$732,415	$161,918	$894,333
Total current assets	2,950,517	161,918	3,112,435
Total assets	284,498,465	161,918	284,660,383
Accumulated Deficit	(6,874,691)	161,918	(6,712,773)
Total Stockholders’ Deficit	(6,874,001)	161,918	(6,712,083)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,498,465	161,918	284,660,383

Statement of changes in stockholders’ deficit for the three months ended March 31, 2022
Net loss	$(628,828)	$161,918	$(466,910)
Accumulated Deficit - March 31, 2022	(6,874,691)	161,918	(6,712,773)
Total Stockholders’ Deficit	(6,874,001)	161,918	(6,712,083)

Statement of operations for the three months March 31, 2022
Formation and operating cost	$655,593	$(161,918)	$493,675
Operating loss	(655,593)	161,918	(493,675)
Net loss	(628,828)	161,918	(466,910)
Class A Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)
Class B Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)

Statement of cash flows for the three months ended March 31, 2022
Net loss	$(628,828)	$161,918	$(466,910)
Change in prepaid expenses	261,193	(161,918)	99,275

June 30, 2022 balance sheet
Prepaid expenses	459,537	282,008	741,545
Total current assets	2,324,247	282,008	2,606,255
Total assets	284,245,344	282,008	284,527,352
Accumulated Deficit	(7,292,517)	282,008	(7,010,509)
Total Stockholders’ Deficit	(7,291,827)	282,008	(7,009,819)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,245,344	282,008	284,527,352

Statement of changes in stockholders’ deficit for the six months ended June 30, 2022
Net loss	$(905,058)	$282,008	$(623,050)
Accumulated Deficit - June 30, 2022	(7,292,517)	282,008	(7,010,509)
Total Stockholders’ Deficit	(7,291,827)	282,008	(7,009,819)

Statement of operations for the three months June 30, 2022
Formation and operating cost	$619,518	$(120,089)	$499,429
Operating loss	619,518	(120,089)	499,429
Loss before income tax	(246,370)	120,089	(126,281)
Net loss	(276,230)	120,089	(156,141)
Class A Common Stock - basic and diluted net loss per share	(0.01)	0.01	—
Class B Common Stock - basic and diluted net loss per share	(0.01)	0.01	—

	As previously reported	Adjustments	As restated

Statement of operations for the six months June 30, 2022
Formation and operating cost	$1,275,111	$(282,008)	$993,103
Operating loss	1,275,111	(282,008)	993,103
Loss before income tax	(875,197)	282,008	(593,189)
Net loss	(905,058)	282,008	(623,050)
Class A Common Stock - basic and diluted net loss per share	(0.03)	0.01	(0.02)
Class B Common Stock - basic and diluted net loss per share	(0.03)	0.01	(0.02)

Statement of cash flows for the six months ended June 30, 2022
Net loss	$(905,058)	$282,008	$(623,050)
Change in prepaid expenses	534,070	(282,008)	252,062

September 30, 2022 balance sheet
Prepaid expenses	$182,315	$408,842	$591,157
Total current assets	1,704,182	408,842	2,113,024
Total assets	284,382,102	408,842	284,790,944
Accumulated Deficit	(7,702,087)	408,842	(7,293,245)
Total Stockholders’ Deficit	(7,701,397)	408,842	(7,292,555)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	284,382,102	408,842	284,790,944

Statement of changes in stockholders’ deficit for the nine months ended September 30, 2022
Net loss	$(784,272)	$408,842	$(375,430)
Accumulated Deficit - September 30, 2022	(7,702,087)	408,842	(7,293,245)
Total Stockholders’ Deficit	(7,701,397)	408,842	(7,292,555)

Statement of operations for the three months September 30, 2022
Formation and operating cost	$489,430	$(126,834)	$362,596
Operating loss	(489,430)	126,834	(362,596)
Income (loss) before income tax	267,393	126,834	394,227
Net income	120,785	126,834	247,619
Class A Common Stock - basic and diluted net loss per share	—	0.01	0.01
Class B Common Stock - basic and diluted net loss per share	—	0.01	0.01

Statement of operations for the nine months September 30, 2022
Formation and operating cost	$1,764,541	$(408,842)	$1,355,699
Operating loss	(1,764,541)	408,842	(1,355,699)
Income (loss) before income tax	(607,804)	408,842	(198,962)
Net loss	(784,272)	408,842	(375,430)
Class A Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)
Class B Common Stock - basic and diluted net loss per share	(0.02)	0.01	(0.01)

Statement of cash flows for the nine months ended September 30, 2022
Net loss	$(784,272)	$408,842	$(375,430)
Change in prepaid expenses	811,292	(408,842)	402,450

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021. Cash was $1,342,435 and $2,579,658 as of December 31, 2022 and December 31, 2021, respectively.
Investments held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At December 31, 2022 and December 31, 2021, the Company had $285,581,779 and $281,521,183, respectively, in investments held in the Trust Account.

Offering Costs associated with a Public Offering
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs of $15,623,739 consist principally of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees payable and $443,739 of other offering costs. The deferred underwriting commission liability was reduced to $0 in 2022 as the underwriter resigned and withdrew its right to the deferred underwriting fees (see Note 7).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Inflation Reduction Act (“IRA”) was enacted on August 16, 2022. The IRA includes provisions imposing a 1% excise tax on share repurchases that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for us beginning in fiscal 2024. We currently are not expecting the IRA to have a material adverse impact to our financial statements.
Class A Common Stock subject to possible redemption
The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A Common Stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of Class A Common Stock subject to possible redemption in the amount of $284,449,019 and $281,520,000 are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet at December 31, 2022 and December 31, 2021. The increase of $2,929,019 during the year ended December 31, 2022 in the Class A Common Stock subject to possible redemption is a remeasurement adjustment to the redemption value.
Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A Common Stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A Common Stock.

Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Net Income (Loss) per Common Share
The Company has two classes of common stock, Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented. Re-measurement associated with the Class A Common Stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value. The following table reflects the calculation of basic and diluted net loss per common share for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 13, 2021 (in dollars, except per share amounts):
	For the Year Ended December 31, 2022		For the period from March 16, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (loss)	$1,240,586	$310,147	$(120,559)	$(261,335)
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	2,810,182	6,091,636
Basic and diluted net income (loss) per share	$0.05	$0.05	$(0.04)	$(0.04)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and December 31, 2021, the Company has not experienced losses on this account.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 5 — PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) to the Sponsor and BlackRock of an aggregate of 15,226,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant resulting in cash proceeds of $15,226,000. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment.
A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 6 — RELATED PARTIES
Founder Shares
On March 31, 2021, the Sponsor received 5,750,000 of the Company’s Class B Common Stock (the “Founder Shares”) for a May 4, 2021 payment of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. Subsequently, on November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 founder shares, including an aggregate of up to 900,000 shares subject to forfeiture. All share amounts retroactively restated to account for the share split. As the over-allotment was exercised in full as part of the Initial Public Offering, the Founder Shares are no longer subject to forfeiture.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and

(B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On March 31, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2022 or (ii) the consummation of the Initial Public Offering. In 2021, the Company borrowed $110,000 on this note, which was repaid in full on December 6, 2021.
General and Administrative Services
Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support for up to 24 months. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Fees related to this arrangement were $120,000 for the year December 31, 2022 and $10,000 for the period from March 16, 2021 (inception) through December 31, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and December 31, 2021, there was no amount outstanding under the Working Capital Loans.
Consulting Agreement
A member of the Board of Directors has a written consulting agreement with the Company to provide consulting services related to the Company’s business combination efforts. This agreement was approved by the Board of Directors. Expenses incurred for the year ended December 31, 2022 were $66,672. There were no fees related to this arrangement for the period from March 16, 2021 (inception) through December 31, 2021.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A Common Stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment was exercised in full as part of the Initial Public Offering.
The underwriter received a cash underwriting discount of $0.20 per Unit, or $5,520,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement and the trust agreement, but due to proposed SEC regulations imposing potential liability on the underwriter of an initial public offering for a blank check company upon its subsequent initial Business Combination, the underwriter has ended its relationships with most special purpose acquisition companies it helped take public, including the Company, and has waived its deferred underwriting fees.
NOTE 8 — STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 70,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of Class A Common Stock are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were no shares of Class A Common Stock issued or outstanding (excluding 27,600,000 recorded as temporary equity).
Class B Common Stock — The Company is authorized to issue 12,500,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of Class B Common Stock are entitled to one vote for each share. On November 30, 2021, the Company effected a 1.2:1 stock split for each outstanding share of Class B Common Stock, resulting in the Sponsor holding an aggregate number of 6,900,000 Founder Shares. As of December 31, 2022 and December 31,2021, there were 6,900,000 shares of Class B Common Stock issued and outstanding.
Only holders of the Class B Common Stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a stockholders agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B Common Stock will automatically convert into Class A Common Stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A Common Stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

Warrants —
As of December 31, 2022 and December 31,2021, there were 13,800,000 Public Warrants and 15,226,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A Common Stock;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted per stock subdivisions, stock dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of Class A Common Stock) as the outstanding public warrants, as described above.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.
NOTE 9 — Class A Common Stock Subject to Possible Redemption
The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 70,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. As of December 31, 2021, there were 27,600,000 shares of Class A Common Stock outstanding, all of which were subject to possible redemption.
As of December 31, 2022, Class A Common Stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Description	December 31, 2021
Gross proceeds	$276,000,000
Less:
Offering costs allocated to Class A Common Stock subject to possible redemption	(368,276)
Private placement warrants proceeds in excess of fair value	(5,411,275)
Plus:
Re-measurement of carrying value to redemption value	11,299,544
Class A Common Stock subject to possible redemption at December 31, 2021	281,520,000
Re-measurement of carrying value to redemption value	2,929,019
Class A Common Stock subject to possible redemption at December 31, 2022	$284,449,019
NOTE 10 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31,2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in the Trust Account	1	$285,581,779	$281,521,183
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 11 — TAXES
The Company’s net deferred tax asset (liability) is as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating losses	$—	$127,274
Start-up costs	365,419	47,076
Total deferred tax assets	365,419	174,350
Valuation Allowance	(365,419)	(174,350)
Deferred tax asset, net of allowance	—	—
Deferred tax liabilities:
Accrued investment income	(317,423)	—
Total deferred tax liabilities	(317,423)	—
Deferred tax liability, net	$(317,423)	$—
Below is breakdown of the income tax provision.
	For the Year Ended December 31, 2022	For the Period From March 16, 2021 (Inception) Through December 31, 2021
Federal
Current	$455,836	$—
Deferred	126,354	(174,350)
State and local
Current	—	—
Deferred	—	—
Change in valuation allowance	191,069	174,350
Income tax provision	$773,259	$—
As of December 31, 2022 and December 31, 2021, the Company had $0 and $606,065, respectively, of U.S. federal operating loss carryovers that do not expire and are available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and December 31, 2021, the change in the valuation allowance was $191,069 and $174,350.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	For the Year Ended December 31, 2022	For the Period From March 16, 2021 (Inception) Through December 31, 2021
U.S. federal statutory rate	21.0%	21.0%
NOL true up	4.0%	—
Valuation allowance	8.3%	(21.0)%
Income tax provision	33.3%	—
The effective tax rate differs from the statutory tax rate of (21)% for the year ended December 31, 2022 and year ended December 31, 2021, due to the valuation allowance recorded on the Company’s start-up costs in 2022 and due to the valuation allowance recorded on the Company’s start up costs and net operating losses in 2021. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.
NOTE 12 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by Volato Group) that we may incur in connection with the securities being registered here.
SEC registration fee	$12,012
Legal fees and expenses	60,000
Accounting fees and expenses	40,000
Miscellaneous	5,000
Total	$117,012
Item 14.	Indemnification of Directors and Officers.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit, or where the action is by or in the right of the corporation. Our Certificate of Incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted in respect of any claim as to which the person has been adjudged to be liable to the corporation unless the applicable court determines that the person is, nonetheless, fairly and reasonably entitled to indemnity for such expenses which such court deems proper.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and the NEOs. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our directors and the NEOs against certain liabilities that may arise by reason of their status or service as directors or executive officers, to the fullest extent permitted by law.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation and Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify or advance expenses to a director or officer in respect of a proceeding (or part thereof) initiated by such director or officer, unless such proceeding (or part thereof) was authorized by the Board.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such director has notice of the unlawful acts.
We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage Stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our Stockholders. Furthermore, a Stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Certain of our non-employee directors may, through their relationships with their respective employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.
Item 15.	Recent Sales of Unregistered Securities.
There have been no recent sales of unregistered securities.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
Exhibit No.	Description
2.1
Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

3.1
Second Amended and Restated Certificate of Incorporation of Volato Group, Inc. (included as Annex B to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

3.2
Second Amended and Restated Bylaws of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.5 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

4.1	Specimen Class A Common Stock Certificate of Volato Group, Inc (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

4.2	Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit the Company’s Registration Statement on Form S-l (File No. 333-261015), filed with the SEC on November 12, 2021).

4.3
Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of December 17, 2020 (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41104), filed with the SEC on December 6, 2021).

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

Exhibit No.	Description
10.1#
Volato Group, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-8 (File No. 333-276874), filed with the Securities and Exchange Commission on February 5, 2024).

10.2#
Volato, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-8 (File No. 333-276874), filed with the Securities and Exchange Commission on February 5, 2024).

10.3#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Nicholas Cooper (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.4#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Steven Drucker (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.5#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Mark Heinen (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.6#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Matthew Liotta (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.7#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Michael Prachar (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.8#
Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Keith Rabin (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.9
Form of Amended and Restated Registration Rights Agreement, dated December 1, 2023, by and among PROOF Acquisition Corp I, PROOF Acquisition Sponsor I, LLC and certain other securities holders named therein (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.10
Form of Lock-up Agreement ((incorporated by reference to Exhibit 10.13 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

10.11
Amendment to Letter Agreement, dated November 30, 2023, by and between PROOF Acquisition Corp I and LSH Partners Securities LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.12
Amendment to Letter Agreement, dated December 1, 2023, by and among BTIG, LLC and Volato, Inc (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.13
Amendment to Letter of Advisory Engagement, dated as of December 1, 2023, by and between Volato, Inc. and Roth Capital Partners, LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.14
Pre-Delivery Payment Agreement, dated effective as of October 5, 2022, by and between Volato, Inc. and SAC Leasing V280, LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

Exhibit No.	Description
10.15
Form of Employee Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).

21.1	List of Subsidiaries (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

23.1	Consent of Marcum LLP.

23.2	Consent of Rose Snyder Jacobs, LLP

23.3*	Consent of Womble Bond Dickinson (US) LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

101.INS	XBRL Instance Document-this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table.
#	Indicates management contract or compensatory plan or arrangement.
*	Previously filed.
(b)
Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.	Undertakings.
We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the Common Stock being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining our liability under the Securities Act to any purchaser in the initial distribution of the Common Stock, we undertake that in a primary offering of the Common Stock pursuant to this Registration Statement, regardless of the underwriting method used to sell the Common Stock to the purchaser, if the Common Stock is offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell the Common Stock to such purchaser:

(i)	Any preliminary prospectus or prospectus of us relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of us or used or referred to by us;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about us or the Common Stock provided by or on behalf of us; and
(iv)	Any other communication that is an offer in the offering made by us to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chamblee, Georgia, on February 9, 2024.
VOLATO GROUP, INC.
By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
Matthew Liota	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2024
Matthew Liotta

Mark Heinen	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2024
Mark Heinen

*	Director	February 9, 2024
Katherine Arris-Wilson

*	Director	February 9, 2024
Dana Born

*	Chief Commercial Officer and Director	February 9, 2024
Nicholas Cooper

*	Director	February 9, 2024
Joan Sullivan Garrett

*	Director	February 9, 2024
Peter Mirabello

*	Director	February 9, 2024
Michael Nichols
*By:	/s/Matthew Liotta
Name:	Matthew Liotta
Title:	Attorney-in-Fact